Commission File Number:  30-246



                     SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C. 20549-1004



                                  FORM U5S

                                ANNUAL REPORT

                       FOR THE YEAR ENDED DECEMBER 31, 1998



    Filed pursuant to the Public Utility Holding Company Act of 1935 by


                             NORTHEAST UTILITIES


    174 Brush Hill Avenue, West Springfield, Massachusetts 01090-0010

                            (Corporate Address)

                 Selden Street, Berlin, Connecticut 06037-1616

                           (Principal Headquarters)






                              NORTHEAST UTILITIES

                            FORM U5S ANNUAL REPORT

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                TABLE OF CONTENTS



Item                                                          Page

1.      System Companies and Investments Therein                2

2.      Acquisitions or Sales of Utility Assets                 7

3.      Issue, Sale, Pledge, Guarantee or Assumption
        of System Securities                                    7

4.      Acquisition, Redemption or Retirement of
        System Securities                                       8

5.      Investments in Securities of Nonsystem Companies       10

6.      Officers and Directors                                 11

7.      Contributions and Public Relations                     40

8.      Service, Sales and Construction Contracts              40

9.      Wholesale Generators and Foreign Utility Companies     42

10.     Financial Statements and Exhibits                      44

                Report of Independent Public Accountants      F-1

                Signature                                     F-2




ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1998

Name of Company                        No. of Common          % of
Name of Owner                          Shares Owned       Voting Power

Northeast Utilities (NU) (1)

Name of Issuer

The Connecticut Light and
Power Company (CL&P) (2)(3)*             12,222,930           100%

Public Service Company of
New Hampshire (PSNH) (2)(3)*                  1,000           100

Western Massachusetts
Electric Company (WMECO) (2)(3)*           1,072,471          100

North Atlantic Energy
Corporation (NAEC) (3)                        1,000           100

Holyoke Water Power
Company (HWP) (3)*                          480,000           100

Northeast Utilities Service
Company (NUSCO) (4)                               1           100

Northeast Nuclear Energy
Company (NNECO) (5)                           1,500           100

North Atlantic Energy Service
Corporation (NAESCO) (6)                      1,000           100

The Rocky River Realty
Company (RRR) (7)                               100           100

The Quinnehtuk Company (7)                    3,500           100

Charter Oak Energy, Inc. (COE) (8)*             100           100

HEC Inc. (9)*                                   100           100

Select Energy, Inc.  (10)                       100           100

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1998 (Continued)

Name of Company                               Issuer       Owner's
Name of Owner                               Book Value    Book Value
                                              (000's)       (000's)
Northeast Utilities (NU) (1)

Name of Issuer

The Connecticut Light and
Power Company (CL&P) (2)(3)*                 $996,871       $996,871

Public Service Company of
New Hampshire (PSNH) (2) (3)*                 678,167        678,167

Western Massachusetts
Electric Company (WMECO) (2) (3) *            224,396        224,396

North Atlantic Energy
Corporation (NAEC) (3)                        204,196        204,196

Holyoke Water Power
Company (HWP) (3)*                             21,987         21,987

Northeast Utilities Service
Company (NUSCO) (4)                                 1              1

Northeast Nuclear Energy
Company (NNECO) (5)                            16,167         16,167

North Atlantic Energy Service
Corporation (NAESCO) (6)                           12             12

The Rocky River Realty
Company (RRR) (7)                                 684            684

The Quinnehtuk Company (7)                     (2,222)        (2,222)

Charter Oak Energy, Inc. (COE) (8)*             9,540          9,540

HEC Inc. (9)*                                   3,437          3,437

Select Energy, Inc.  (10)                       4,797          4,797

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1998 (Continued)

Name of Company                             No. of Common       % of
Name of Owner                               Shares Owned     Voting Power

Northeast Utilities (NU) (1)

Name of Issuer

Mode 1 Communications, Inc.
(Mode 1) (12)(13)                               100             100

Name of Owner

The Connecticut Light and Power
Company (2)(3)***

Name of Issuer

Research Park, Incorporated                      50             100

CL&P Capital, L.P.                               -              100

The City and Suburban Electric
and Gas Company**                               100             100

Electric Power, Incorporated**                  100             100

The Connecticut Transmission Corporation**      200             100

The Connecticut Steam Company**                  10             100

The Nutmeg Power Company**                       60             100

CL&P Receivables Corporation (CRC) (11)         100             100

Name of Owner

Western Massachusetts Electric Company(2)(3)

Name of Issuer

WMECO Receivables Corporation (WRC) (11)        100             100

Name of Owner

Public Service Company of New Hampshire (2)(3)

Name of Issuer

Properties, Inc. (7)                            200             100

New Hampshire Electric Company**                  1             100

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1998 (Continued)

Name of Company                                Issuer         Owner's
Name of Owner                                Book Value      Book Value
                                              (000's)         (000's)

Northeast Utilities (NU) (1)

Name of Issuer

Mode 1 Communications, Inc. (Mode 1) (12)     12,463          12,463

Name of Owner

The Connecticut Light and Power
Company (2)(3)***

Name of Issuer

Research Park, Incorporated                       56              56

CL&P Capital, L.P.                             3,100           3,100

The City and Suburban Electric
and Gas Company**                                  1               1

Electric Power, Incorporated**                     1               1
--Noninterest Bearing Advance                      1               1

The Connecticut Transmission Corporation**         5               5

The Connecticut Steam Company**                    1               1

The Nutmeg Power Company**                         2               2

CL&P Receivables Corporation (CRC) (11)      147,286         147,286

Name of Owner

Western Massachusetts Electric Company(2)(3)

Name of Issuer

WMECO Receivables Corporation (WRC) (11)      13,783          13,783

Name of Owner

Public Service Company of New Hampshire (2)(3)

Name of Issuer

Properties, Inc. (7)                           2,572           2,572
--Interest Bearing Advance                     3,912           3,912

New Hampshire Electric Company**                   1               1

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1998 (Continued)

Name of Company                            No. of Common       % of
Name of Owner                              Shares Owned     Voting Power

Holyoke Water Power Company (3)

Name of Issuer

Holyoke Power and Electric Company             4,850           100
-- Variable rate demand rates

Name of Owner

Charter Oak Energy, Inc. (8)

Name of Issuer

COE Development Corporation                      100           100

COE Argentina I Corp. (8)                        100           100

COE Argentina II Corp.                           100           100

COE Ave Fenix Corporation                        100           100

COE Tejona Corporation (8)                        -             -

Name of Owner

HEC Inc. (9)

Name of Issuer

HEC International Corporation                    100           100

HEC Energy Consulting Canada, Inc.               100           100

Southwest HEC Energy Services L.L.C.              -             50

Name of Company                                 Issuer        Owner's
Name of Owner                                 Book Value     Book Value
                                                (000's)       (000's)
Holyoke Water Power Company (3)

Name of Issuer

Holyoke Power and Electric Company                332           332
-- Variable rate demand notes                     424           424

Name of Owner

Charter Oak Energy, Inc. (8)

Name of Issuer

COE Development Corporation                     3,055         3,055

COE Argentina I Corp. (8)                        -             -

COE Argentina II Corp.                          1,179         1,179

COE Ave Fenix Corporation                      (1,256)       (1,256)

COE Tejona Corporation (8)                       -             -

Name of Owner

HEC Inc. (9)

Name of Issuer

HEC International Corporation                       4             4

HEC Energy Consulting Canada, Inc.                  9             9

Southwest HEC Energy Services L.L.C.             (333)         (333)


   *Consolidated.
  **Inactive.
***Exempt holding company - see Commission Release Nos. 13048 and 14947.




ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF
         DECEMBER 31, 1998 (Continued)

(1) For information about NU's investment in the hydro-transmission companies, see Note A to Item 1.

(2) For information regarding CL&P's, PSNH's, and WMECO's investment in regional nuclear generating companies, see Note A to Item 1.

(3)  Electric utility operating subsidiary.

(4) Service company which provides support services for the NU system companies.

(5) Agent for the NU system companies and other New England utilities in operating the Millstone nuclear generating facilities.

(6) Agent for the joint owners in operating the Seabrook 1 nuclear generating facility.

(7) Subsidiary which constructs, acquires, or leases some of the property and facilities used by one or more of the system companies.

(8) Directly and through its subsidiaries, COE develops and invests in cogeneration, small power production, and other forms of nonutility generation and in exempt wholesale generators and foreign utility companies, as permitted under the Energy Policy Act of 1992. On
     March 25, 1997, the NU Board of Trustees approved the offering for the sale of COE. The COE Tejona Corporation subsidiary had been sold effective May 5, 1998 and the COE Argentina I Corporation was dissolved on June 30, 1998.

(9) Directly and through its subsidiaries, HEC Inc. provides energy management, demand-side management, and related consulting services for commercial, industrial, and institutional electric companies and electric utility companies.

(10) Select Energy, Inc., a Connecticut corporation, commenced operations in October 1996. The corporation engages in the brokering, marketing, transportation, storage and sale of energy commodities at wholesale in designated geographic areas, and in the brokering and marketing of electricity to retail customers participating in various pilot programs.

(11) In 1996, CL&P and WMECO entered into agreements under which each system company may sell from time to time, up to $200 million and $40 million, respectively, of eligible accounts receivable and accrued utility revenues. During 1997, CL&P and WMECO restructured their respective agreements to comply with the Financial Accounting Standards Board's Statement of Financial Accounting Standard's No. 125, which required, in part, the creation of CRC and WRC. CRC's and WRC's sole purpose is to purchase receivables from CL&P and WMECO, respectively, and periodically resell individual undivided interests in those receivables to third party purchasers.

12) In June 1996, Mode 1 Communications, Inc., a Connecticut corporation, was formed for the purpose of investing in FiveCom LLC, its affiliate NECOM LLC and/or other affiliates for the construction of the New England Optical Network, a fiber-optic communications network to run throughout New England, and to participate in other associated transactions. For further information on Mode 1, see Note 4 on Item 5 of this Form U5S.

(13) On January 4, 1999, NU formed NU Enterprises, Inc. (NUEI), a direct subsidiary of NU and holding company for the NU system's unregulated, competitive companies. NUEI in turn the same day formed Northeast Generation Company (NGC) and Northeast Generation Services (NGS) and acquired the stock of NU's existing unregulated companies, Select Energy, Inc., HEC Inc., and Mode 1 Communications, Inc.



[CAPTION]

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1998 (Continued)

Note A: The following are CL&P's, PSNH's, and WMECO's total investments in regional nuclear generating companies and Northeast Utilities' investments in New England Hydro-
        Transmission Electric Company, Inc. and New England Hydro-Transmission Corporation:


                                                           Number Of       % of      Carrying Value
Name of Owner   Name of Issuer                           Common Shares  Voting Power   to Owners
                                                                                        (000's)
The Connecticut Light and Power Company:

                Connecticut Yankee Atomic Power Co. (b)     120,750       34.5%         $36,254
                Maine Yankee Atomic Power Co. (b)            60,000       12.0           10,400
                Vermont Yankee Nuclear Power Corp.           37,242        9.5            5,463
                Yankee Atomic Electric Co. (b)               37,583       24.5            4,881

Public Service Company of New Hampshire:

                Connecticut Yankee Atomic Power Co. (b)      17,500        5.0            5,457
                Maine Yankee Atomic Power Co. (b)            25,000        5.0            4,313
                Vermont Yankee Nuclear Power Corp.           15,681        4.0            2,227
                Yankee Atomic Electric Co. (b)               10,738        7.0            1,356

Western Massachusetts Electric Company:

                Connecticut Yankee Atomic Power Co. (b)      33,250        9.5            9,974
                Maine Yankee Atomic Power Co. (b)            15,000        3.0            2,629
                Vermont Yankee Nuclear Power Corp.            9,800        2.5            1,442
                Yankee Atomic Electric Co. (b)               10,738        7.0            1,395

Total System Investment:

                Connecticut Yankee Atomic Power Co. (b)     171,500        49.0          51,685
                Maine Yankee Atomic Power Co. (b)           100,000        20.0          17,342
                Vermont Yankee Nuclear Power Corp.           62,723        16.0           9,132
                Yankee Atomic Electric Co. (b)               59,059        38.5           7,632

Northeast Utilities:

                New England Hydro-Transmission
                Electric Company, Inc.                      906,324        22.66         11,569

                New England Hydro-Transmission Corp.          4,871        22.66          6,123


(b) Yankee Atomic Electric Co.'s, Connecticut Yankee Atomic Power Co.'s, and Maine
    Yankee Atomic Power Co.'s nuclear power plants were shut down permanently on February 26, 1992, December 4, 1996, and August 6, 1997, respectively.




ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

        No items to be reported for 1998.

        On January 22, 1999, WMECO signed an agreement to sell 290 MW of fossil and hydroelectric generation assets to Consolidated Edison Energy, Inc. of New York. The sale is expected to occur during 1999.

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

        Descriptions of transactions involving the issue, sale, pledge, guarantee or assumption of system securities, including short-term borrowings, have been filed pursuant to Rule 24, with the exception of certain NU guarantees incident to the procurement of surety bonds and the issue of certain securities, as described below.

        In the ordinary course of their business, the NU subsidiary companies are required to provide surety or performance bonds. From time to time, NU guarantees the payment of such a bond by its subsidiary through the indemnification of the surety company or agency which has agreed to provide the bond. NU's guarantee of these surety bonds is exempt from the provisions of Section 12(b) of the Public Utility Holding Company Act of 1935, pursuant to Rule 45(b)(6) thereunder.
        As of December 31, 1998, NU had $53,310,000 of such guarantees outstanding, which was the highest amount outstanding during 1998.

        In addition, information relating to the following issuances has been filed on Form U-6B-2 in accordance with Rule 52:

        1. Issuance on May 8, 1998 by The Connecticut Light and Power Company (CL&P) of $72,900,000 aggregate principal amount of First and Refunding Mortgage Bonds, 1998 Series A, to secure CL&P's obligations under a Lease Agreement relating to the Niantic Bay Fuel Trust.

        2. Issuance on May 8, 1998 by Western Massachusetts Electric Company (WMECO) of $90,000,000 aggregate principal amount of First Mortgage Bonds, 1998 Series A, to secure WMECO's obligations under a Lease Agreement relating to the Niantic Bay Fuel Trust.

        3. Issuance by Public Service Company of New Hampshire (PSNH), in an integrated transaction on May 1, 1998 involving (i) issuance of a $75 million revolving credit facility secured by first mortgage bond and accounts receivable security, (ii) the issuance of $75,000,000 aggregate principal amount of the Company's First Mortgage Bonds, 1998 Series H to secure the revolving credit facility, (iii) amendment and extension of Letters of Credit
           (LOC) supporting its Series D and E taxable pollution control revenue bonds and related Letters of Credit and Reimbursement Agreements, (iv) conversion of Series D and E tax-exempt pollution control revenue bonds from flexible to fixed rate mode.

        4. Issuance by Connecticut Yankee Atomic Power Company (CY) of up to $90,000,000 aggregate principal amount of secured short term notes pursuant to a Credit Agreement between CY and a group of lenders, dated as of March 7, 1997.

        5. Issuance by CY of $30,000,000 aggregate principal amount of secured notes pursuant to a Term Loan Agreement between CY and Toronto Dominion (Texas), Inc., dated as of August 22, 1997.



[CAPTION]

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (1)

                                               Amounts Acquired               Amounts Retired/Debt Repayment
                                       Number of Shares                      Number of Shares
Name and Issuer and Title of Issue    or Principal Amount   Consideration   or Principal Amount   Consideration
The Connecticut Light and
Power Company

     First Mortgage Bonds -

          7.25% Series VV                $ 25,000,000      $ 25,000,000        $ 25,000,000        $ 25,000,000
          6.50% Series T                 $ 20,000,000      $ 20,000,000        $ 20,000,000        $ 20,000,000
                                         $ 45,000,000      $ 45,000,000        $ 45,000,000        $ 45,000,000

Other Notes/Agreements - (2)

          Other                          $      5,710      $      5,710        $      5,710        $      5,710
                                         $      5,710      $      5,710        $      5,710        $      5,710

Western Massachusetts
Electric Company

     First Mortgage Bonds -

          Series G - 6.75%               $  9,800,000      $  9,800,000        $  9,800,000        $  9,800,000

Public Service Company
of New Hampshire

          9.17% Series B                 $170,000,000      $170,000,000        $170,000,000        $170,000,000


[CAPTION]

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (1) (Continued)

                                                    Amounts Acquired             Amounts Retired/Debt Repayment
                                          Number of Shares                      Number of Shares
Name and Issuer and Title of Issue       or Principal Amount   Consideration   or Principal Amount  Consideration

NU Parent

        8.58%   Series A Note              $11,000,000         $11,000,000         $11,000,000       $11,000,000
        8.38%   Series B Note                6,000,000           6,000,000           6,000,000         6,000,000
                                           $17,000,000         $17,000,000         $17,000,000       $17,000,000

The Rocky River Realty Company

   Other Notes/Agreements -

        7.875% Installment Note (2)        $   840,000         $   840,000         $   840,000       $   840,000
        Variable Rate Mortgage Note (3)         69,679              69,679              69,679            69,679
        8.81%  Series A Note (3)               828,668             828,668             828,668           828,668
                                           $ 1,738,347         $ 1,738,347         $ 1,738,347       $ 1,738,347

Northeast Nuclear Energy Company

   Other Notes/Agreements -

       7.67% Senior Notes                  $ 6,011,110         $ 6,011,110         $  6,011,110      $ 6,011,110

North Atlantic Energy Corporation

   First Mortgage Bonds -

       9.05%   Series A                    $20,000,000         $20,000,000         $20,000,000       $20,000,000

(1) For acquisitions, redemptions, or retirements of system securities, other than preferred stock, all transactions exempt pursuant to Rule 42(b)(2) or (4).

(2) Unsecured.

(3) Secured.





[CAPTION]


ITEM 5. INVESTMENTS INSECURITIES OF NONSYSTEM COMPANIES

                                                     Security          Number Of
Name of Owner                 Name of Issuer         Owned (1)          Shares
Western Massachusetts         Massachusetts Mutual
Electric Company              Life Insurance         Note                   -

Public Service Company        Amoskeag Industries,
of New Hampshire              Inc.                   Stock                 1,000

Northeast Utilities (Parent)  Connecticut Seed       Limited Partner-
                              Ventures, Ltd.         ship Interest          -

8 Subsidiaries (2)            Various                Stock, Debentures,
                                                     and Notes              -

COE Ave Fenix Corp.           Ave Fenix, S.A.        Stock                  -

COE Tejona Corp. (3)          Plantas Eolicas S.A.   Stock                  -
                                                     Stock                  -

Mode 1 Communications,        NorthEast Optic
  Inc. (4)                    Network, Inc.          Stock             4,774,038






ITEM 5. INVESTMENTS INSECURITIES OF NONSYSTEM COMPANIES (Continued)

                                                          % of          Carrying
Name of Owner                 Name of Issuer          Voting Power  Value to Owners
                                                                        (000's)
Western Massachusetts         Massachusetts Mutual
Electric Company              Life Insurance               -            $   190

Public Service Company        Amoskeag Industries,
of New Hampshire              Inc.                         -            $   100

Northeast Utilities (Parent)  Connecticut Seed
                              Ventures, Ltd.               -            $    67

8 Subsidiaries (2)            Various
                                                           -            $   300

COE Ave Fenix Corp.           Ave Fenix, S.A.              -            $ 2,496

COE Tejona Corp. (3)          Plantas Eolicas S.A.         -            $   -
                                                           -            $   -

Mode 1 Communications,        NorthEast Optic
  Inc. (4)                    Network, Inc.              29.7%          $13,838


(1) Recorded at cost on owners' books. Partnership interests are accounted for under the equity method of accounting.

(2) The Connecticut Light and Power Company, Western Massachusetts Electric
    Company, Holyoke Water Power Company, The Quinnehtuk Company, Northeast
    Utilities Service Company, Northeast Utilities (Parent), Public Service
    Company of New Hampshire, and Rocky River Realty Company.

(3) As of December 1, 1998, the NU system companies' investments in COE Tejona
    Corp. had been sold. For further information, refer to Note 8, Item 1 of this Form U5S.

(4) Mode 1 Communications, Inc., is a wholly owned subsidiary of NU.  In July
    1998, Mode 1's equity investments, FiveCom LLC and NECOM LLC, reorganized along with other related companies to form a new company, NorthEast Optic
    Network, Inc. (NEON). Mode 1's ownership interest of 40.78 percent in the new company was equal to its combined ownership interest in FiveCom
    LLC and NECOM LLC. In August 1998, NEON issued 4,000,000 new common shares on the open market in an initial public offering.







ITEM 6.   OFFICERS AND DIRECTORS

Part I.   As of December 31, 1998

1. The following is a list of the names and principal business addresses of the individuals who are Trustees of Northeast
          Utilities (NU), but who are not officers or directors of any other
          NU system company. The names of the officers and directors of system companies appear in Section 2 below.

          Cotton Mather Cleveland          William J. Pape II
          Mather Associates                American-Republican, Inc.
          123 Main Street                  P.O. Box 2090
          P.O. Box 935                     398 Meadow Street
          New London, NH  03257            Waterbury, CT  06722-2090

          Mr. William F. Conway            Robert E. Patricelli
          c/o Northeast Utilities          Women's Health USA, Inc.
          P.O. Box 270                     22 Waterville Road
          Hartford, CT 06141-0270          Avon, CT  06001

          E. Gail de Planque, Ph.D         John F. Swope
          c/o Northeast Utilities          c/o Northeast Utilities
          P.O. Box 270                     P. O. Box 270
          Hartford, CT 06141-0270          Hartford, CT 06141-0270

          Elizabeth T. Kennan              John F. Turner
          c/o Northeast Utilities          The Conservation Fund
          P.O. Box 270                     1800 North Kent Street, Suite 1120
          Hartford, CT  06161-0270         Arlington, VA 22209

2. Following are the names of and positions held by the officers and directors of all system companies (excluding the Trustees of Northeast Utilities who are listed in Section 1 above).

NAMES OF SYSTEM COMPANIES WITH WHICH CONNECTED AS OF DECEMBER 31, 1998



                             NU           City and Suburban        CL&P

Michael G. Morris      CHB, P, CEO, T     CH, P, CEO               CH, D
Bruce D. Kenyon (1)    PN                                          PN, D
Hugh C. MacKenzie (2)  PR                                          P, D
John H. Forsgren       EVP, CFO           EVP, CFO                 EVP, CFO, D
Cheryl W. Grise'       SVP, S, GC         SVP, S, GC, D            SVP, S, GC
Robert G. Abair (3)
David B. Amerine
David H. Boguslawski                                               VP
Michael H. Brothers
Gregory B. Butler
John T. Carlin
Bruce L. Drawbridge (4)
Stephen J. Fabiani
Barry Ilberman
John B. Keane                             D                        VP
Mary Jo Keating
Robert J. Kost                                                     VP
Kerry J. Kuhlman (5)
Keith R. Marvin
David R. McHale        VP, TRS            VP, TRS                  VP, TRS
William J. Nadeau                                                  VP
Raymond P. Necci
John W. Noyes
Leon J. Olivier
Rodney O. Powell                                                   VP
John J. Roman          VP, C              VP, C                    VP, C
Frank C. Rothen
Frank P. Sabatino (6)
Gary D. Simon
John P. Stack
Lisa J. Thibdaue                                                   VP
Richard L. Tower                                                   VP
Dennis E. Welch                                                    VP
Roger C. Zaklukiewicz                                              VP
Theresa H. Allsop                         D
Thomas V. Foley
Patricia A. Wood
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (7)
Gerald Letendre (8)
Jane E. Newman (9)
A. John Stremlaw (10)
Alicia Burke (11)
Susan M. Burdick-Brennan (12)

                          CL&P
                       Capital (13)       COE                      COE Argen II

Michael G. Morris                         CH, P, CEO, D            CH, P, CEO, D
Bruce D. Kenyon (1)
Hugh C. MacKenzie (2)
John H. Forsgren                          EVP, CFO, D              EVP, CFO, D
Cheryl W. Grise'                          SVP, S, GC               SVP, S, GC
Robert G. Abair (3)
David B. Amerine
David H. Boguslawski
Michael H. Brothers
Gregory B. Butler
John T. Carlin
Bruce L. Drawbridge (4)
Stephen J. Fabiani
Barry Ilberman
John B. Keane
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman (5)
Keith R. Marvin
David R. McHale                           VP, TRS, D               VP, TRS, D
William J. Nadeau
Raymond P. Necci
John W. Noyes
Leon J. Olivier
Rodney O. Powell
John J. Roman                             VP, C
Frank C. Rothen
Frank P. Sabatino (6)
Gary D. Simon
John P. Stack
Lisa J. Thibdaue
Richard L. Tower
Dennis E. Welch
Roger C. Zaklukiewicz
Theresa H. Allsop
Thomas V. Foley
Patricia A. Wood
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (7)
Gerald Letendre (8)
Jane E. Newman (9)
A. John Stremlaw (10)
Alicia Burke (11)
Susan M. Burdick-Brennan (12)



                          COE                                          COE
                       Ave Fenix          COE Develop              Tejona (14)

Michael G. Morris      CH, P, CEO, D      CH, P, CEO, D
Bruce D. Kenyon (1)
Hugh C. MacKenzie (2)
John H. Forsgren       EVP, CFO, D        EVP, CFO, D
Cheryl W. Grise'       SVP, S, GC         SVP, S, GC
Robert G. Abair (3)
David B. Amerine
David H. Boguslawski
Michael H. Brothers
Gregory B. Butler
John T. Carlin
Bruce L. Drawbridge (4)
Stephen J. Fabiani
Barry Ilberman
John B. Keane
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman (5)
Keith R. Marvin
David R. McHale        VP, TRS, D         VP, TRS, D
William J. Nadeau
Raymond P. Necci
John W. Noyes
Leon J. Olivier
Rodney O. Powell
John J. Roman
Frank C. Rothen
Frank P. Sabatino (6)
Gary D. Simon
John P. Stack
Lisa J. Thibdaue
Richard L. Tower
Dennis E. Welch
Roger C. Zaklukiewicz
Theresa H. Allsop
Thomas V. Foley
Patricia A. Wood
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (7)
Gerald Letendre (8)
Jane E. Newman (9)
A. John Stremlaw (10)
Alicia Burke (11)
Susan M. Burdick-Brennan (12)


                       Conn Steam         Conn Trans               CRC

Michael G. Morris      CH, P, CEO         CH, P, CEO               P, CEO, D
Bruce D. Kenyon (1)
Hugh C. MacKenzie (2)                                              D
John H. Forsgren       EVP, CFO           EVP, CFO                 EVP, CFO, D
Cheryl W. Grise'       SVP, S, GC, D      SVP, S, GC, D            SVP, S, GC
Robert G. Abair (3)
David B. Amerine
David H. Boguslawski
Michael H. Brothers
Gregory B. Butler
John T. Carlin
Bruce L. Drawbridge (4)
Stephen J. Fabiani
Barry Ilberman
John B. Keane          D                  D
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman (5)
Keith R. Marvin
David R. McHale        VP, TRS            VP, TRS                  VP, TRS
William J. Nadeau
Raymond P. Necci
John W. Noyes
Leon J. Olivier
Rodney O. Powell
John J. Roman          VP, C              VP, C                    VP, C
Frank C. Rothen
Frank P. Sabatino (6)
Gary D. Simon
John P. Stack
Lisa J. Thibdaue
Richard L. Tower
Dennis E. Welch
Roger C. Zaklukiewicz
Theresa H. Allsop      D                  D
Thomas V. Foley
Patricia A. Wood
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (7)
Gerald Letendre (8)
Jane E. Newman (9)
A. John Stremlaw (10)
Alicia Burke (11)
Susan M. Burdick-Brennan (12)                                      D

                       EPI                HEC                      HEC Canada

Michael G. Morris      CH, P, CEO         CHB, CEO, D              CHB, CEO
Bruce D. Kenyon (1)
Hugh C. MacKenzie (2)
John H. Forsgren       EVP, CFO           CH(E), D                 CAO
Cheryl W. Grise'       SVP, S, GC, D
Robert G. Abair (3)
David B. Amerine
David H. Boguslawski
Michael H. Brothers
Gregory B. Butler
John T. Carlin
Bruce L. Drawbridge (4)
Stephen J. Fabiani
Barry Ilberman
John B. Keane          D
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman (5)
Keith R. Marvin
David R. McHale        VP, TRS
William J. Nadeau
Raymond P. Necci
John W. Noyes
Leon J. Olivier
Rodney O. Powell
John J. Roman          VP, C
Frank C. Rothen
Frank P. Sabatino (6)
Gary D. Simon
John P. Stack
Lisa J. Thibdaue
Richard L. Tower
Dennis E. Welch
Roger C. Zaklukiewicz
Theresa H. Allsop      D
Thomas V. Foley
Patricia A. Wood
H. Donald Burbank*                        VP                       VP
David S. Dayton*                          VP, D                    VP
Linda A. Jensen*                          VP, TRS, CL              VP, TRS, CL
Thomas W. Philbin*                        P, D                     P
James B. Redden*                          VP                       VP
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (7)
Gerald Letendre (8)
Jane E. Newman (9)
A. John Stremlaw (10)                                              D
Alicia Burke (11)
Susan M. Burdick-Brennan (12)

                           HEC               HEC
                      International       Southwest (15)           HP&E

Michael G. Morris     CHB, CEO, D                                  CH, CEO, D
Bruce D. Kenyon (1)
Hugh C. MacKenzie (2)                                              P, D
John H. Forsgren      EVP, CFO, D                                  EVP, CFO, D
Cheryl W. Grise'                                                   SVP, S, GC
Robert G. Abair (3)                                                VP, CAO
David B. Amerine
David H. Boguslawski
Michael H. Brothers
Gregory B. Butler
John T. Carlin
Bruce L. Drawbridge (4)
Stephen J. Fabiani
Barry Ilberman
John B. Keane                                                      VP
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman (5)
Keith R. Marvin
David R. McHale                                                    VP, TRS
William J. Nadeau                                                  VP
Raymond P. Necci
John W. Noyes
Leon J. Olivier
Rodney O. Powell
John J. Roman                                                      VP, C
Frank C. Rothen
Frank P. Sabatino (6)
Gary D. Simon
John P. Stack
Lisa J. Thibdaue
Richard L. Tower
Dennis E. Welch                                                    VP
Roger C. Zaklukiewicz                                              VP
Theresa H. Allsop
Thomas V. Foley                                                    C
Patricia A. Wood
H. Donald Burbank*     VP
David S. Dayton*       VP, D
Linda A. Jensen*       VP, TRS, CL
Thomas W. Philbin*     P, D
James B. Redden*       VP
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (7)
Gerald Letendre (8)
Jane E. Newman (9)
A. John Stremlaw (10)
Alicia Burke (11)
Susan M. Burdick-Brennan (12)


                      HWP                 Mode 1                   NAEC

Michael G. Morris     CH, CEO, D          P, CEO, D                CH, D
Bruce D. Kenyon (1)                                                P, CEO, D
Hugh C. MacKenzie (2) P, D
John H. Forsgren      EVP, CFO, D         EVP, CFO, D              EVP, CFO, D
Cheryl W. Grise'      SVP, S, GC          SVP, S, GC               SVP, S, GC
Robert G. Abair (3)   VP, CAO
David B. Amerine
David H. Boguslawski
Michael H. Brothers
Gregory B. Butler
John T. Carlin
Bruce L. Drawbridge (4)
Stephen J. Fabiani
Barry Ilberman
John B. Keane          VP                                          VP
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman (5)
Keith R. Marvin
David R. McHale        VP, TRS            VP, TRS, D               VP, TRS
William J. Nadeau      VP
Raymond P. Necci
John W. Noyes                             VP
Leon J. Olivier
Rodney O. Powell
John J. Roman          VP, C              VP, C                    VP, C
Frank C. Rothen
Frank P. Sabatino (6)
Gary D. Simon
John P. Stack
Lisa J. Thibdaue
Richard L. Tower
Dennis E. Welch       VP                                           VP
Roger C. Zaklukiewicz VP
Theresa H. Allsop
Thomas V. Foley       C
Patricia A. Wood
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**                                                EVP, CNO
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (7)
Gerald Letendre (8)
Jane E. Newman (9)
A. John Stremlaw (10)
Alicia Burke (11)
Susan M. Burdick-Brennan (12)


                       NAESCO             NHEC                     NNECO

Michael G. Morris      CH, D              CH, CEO                  CH, D
Bruce D. Kenyon (1)    P, CEO, D                                   P, CEO, D
Hugh C. MacKenzie (2)
John H. Forsgren       EVP, CFO, D                                 EVP, CFO, D
Cheryl W. Grise'       SVP, S, GC                                  SVP, S, GC
Robert G. Abair (3)
David B. Amerine                                                   VP
David H. Boguslawski
Michael H. Brothers                                                VP
Gregory B. Butler
John T. Carlin                                                     VP
Bruce L. Drawbridge (4)  DS
Stephen J. Fabiani
Barry Ilberman
John B. Keane                                                      VP
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman (5)
Keith R. Marvin
David R. McHale        VP, TRS            VP, TRS                  VP, TRS
William J. Nadeau
Raymond P. Necci       VP                                          VP
John W. Noyes
Leon J. Olivier                                                    SVP, CNO
Rodney O. Powell
John J. Roman          VP, C              VP, C                    VP, C
Frank C. Rothen        VP                                          VP
Frank P. Sabatino (6)
Gary D. Simon
John P. Stack
Lisa J. Thibdaue
Richard L. Tower
Dennis E. Welch                                                    VP
Roger C. Zaklukiewicz
Theresa H. Allsop
Thomas V. Foley
Patricia A. Wood
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**    EVP, CNO
William T. Frain, Jr.***                  P, D
Gary A. Long***                           VP, D
Paul E. Ramsey***                         VP, D
Robert A. Bersak***                       S, D
John C. Collins (7)
Gerald Letendre (8)
Jane E. Newman (9)
A. John Stremlaw (10)
Alicia Burke (11)
Susan M. Burdick-Brennan (12)


                                                                   Properties
                       NUSCO             Nutmeg Power                  Inc.


Michael G. Morris      CH, P, CEO, D     CH, P, CEO                CH, CEO, D
Bruce D. Kenyon (1)    PN
Hugh C. MacKenzie (2)  PR
John H. Forsgren       EVP, CFO, D       EVP, CFO                  EVP, CFO, D
Cheryl W. Grise'       SVP, S, GC        SVP, S, GC, D
Robert G. Abair (3)
David B. Amerine       VP
David H. Boguslawski   VP
Michael H. Brothers    VP
Gregory B. Butler      VP
John T. Carlin         VP
Bruce L. Drawbridge (4)
Stephen J. Fabiani     VP
Barry Ilberman         VP
John B. Keane          VP, D              D
Mary Jo Keating        VP
Robert J. Kost
Kerry J. Kuhlman (5)
Keith R. Marvin        VP, CIO
David R. McHale        VP, TRS            VP, TRS                  VP, TRS
William J. Nadeau      VP
Raymond P. Necci       VP
John W. Noyes
Leon J. Olivier        SVP, CNO
Rodney O. Powell
John J. Roman          VP, C              VP, C                    VP, C
Frank C. Rothen        VP
Frank P. Sabatino (6)  VP
Gary D. Simon          SVP
John P. Stack
Lisa J. Thibdaue       VP
Richard L. Tower
Dennis E. Welch        VP
Roger C. Zaklukiewicz  VP
Theresa H. Allsop                         D
Thomas V. Foley
Patricia A. Wood
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*     VP
James B. Redden*
Ted C. Feigenbaum**    EVP
William T. Frain, Jr.***                                           P, D
Gary A. Long***                                                    VP
Paul E. Ramsey***                                                  VP
Robert A. Bersak***                                                S
John C. Collins (7)
Gerald Letendre (8)
Jane E. Newman (9)
A. John Stremlaw (10)
Alicia Burke (11)
Susan M. Burdick-Brennan (12)

                       PSNH               Quinn.                  Research Park

Michael G. Morris      CH, CEO, D         CH, P, CEO, D           CH, P, CEO, D
Bruce D. Kenyon (1)    PN, D
Hugh C. MacKenzie (2)  D                  PR, D                   PR, D
John H. Forsgren       EVP, CFO, D        EVP, CFO, D             EVP, CFO, D
Cheryl W. Grise'       SVP, S, GC         SVP, S, GC              SVP, S, GC
Robert G. Abair (3)                       VP, CAO
David B. Amerine
David H. Boguslawski   VP
Michael H. Brothers
Gregory B. Butler
John T. Carlin
Bruce L. Drawbridge (4)
Stephen J. Fabiani
Barry Ilberman
John B. Keane                             VP                       VP
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman (5)
Keith R. Marvin
David R. McHale        VP, TRS            VP, TRS                  VP, TRS
William J. Nadeau      VP
Raymond P. Necci
John W. Noyes
Leon J. Olivier
Rodney O. Powell
John J. Roman          VP, C              VP, C                    VP, C
Frank C. Rothen
Frank P. Sabatino (6)
Gary D. Simon
John P. Stack
Lisa J. Thibdaue       VP
Richard L. Tower
Dennis E. Welch        VP                 VP                       VP
Roger C. Zaklukiewicz                     VP                       VP
Theresa H. Allsop
Thomas V. Foley
Patricia A. Wood                          C
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T.
  Frain, Jr.***        P, COO, D
Gary A. Long***        VP
Paul E. Ramsey***      VP
Robert A. Bersak***
John C. Collins (7)    D
Gerald Letendre (8)    D
Jane E. Newman (9)     D
A. John Stremlaw (10)
Alicia Burke (11)
Susan M. Burdick-Brennan (12)


                      RRR                 Select                   WMECO

Michael G. Morris     CH, P, CEO, D       CH, P, CEO, D            CH, D
Bruce D. Kenyon (1)                                                PN, D
Hugh C. MacKenzie (2) PR, D                                        P, D
John H. Forsgren      EVP, CFO, D         EVP, CFO, D              EVP, CFO, D
Cheryl W. Grise'      SVP, S, GC          SVP, S, GC               SVP, S, GC
Robert G. Abair (3)                                                VP, CAO
David B. Amerine
David H. Boguslawski                                               VP
Michael H. Brothers
Gregory B. Butler
John T. Carlin
Bruce L. Drawbridge (4)
Stephen J. Fabiani                        VP, D
Barry Ilberman
John B. Keane         VP                                           VP
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman (5)                                               VP
Keith R. Marvin
David R. McHale       VP, TRS             VP, TRS                  VP, TRS
William J. Nadeau                                                  VP
Raymond P. Necci
John W. Noyes
Leon J. Olivier
Rodney O. Powell
John J. Roman         VP, C                                        VP, C
Frank C. Rothen
Frank P. Sabatino (6)                     VP
Gary D. Simon
John P. Stack
Lisa J. Thibdaue                                                   VP
Richard L. Tower
Dennis E. Welch       VP                                           VP
Roger C. Zaklukiewicz VP                                           VP
Theresa H. Allsop
Thomas V. Foley
Patricia A. Wood                                                   C
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*                        VP, D
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (7)
Gerald Letendre (8)
Jane E. Newman (9)
A. John Stremlaw (10)
Alicia Burke (11)
Susan M. Burdick-Brennan (12)


                                WRC

Michael G. Morris               P, CEO, D
Bruce D. Kenyon (1)
Hugh C. MacKenzie (2)           D
John H. Forsgren                EVP, CFO, D
Cheryl W. Grise'                SVP, S, GC
Robert G. Abair (3)
David B. Amerine
David H. Boguslawski
Michael H. Brothers
Gregory B. Butler
John T. Carlin
Bruce L. Drawbridge (4)
Stephen J. Fabiani
Barry Ilberman
John B. Keane
Mary Jo Keating
Robert J. Kost
Kerry J. Kuhlman (5)
Keith R. Marvin
David R. McHale                 VP, TRS
William J. Nadeau
Raymond P. Necci
John W. Noyes
Leon J. Olivier
Rodney O. Powell
John J. Roman                   VP, C
Frank C. Rothen
Frank P. Sabatino (6)
Gary D. Simon
John P. Stack
Lisa J. Thibdaue
Richard L. Tower
Dennis E. Welch
Roger C. Zaklukiewicz
Theresa H. Allsop
Thomas V. Foley
Patricia A. Wood
H. Donald Burbank*
David S. Dayton*
Linda A. Jensen*
Thomas W. Philbin*
James B. Redden*
Ted C. Feigenbaum**
William T. Frain, Jr.***
Gary A. Long***
Paul E. Ramsey***
Robert A. Bersak***
John C. Collins (7)
Gerald Letendre (8)
Jane E. Newman (9)
A. John Stremlaw (10)
Alicia Burke (11)               D
Susan M. Burdick-Brennan (12)   D

The principal business address of the individuals listed above is 107 Selden Street, Berlin, Connecticut 06037-1616, except for those individuals designated by a single asterisk (*), whose principal business address is 24 Prime Parkway, Natick, Massachusetts 01760; a double asterisk (**), whose principal business address is Lafayette Road, Seabrook, New Hampshire 03874; and a triple asterisk (***), whose principal business address is 1000 Elm Street, Manchester, New Hampshire 03101.

(1) Mr. Kenyon resigned as President-Nuclear Group and was elected President-Generation Group of NU, CL&P, NUSCO, PSNH and WMECO, effective
     March 1, 1999.

(2)  Mr. MacKenzie resigned as President of WMECO effective April 1, 1999.

(3)  Mr. Abair resigned from his positions effective April 1, 1999.

(4)  Mr. Drawbridge resigned from his position effective January 15, 1999.

(5) Ms. Kuhlman resigned as Vice President-Customer Operations and was elected a Director and President and Chief Operating Officer of WMECO effective April 1, 1999.

(6) Mr. Sabatino resigned as Vice President-Wholesale Marketing and was elected Senior Vice President-Power Marketing of NUSCO and Select, effective April 4, 1999.

(7) Mr. Collins' principal business address is: The Hitchcock Clinic, One Medical Center Drive, Lebanon, New Hampshire 03756.

(8) Mr. Letendre's principal business address is: Diamond Casting & Machine Co., Inc., P.O. Box 420, Route 130, Hollis, New Hampshire 03049.

(9) Ms. Newman's principal business address is: The Commerce Group, One Harbor Place, Suite 400, Portsmouth, New Hampshire 03801.

(10) Mr. Stremlaw's principal business address is: 242 Simcoe Street, Niagra-on-the-Lake, Ontario Canada, L0S 1J0.

(11) Ms. Burke's principal business address is: AMACAR Group, 6707 Fairview Road, Suite D, Charlotte, North Carolina 28210

(12) Ms. Burdick-Brennan's principal business address is: AMACAR Group, 6707 Fairview Road, Suite D, Charlotte, North Carolina 28210

(13) CL&P Capital is a partnership in which CL&P serves as general partner and NUSCO serves as limited partner.

(14) On May 5, 1998, COE sold all of its issued and outstanding shares of COE Tejona, a wholly-owned subsidiary of COE until such sale.

(15) HEC Southwest is a Delaware limited liability company, formed to be the organizational entity for a joint venture between HEC Inc. and Arizona Public Service Company.

KEY:

AVP     -       Assistant Vice President
C       -       Controller
CAO     -       Chief Administrative Officer
CEO     -       Chief Executive Officer
CFO     -       Chief Financial Officer
CIO     -       Chief Information Officer
CH      -       Chairman
CHB     -       Chairman of the Board
CH(E)   -       Chairman of the Executive Committee
CL      -       Clerk
COMP    -       Comptroller
CNO     -       Chief Nuclear Officer
D       -       Director
DS      -       Director of Services
EVP     -       Executive Vice President
ED      -       Executive Director
GC      -       General Counsel
P       -       President
PG      -       President - Generation Group
PN      -       President - Nuclear Group
PR      -       President - Retail Business Group
S       -       Secretary
SVP     -       Senior Vice President
T       -       Trustee
TRS     -       Treasurer
VP      -       Vice President

NU                  -   Northeast Utilities
City and Suburban   -   The City and Suburban Electric and Gas Company
                        (CL&P Subsidiary)
CL&P                -   The Connecticut Light and Power Company
COE                 -   Charter Oak Energy,Inc.
COE Argen II        -   COE Argentina II Corp. (Charter Oak Energy Subsidiary)
COE Ave Fenix       -   COE Ave Fenix Corporation (Charter Oak Energy
                        Subsidiary)
COE Develop         -   COE Development Corporation (Charter Oak Energy
                        Subsidiary)
COE Tejona          -   COE Tejona Corp. (Charter Oak Energy Subsidiary)
Conn Steam          -   The Connecticut Steam Company (CL&P Subsidiary)
Conn Trans          -   The Connecticut Transmission Corporation (CL&P
                        Subsidiary)
CRC                 -   CL&P Receivables Corporation (CL&P Subsidiary)
EPI                 -   Electric Power, Incorporated (CL&P Subsidiary)
HEC                 -   HEC Inc.
HEC Canada          -   HEC Energy Consulting Canada Inc. (HEC Subsidiary)
HEC International   -   HEC International Corporation (HEC Subsidiary)
HEC Southwest       -   Southwest HEC Energy Services L.L.C.
HP&E                -   Holyoke Power and Electric Company (HWP Subsidiary)
HWP                 -   Holyoke Water Power Company
Mode 1              -   NU/Mode 1 Communications, Inc.
NAEC                -   North Atlantic Energy Corporation
NAESCO              -   North Atlantic Energy Service Corporation
NHEC                -   New Hampshire Electric Company
NNECO               -   Northeast Nuclear Energy Company
NUSCO               -   Northeast Utilities Service Company
Nutmeg Power        -   The Nutmeg Power Company (CL&P Subsidiary)
Properties, Inc.    -   Properties, Inc. (PSNH Subsidiary)
PSNH                -   Public Service Company of New Hampshire
Quinn.              -   The Quinnehtuk Company
Research Park       -   Research Park, Inc. (CL&P Subsidiary)
RRR                 -   The Rocky River Realty Company
Select              -   Select Energy, Inc.
WMECO               -   Western Massachusetts Electric Company
WRC                 -   WMECO Receivables Corporation (WMECO Subsidiary)


Part II. The following is a list of the officers, Directors and Trustees who have financial connections within the provisions of Section 17(c) of the Act.




                             Name and            Position
  Name of                   Location of          Held in        Applicable
  Officer                   Financial            Financial      Exemption
or Director                 Institution         Institution       Rule*

    (1)                           (2)                 (3)           (4)

John C. Collins          Fleet Bank-NH            Director           B
                         Nashua, NH

Thomas V. Foley          Hampden Savings Bank     Trustee            E
                         Springfield, MA

Jane E. Newman           Exeter Trust Company     Director           B
                         Portsmouth, NH




* "A" designates Rule 70(b)(1), (2), (3) and (4);
  "B" designates Rule 70(c)(1) and (2);
  "C" designates Rule 70(d)(1), (2), (3) and (4);
  "D" designates Rule 70(e)(1) and (2);
  "E" designates Rule 70(f)(1) and (2); and



ITEM 6.   OFFICERS AND DIRECTORS (Continued)


Part III. The information provided herein is applicable to all system companies, except as indicated otherwise.

     a.   COMPENSATION OF TRUSTEES, DIRECTORS AND EXECUTIVE OFFICERS

     Compensation of Trustees

     During 1998, each Trustee who was not an employee of Northeast Utilities or its subsidiaries was compensated at an annual rate of $17,000 cash plus 250 common shares of Northeast Utilities, and received $900 for each meeting of the Board or its Committees attended. A non-employee Trustee who participates in a meeting of the Board or any of its Committees by conference telephone receives $675 per meeting. Also, a non-employee Trustee who is asked by either the Board of Trustees or the Chairman of the Board to perform extra services in the interest of the Northeast Utilities system may receive additional compensation of $1,000 per day plus necessary expenses. The Chairs of the Audit, the Compensation, the Corporate Affairs, the Corporate Governance and the Nuclear Committees were compensated at an additional annual rate of $3,500. In addition to the above compensation, Dr. Kennan is paid at the annual rate of $30,000 for the extra services performed as Lead Trustee. The Chair of the Nuclear Committee receives an additional retainer at the rate of $25,000 per year. Dr. de Planque, Chair of the Nuclear Committee, received a $25,000 payment in 1999 for the services provided relative to being Chair of the Nuclear Committee in 1998.

     Effective February 23, 1999, the annual retainer for a Trustee who is not an employee of Northeast Utilities or its subsidiaries was increased to $20,000 cash plus 500 common shares of Northeast Utilities and the $900 meeting fee was increased to $1,000.

     Under the terms of the Northeast Utilities Incentive Plan (Incentive
Plan) adopted by shareholders at the 1998 Annual Meeting, in May 1998, each non-employee Trustee automatically received an annual grant of options to purchase 2,500 common shares of Northeast Utilities. Receipt of shares acquired on exercise of these options may be deferred pursuant to the terms of the Northeast Utilities Deferred Compensation Plan for Trustees.

     In February, 1999, the Incentive Plan was amended to remove the fixed grant of options each year and to allow non-employee Trustees to receive stock-based grants to be specified from time to time. In February, 1999, each non-employee Trustee was granted nonqualified options to purchase 2,500 common shares.

     Prior to the beginning of each calendar year, each non-employee Trustee may irrevocably elect to have all or any portion of the cash compensation paid in the form of common shares of Northeast Utilities. Pursuant to the Northeast Utilities Deferred Compensation Plan for Trustees, each Trustee may also irrevocably elect to defer receipt of some or all cash and/or share compensation.

     Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires Trustees and certain officers of Northeast Utilities and persons who beneficially own more than ten percent of the outstanding common shares of Northeast Utilities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) and the New York Stock Exchange. Based on review of copies of such forms furnished to Northeast Utilities, or written representations that no Form 5 was required, Northeast Utilities believes that for the year ended December 31, 1998, all such reporting requirements were complied with in a timely manner.


[CAPTION]


CL&P, PSNH, WMECO and NAEC                      SUMMARY COMPENSATION TABLE

        The following tables present the cash and non-cash compensation received by the Chief Executive
Officer and the next four highest paid executive officers of CL&P, PSNH, WMECO and NAEC, in accordance with rules of the Securities and Exchange Commission (SEC):






              Annual Compensation                            Long-Term Compensation
                                                                          Awards
                                                                                Securities
                                                       Other      Restricted    Underlying
                                                       Annual       Stock       Options/
                                                      Compensa-    Award(s)        Stock
    Name and                                          tion ($)      ($)        Appreciation
Principal Position      Year   Salary ($)  Bonus ($)  (Note 1)    (Note 2)      Rights (#)

Michael G. Morris       1998    757,692      891,000  134,376     255,261         64,574
Chairman of the
Board, President        1997    258,333    1,350,000     -           -           500,000
and Chief Executive
Officer                 1996       -        -            -           -              -

Bruce D. Kenyon         1998    500,000      300,000     -           -            21,236
President -
Nuclear Group           1997    500,000      300,000     -        306,522        139,745

                        1996    144,231      400,000     -        499,762           -


John H. Forsgren        1998    373,077         -        -           -            73,183
Executive Vice
President and           1997    350,000         -        -        378,787        184,382
Chief Financial
Officer                 1996    305,577         -      62,390      80,380           -

Hugh C. MacKenzie       1998    270,000         -        -           -            15,496
President - Retail
Business Group          1997    270,000         -        -        189,778        142,549

                        1996    264,904         -        -           -              -

Cheryl W. Grise'        1998    209,231         -        -           -            12,916
Senior Vice
President,              1997    200,000         -        -        119,109         89,468
Secretary and
General Counsel         1996    200,000         -        -           -              -
(in CL&P, PSNH and
WMECO tables only)

Ted C. Feigenbaum       1998    260,000       48,750     -         40,961         10,044
Executive Vice
President and           1997    260,000       30,119     -           -              -
Chief Nuclear Officer
of NAEC                 1996    248,858         -        -           -              -
(in NAEC table only)




[CAPTION]


                                Long-Term Compensation
                                        Payouts
                                  Long-Term    All
                                  Incentive   Other
                                  Program     Compen-
    Name and                      Payouts    sation ($)
Principal Position      Year        ($)       (Note 3)

Michael G. Morris       1998         -          4,800
Chairman of the
Board, President        1997         -           -
and Chief Executive
Officer                 1996         -           -

Bruce D. Kenyon         1998         -          4,800
President -
Nuclear Group           1997         -           -

                        1996         -           -


John H. Forsgren        1998         -        104,800
Executive Vice
President and           1997         -         50,000
Chief Financial
Officer                 1996         -           -

Hugh C. MacKenzie       1998      37,652        7,500
President - Retail
Business Group          1997      26,998        4,800

                        1996      19,834        7,500

Cheryl W. Grise'        1998      20,720        6,123
Senior Vice
President,              1997      15,188        4,800
Secretary and
General Counsel         1996      10,937        6,000
(in CL&P, PSNH and
WMECO tables only)

Ted C. Feigenbaum       1998      20,723        7,800
Executive Vice
President and           1997      21,498        4,800
Chief Nuclear Officer
of NAEC                 1996      14,770        7,222
(in NAEC table only)





[CAPTION]

                             OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                      Individual Grants                             Grant Date Value

                       Number of
                      Securities      % of Total
                      Underlying      Options/SARs                                       Grant Date
                     Options/SARs     Granted to        Exercise or                        Present
                      Granted (#)       Employees        Base Price     Expiration        Value ($)
Name                    (Note 4)      in Fiscal Year       ($/sh)          Date           (Note 4)

Michael G. Morris       64,574           8.18%            16.3125        5/12/2008         255,417

Bruce D. Kenyon         21,236           2.69%            16.3125        5/12/2008          84,098

John H. Forsgren        73,183           9.28%            16.3125        5/12/2008         289,599

Hugh C. MacKenzie       15,496           1.96%            16.3125        5/12/2008          61,367

Cheryl W. Grise'        12,916           1.64%            16.3125        5/12/2008          51,150

Ted C. Feigenbaum       10,044           1.28%            16.3125        5/12/2008          39,776




[CAPTION]

                                     FY-END OPTION/SAR VALUES

                          Number of Securities          Value of Unexercised
                         Underlying Unexercised            In-the-Money
                               Options/SARS                Options/SARs
                          at Fiscal Year-End (#)       at Fiscal Year-End ($)

                     Exercisable    Unexercisable   Exercisable   Unexercisable
Michael G. Morris       21,524         543,050           0          3,187,500

Bruce D. Kenyon          7,079         150,919           0            442,445

John H. Forsgren        24,394         229,234           0            583,766

Hugh C. MacKenzie        5,166         149,836           0            451,323

Cheryl W. Grise'         4,306          96,167           0            283,260

Ted C. Feigenbaum        3,348           6,696           0                  0


Notes to Summary Compensation and Option/SAR Grants Tables:

1. Other annual compensation for Mr. Morris consists of 1998 relocation expense reimbursements, and for Mr. Forsgren consists of 1996 tax payments on a restricted stock award.

2. The aggregate restricted stock holdings by the five individuals named in the table were, at December 31, 1998, 137,719 shares with a value of $2,203,504 (CL&P, PSNH and WMECO) and 130,699 shares with a value of $2,091,184 (NAEC). Awards shown for 1997 (except for additional awards made for Messrs. Kenyon and Forsgren - see below) were restricted stock unit grants under the Stock Price Recovery Incentive Program made on January 1, 1997 and vested on January 4, 1999. Mr. Kenyon also received 12,200 Restricted Stock Units on July 8, 1997, with a value at date of grant of $120,475, which will vest, as will the restricted shares granted to him in 1996, when Millstone Station is removed from the Nuclear Regulatory Commission's "watch list," provided that this occurs within three years of Mr. Kenyon's commencement of employment (September 3, 1996) and the Systematic Assessment of Licensee Performance and Institute of Nuclear Power Operations ratings of Seabrook Station have not materially changed from their 1996 levels, or, if earlier, when he is transferred to a new position at the Company or an affiliate, as defined. Mr. Forsgren also received 13,500 Restricted Stock Units on July 8, 1997, with a value at grant of $133,313, which vested, as did the restricted stock granted to him in 1996, on January 1, 1999. Any dividends paid on restricted stock and units are reinvested into additional restricted stock and units, respectively, subject to the same vesting schedule.

3. "All Other Compensation" consists of employer matching contributions under the Northeast Utilities Service Company 401k Plan, generally available to all eligible employees, special matching contributions under the Northeast Utilities Deferred Compensation Plan for Executives (Mr. Morris: $17,931, Mr. Kenyon: $10,000, Mr. MacKenzie: $2,700,
    Mrs. Grise': $1,323, Mr. Feigenbaum: $3,000), and in the case of
    Mr. Forsgren, retention payments ($100,000 in 1998, $50,000 in 1997).

4. These options were granted on May 12, 1998 under the Incentive Plan (except for Mr. Morris's options, and 45,919 of Mr. Forsgren's options, which were granted May 19, 1998). All options granted vest one-third on grant date, one-third on May 12, 1999 and one-third on May 12, 2000. Valued using the Black-Scholes option pricing model, with the following assumptions: Volatility: 34.97 percent (36 months of monthly data); Risk-free rate: 5.88 percent; Dividend yield: 5.54 percent (36 months of monthly data); Exercise date: May 12, 2008.

PENSION BENEFITS

     The following table shows the estimated annual retirement benefits payable to an executive officer of Northeast Utilities upon retirement, assuming that retirement occurs at age 65 and that the officer is at that time not only eligible for a pension benefit under the Northeast Utilities Service Company Retirement Plan (the Retirement Plan) but also eligible for the make-whole benefit and the target benefit under the Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies (the Supplemental Plan). The Supplemental Plan is a non-qualified pension plan providing supplemental retirement income to system officers.
The make-whole benefit under the Supplemental Plan, available to all officers, makes up for benefits lost through application of certain tax code limitations on the benefits that may be provided under the Retirement Plan, and includes as "compensation" awards under the executive incentive plans and deferred compensation (as earned). The target benefit further supplements these benefits and is available to officers at the Senior Vice President level and higher who are selected by the Board of Trustees to participate in the target benefit and who remain in the employ of Northeast Utilities companies until at least age 60 (unless the Board of Trustees sets an earlier age).

     The benefits presented below are based on a straight life annuity beginning at age 65 and do not take into account any reduction for joint and survivorship annuity payments. Final average compensation for purposes of calculating the target benefit is the highest average annual compensation of the participant during any 36 consecutive months compensation was earned. Compensation taken into account under the target benefit described above includes salary, bonus, restricted stock awards, and long-term incentive payouts shown in the Summary Compensation Table, but does not include employer matching contributions under the 401k Plan. In the event that an officer's employment terminates because of disability, the retirement benefits shown above would be offset by the amount of any disability benefits payable to the recipient that are attributable to contributions made by Northeast Utilities and its subsidiaries under long term disability plans and policies.

                              ANNUAL BENEFIT

Final Average           Years of Credited Service
Compensation

                15         20         25         30         35

$ 200,000   $ 72,000   $ 96,000   $120,000   $120,000   $120,000
  250,000     90,000    120,000    150,000    150,000    150,000
  300,000    108,000    144,000    180,000    180,000    180,000
  350,000    126,000    168,000    210,000    210,000    210,000
  400,000    144,000    192,000    240,000    240,000    240,000
  450,000    162,000    216,000    270,000    270,000    270,000
  500,000    180,000    240,000    300,000    300,000    300,000
  600,000    216,000    288,000    360,000    360,000    360,000
  700,000    252,000    336,000    420,000    420,000    420,000
  800,000    288,000    384,000    480,000    480,000    480,000
  900,000    324,000    432,000    540,000    540,000    540,000
1,000,000    360,000    480,000    600,000    600,000    600,000
1,100,000    396,000    528,000    660,000    660,000    660,000
1,200,000    432,000    576,000    720,000    720,000    720,000

        Each of the executive officers of Northeast Utilities named in the Summary Compensation Table is currently eligible for a target benefit, except Messrs. Morris and Kenyon, whose Employment Agreements provide specially calculated retirement benefits, based on their previous arrangements with CMS Energy/Consumers Energy Company (CMS) and South Carolina Electric and Gas, respectively. Mr. Morris's agreement provides that upon retirement after reaching the fifth anniversary of his employment date with the Company (or upon disability or termination without cause or following a change in control, as defined, of the Company) he will be entitled to receive a special retirement benefit calculated by applying the benefit formula of the CMS Supplemental Executive Retirement Plan to all compensation earned from the Company and to all service rendered to the Company and CMS. If Mr. Kenyon retires with at least three years but less than five years of service with the Company, he will be deemed to have five years of service for purpose of his special retirement benefit, and if he retires with at least three years of service with the Company, he will receive a lump sum payment of $500,000.

        As of December 31, 1998, the five current executive officers named in the Summary Compensation Table had the following years of credited service for purposes of calculating target benefits under the Supplemental Plan (or in the case of Messrs. Morris and Kenyon, for purposes of calculating the special retirement benefits under their respective Employment Agreements):
Mr. Morris - 10, Mr. Kenyon - 2, Mr. Forsgren - 2, Mr. MacKenzie - 33, and for CL&P, WMECO and PSNH, Mrs. Grise' - 18, and for NAEC, Mr. Feigenbaum - 12. Assuming that retirement were to occur at age 65 for these officers, retirement would occur with 23, 11, 15, 41, 37, and 29 years of credited service, respectively.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

        Northeast Utilities Service Company (NUSCO) has entered into employment agreements (the Officer Agreements) with each of the named executive officers. The Officer Agreements are also binding on Northeast Utilities and on each majority-owned subsidiary of Northeast Utilities.

       Each Officer Agreement obligates the officer to perform such duties as may be directed by the NUSCO Board of Directors or the Northeast Utilities Board of Trustees, protect the Company's confidential information, and refrain, while employed by the Company and for a period of time thereafter, from competing with the Company in a specified geographic area. Each Officer Agreement provides that the officer's base salary will not be reduced below certain levels without the consent of the officer, and that the officer will participate in specified benefits under the Supplemental Executive Retirement Plan or other supplemental retirement programs (see Pension Benefits, above) and/or in certain executive incentive programs at specified incentive opportunity levels.

       Each Officer Agreement provides for a specified employment term and for automatic one-year extensions of the employment term unless at least six months' notice of non-renewal is given by either party. The employment term may also be ended by the Company for "cause," as defined, at any time (in which case no supplemental retirement benefit, if any, shall be due), or by the officer on thirty days' prior written notice for any reason. Absent "cause," the Company may remove the officer from his or her position on sixty days' prior written notice, but in the event the officer is so removed and signs a release of all claims against the Company, the officer will receive one or two years' base salary and annual incentive payments, specified employee welfare and pension benefits, and vesting of stock appreciation rights, options and restricted stock.

       Under the terms of an Officer Agreement, upon any termination of employment following a change of control, as defined, between (a) the earlier of the date shareholders approve a change of control transaction or a change of control transaction occurs and (b) the earlier of the date, if any, on which the Board of Trustees abandons the transaction or the date two years following the change of control, if the officer signs a release of all claims against the Company the officer will be entitled to certain payments including a multiple (not to exceed four) of annual base salary, annual incentive payments, specified employee welfare and pension benefits, and vesting of stock appreciation rights, options and restricted stock. Certain of the change in control provisions may be modified by the Board of Trustees prior to a change in control, on at least two years' notice to the affected officer(s).

       Besides the terms described above, the Officer Agreements of Messrs. Morris, Kenyon, Forsgren and Feigenbaum provide for a specified salary, cash, restricted stock and/or stock options upon employment, special incentive programs and/or special retirement benefits. See Summary Compensation Table and Pension Benefits, above, for further description of these provisions.
Mr. Kenyon's Officer Agreement also provides for a special short term incentive compensation program in lieu of a portion of the Stock Price Recovery Incentive Program. Under this special program Mr. Kenyon is eligible to receive a payment up to 100 percent of base salary depending on his fulfillment of certain incentive goals for each of the years ending August 31, 1997 and August 31, 1998, and for the 16 month period ending December 31, 1999.

       The descriptions of the various agreements set forth above are for purpose of disclosure in accordance with the proxy and other disclosure rules of the SEC and shall not be controlling on any party; the actual terms of the agreements themselves determine the rights and obligations of the parties.

       b.  SECURITY OWNERSHIP OF TRUSTEES, DIRECTORS AND EXECUTIVE OFFICERS

       The following table provides information as of February 25, 1999, as to the beneficial ownership of the equity securities of NU by each Trustee, each of the five highest paid executive officers of NU and its subsidiaries, and Directors and executive officers of system companies. Unless otherwise noted, each Trustee, Director and executive officer has sole voting and investment power with respect to the listed shares. No equity securities of other system companies are owned by Trustees, Directors or executive officers.


Title of                              Amount and Nature of      Percent
Class           Name                  Beneficial Ownership    of Class (1)

NU Common       Cotton Mather Cleveland       5,193
NU Common       John C. Collins                   0
NU Common       William F. Conway             6,941             (2)(3)
NU Common       E. Gail de Planque            4,531             (2)
NU Common       Ted C. Feigenbaum            12,273             (4)
NU Common       John H. Forsgren             43,995             (5)
NU Common       William T. Frain, Jr.        11,503             (6)
NU Common       Cheryl W. Grise'             22,008             (7)
NU Common       Elizabeth T. Kennan           6,116             (2)
NU Common       Bruce D. Kenyon              60,133             (8)
NU Common       Gerald Letendre                   0
NU Common       Hugh C. MacKenzie            23,782             (9)
NU Common       Michael G. Morris            72,566            (10)
NU Common       Jane E. Newman                    0
NU Common       William J. Pape II            5,315             (2)
NU Common       Robert E. Patricelli          9,286             (2)
NU Common       John F. Swope                 7,848             (2)
NU Common       John F. Turner                3,038             (2)

(1) As of February 25, 1999 there were 137,120,486 common shares of NU outstanding. The percentage of such shares beneficially owned by any Director or Executive Officer, and by all Directors and Executive Officers of CL&P, PSNH, WMECO and NAEC as a group, does not exceed one percent.
(2) Includes 2,500 shares that could be acquired by the beneficial owner pursuant to currently exercisable options.
(3) Mr. Conway shares investment and voting power with respect to 4,441 of these shares with his wife.
(4) These shares include 3,348 shares that could be acquired by Mr. Feigenbaum pursuant to currently exercisable options. These shares also include 3,596 restricted shares as to which Mr. Feigenbaum has voting but no investment power.
(5) These shares include 24,394 shares that could be acquired by Mr. Forsgren pursuant to currently exercisable options. These shares also include 8,213 restricted shares as to which Mr. Forsgren has voting but no investment power.
(6) These shares include 2,395 shares that could be acquired by Mr. Frain pursuant to currently exercisable options. These shares also include 3,524 restricted shares as to which Mr. Frain has voting but no investment power.
(7) Mrs. Grise' shares voting and investment power with respect to 259 of these shares, which are held by her husband as custodian for their minor children. These shares also include 4,306 shares that could be acquired by Mrs. Grise' pursuant to currently exercisable options. These shares also include 4,928 restricted shares as to which Mrs. Grise' has voting but no investment power.
(8) These shares also include 7,079 shares that could be acquired by Mr. Kenyon pursuant to currently exercisable options. These shares also include 39,544 restricted shares as to which Mr. Kenyon has voting but no investment power.
(9) These shares also include 5,166 shares that could be acquired by Mr. MacKenzie pursuant to currently exercisable options. These shares also include 4,928 restricted shares as to which Mr. MacKenzie has voting but no investment power.
(10) Mr. Morris shares voting and investment power with respect to 1,333 of these shares with his wife. These shares also include 21,524 shares that could be acquired by Mr. Morris pursuant to currently exercisable options. These shares also include 34,100 restricted shares as to which Mr. Morris has voting but no investment power.

C. CONTRACTS AND TRANSACTIONS OF TRUSTEES, DIRECTORS AND EXECUTIVE OFFICERS WITH SYSTEM COMPANIES

      This disclosure was included in the discussion of employment contracts in Part III, Section (a) above.

      d. INDEBTEDNESS OF TRUSTEES, DIRECTORS AND EXECUTIVE OFFICERS OF SYSTEM COMPANIES

      No Trustee, Director or executive officer was indebted to a system company during 1998.

      e. PARTICIPATION OF TRUSTEES, DIRECTORS AND EXECUTIVE OFFICERS IN BONUS AND PROFIT-SHARING ARRANGEMENTS

           This disclosure was included in the discussion of compensation in
Part III, Section (a) above.

      f.   RIGHTS TO INDEMNITY OF TRUSTEES, DIRECTORS AND EXECUTIVE
           OFFICERS

      No disclosures were made in any system company's most recent proxy statement or annual report on Form 10-K with respect to the rights to indemnity of Trustees, Directors or executive officers.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

        (1) Expenditures, disbursements and payments made during 1998 in money, goods or services, directly or indirectly to or for the account of any political party, candidate for public office or holder of such office, or any committee or agent therefore were made by system companies which file annual reports on Form U-13-60 and, accordingly, will be appropriately disclosed therein.

        (2) The following expenditures, disbursements or payments were made during 1998 to citizens groups or public relations counsel:



[CAPTION]

                                 Name of             Total     Purpose of         Account
Name of System Company     Ultimate Beneficiary      Paid      the Payment        Charged
Corporate Communications:
CL&P                       Weber-Merritt            $20,236    Public Relations   426.54
PSNH                       Firth Associates, Inc.   $64,492    Public Relations   426.54



ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

PART I:

        1. In 1998, HEC Inc. provided the following energy management and/or demand-side management services to one or more system companies, as authorized by prior Commission orders under the Act:

                                           Company
                                Serving    Receiving
            Transaction         Company    Benefit       Compensation

            Various demand
            side management
            services            HEC Inc.   PSNH          $    -     *

            Various demand
            side management
            services            HEC Inc.   CL&P          $ 2,084,068

            Various energy
            management
            services            HEC Inc.   WMECO         $    432,607

           *Prior year's reported compensation in the 1997 Form U5S was $16,842. In 1998, HEC Inc. recorded a prior year adjustment in the amount of ($981), reducing the amount reported in 1997 to $15,861.

        2.  In 1998, PSNH rendered the following services to NAESCO:

            Description of Service                        Amount
                                                 (Thousands of Dollars)

            Worker Compensation Costs                      $61
            Electrical Maintenance Services                 41
            Vehicle Lease Charges                           23
            Mechanical Maintenance Services                 18
            Legal Services                                   8
            Accounting Services                              4
            Miscellaneous Services                           8

        3. In 1998, the following revenues were received from NAESCO in connection with leasing PSNH assets.

                                                 (Thousands of Dollars)
            Newington station building
            and outside storage                           $195**

          **Includes operation and maintenance charges and property taxes associated with leased property.

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

PART II:

      See Item 6, Part III(c).

PART III:

      None to be reported.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

1(a)    Identification of Company:

        1.      Company:                Ave Fenix Energia S.A.

        2.      Location:               Av. Leandro N. Alen 1110
                                        1001 Buenos Aires, Argentina

        3.      Business address:       Same

        4.      Description:            An Argentinean company whose sole
                                        purpose is to own and operate the
                                        Ave Fenix Facility.  The Facility
                                        is a 168 MW simple cycle natural
                                        gas combustion turbine and associated
                                        electrical and natural gas
                                        interconnection equipment located in
                                        Tucuman Province, Argentina.  The
                                        project commenced operations in
                                        October of 1996.

        5.      System company
                that holds interest:    COE Ave Fenix Corporation, a
                                        Connecticut corporation.

        6.      EWG or FUCO:            FUCO

(b)     Capital investment in company by NU, direct or indirect:

        1.      Type:                   Capital contribution (12/31/98)

        2.      Amount:                 $51 million

        3.      Debt:                   None

        4. Other financial obligations with recourse to NU or another system company: None

        5.      Guarantees by NU:       $12.5 million

        Transfer of assets to an affiliated EWG or FUCO:

        1.      Market value:           None

        2.      Book value:             None

        3.      Sale price:             None

(c) State the ratio of debt to common equity and earnings as of 12/31/98:

        Ratio of debt to common equity as of 12/31/98:   0.958
        Ratio of debt to earnings/(loss) as of 12/31/98:  (5.267)

(d)     Service, Sales, or Construction Contracts:  None

PART II.

An organizational chart showing the relationship of the foreign utility company to other NU system companies is provided as Exhibit H.
Required financial data is provided as Exhibit I.

PART III.

(a) NU's aggregate investment in EWGs and FUCOs, respectively, as of 12/31/98:

        EWGs:   $  0.0 million
        FUCOs:  $(1.3) million

(b) Ratio of aggregate investment to aggregate retained earnings of NU's public-utility subsidiary companies as of 12/31/98: (0.002)


ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS

                                                                    Page

Financial Statements filed pursuant to the Public Utility
Holding Company Act of 1935

Report of Independent Public Accountants                             F-1

Signature                                                            F-2

Financial Statements

Northeast Utilities and Subsidiaries:

   Consolidating Balance Sheet as of December 31, 1998             F-4--F-7
   Consolidating Statement of Income for year ended
   December 31, 1998                                               F-8--F-9
   Consolidating Statement of Retained Earnings for
   year ended December 31, 1998                                   F-10--F-11
   Consolidating Statement of Capital Surplus,
   Paid In for the year ended December 31, 1998                   F-10--F-11
   Consolidating Statement of Cash Flows for year
   ended December 31, 1998                                        F-12--F-13

The Connecticut Light and Power Company and Subsidiaries:

   Consolidating Balance Sheet as of December 31, 1998            F-14--F-15
   Consolidating Statement of Income for year ended
   December 31, 1998                                                 F-16
   Consolidating Statement of Retained Earnings for
   year ended December 31, 1998                                      F-17
   Consolidating Statement of Capital Surplus, Paid
   In for the year ended December 31, 1998                           F-17
   Consolidating Statement of Cash Flows for year
   ended December 31, 1998                                           F-18

Public Service Company of New Hampshire and Subsidiary:

   Consolidating Balance Sheet as of December 31, 1998            F-20--F-21
   Consolidating Statement of Income for year ended
   December 31, 1998                                                 F-22
   Consolidating Statement of Retained Earnings for year
   ended December 31, 1998                                           F-23
   Consolidating Statement of Capital Surplus,
   Paid In for the year ended December 31, 1998                      F-23
   Consolidating Statement of Cash Flows for year
   ended December 31, 1998                                           F-24

Holyoke Water Power Company and Subsidiary:

   Consolidating Balance Sheet as of December 31, 1998            F-26--F-27
   Consolidating Statement of Income for year ended
   December 31, 1998                                                 F-28
   Consolidating Statement of Retained Earnings for
   year ended December 31, 1998                                      F-29
   Consolidating Statement of Capital Surplus,
   Paid In for the year ended December 31, 1998                      F-29
   Consolidating Statement of Cash Flows for year
   ended December 31, 1998                                           F-30

Charter Oak Energy Inc. and Subsidiaries:

   Consolidating Balance Sheet as of December 31, 1998           F-32--F-35
   Consolidating Statement of Income for year ended
   December 31, 1998                                             F-36--F-37
   Consolidating Statement of Retained Earnings for
   year ended December 31, 1998                                  F-38--F-39
   Consolidating Statement of Capital Surplus,
   Paid In for the year ended December 31, 1998                  F-38--F-39
   Consolidating Statement of Cash Flows for
   year ended December 31, 1998                                  F-40--F-41

HEC Inc. and Subsidiaries:

  Consolidating Balance Sheet as of December 31, 1998            F-42--F-43
  Consolidating Statement of Income for the year ended
  December 31, 1998                                                 F-44
  Consolidating Statement of Retained Earnings for the year
  ended December 31, 1998                                           F-45
  Consolidating Statement of Capital Surplus,
  Paid In for the year ended December 31, 1998                      F-45
  Consolidating Statement of Cash Flows for the
  year ended December 31, 1998                                      F-46

Western Massachusetts Electric Company and Subsidiary:

  Consolidating Balance Sheet as of December 31, 1998            F-47--F-48
  Consolidating Statement of Income for the year
  ended December 31, 1998                                           F-49
  Consolidating Statement of Retained Earnings for the
  year ended December 31, 1998                                      F-50
  Consolidating Statement of Capital Surplus,
  Paid In for the year ended December 31, 1998                      F-50
  Consolidating Statement of Cash Flows for the year
  ended December 31, 1998                                           F-51

Notes to Financial Statements                                       F-52
  Exhibits                                                        E-1--E-23


*       H.      Organizational chart showing the relationship of Ave Fenix
                Energia S. A., foreign utility company,  to other
                NU system companies.

*       I.      1998 financial reports of the following foreign utility
                company:

                -       Ave Fenix Energia S.A.



                         REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Northeast Utilities and Subsidiaries:

We have audited the consolidated balance sheets and consolidated statements of capitalization of Northeast Utilities and Subsidiaries (a Massachusetts trust) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, common shareholders' equity, cash flows, and income taxes for each of the three years in the period ended December 31, 1998, included in the 1998 annual report to shareholders and incorporated by reference in this Form U5S, and have issued our report thereon dated February 23, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northeast Utilities and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                /s/ Arthur Andersen LLP
                                                    Arthur Andersen LLP


Hartford, Connecticut
February 23, 1999

                                  SIGNATURE

Northeast Utilities, a registered holding company, has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.


                              NORTHEAST UTILITIES


                        By:   /s/ John J. Roman
                                  John J. Roman
                                  Vice President and Controller





April 27, 1999





      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                     Assets
               December 31, 1998
             (Thousands of Dollars)


                                                                   The
                                                                Connecticut   Public Service
                                                                 Light and      Company of
                                                    Northeast  Power Company  New Hampshire
                                                    Utilities  (consolidated) (consolidated)
                                                    (parent)        (b)            (b)
                                                   ----------- -------------- --------------
Utility Plant, at cost:
  Electric                                         $        0     $6,173,871     $1,927,541
  Other                                                     0              0          8,588
                                                   ----------- -------------- --------------
                                                            0      6,173,871      1,936,129
    Less:  Accumulated provision for
           depreciation                                     0      2,758,012        634,061
                                                   ----------- -------------- --------------
                                                            0      3,415,859      1,302,068
  Unamortized PSNH acquisition costs                        0              0        352,855
  Construction work in progress                             1         83,477         20,735
  Nuclear fuel, net                                         0         87,867          1,323
                                                   ----------- -------------- --------------
         Total net utility plant                            1      3,587,203      1,676,981
                                                   ----------- -------------- --------------
Other Property and Investments:
  Nuclear decommissioning trusts, at market                 0        452,755          5,580
  Investments in regional nuclear generating
   companies, at equity                                     0         56,999         13,352
  Investments in transmission companies, at
   equity                                              17,692              0              0
  Investments in subsidiary companies, at
   equity                                           2,161,901              0              0
  Other, at cost                                           67         93,864          4,570
                                                   ----------- -------------- --------------
                                                    2,179,660        603,618         23,502
                                                   ----------- -------------- --------------
Current Assets:
  Cash and cash equivalents                                 0            434         61,716
  Special deposits                                          0              0              0
  Investments in securitizable assets                       0        160,253              0
  Notes receivable from affiliated companies           34,400          6,600              0
  Receivables, net                                        723         22,186         89,047
  Accounts receivable from affiliated companies         1,033          1,721         11,467
  Taxes receivables                                     7,969         26,478            964
  Accrued utility revenues                                  0              0         42,145
  Fuel, materials, and supplies, at average cost            0         71,982         36,642
  Recoverable energy costs, net--current portion            0              0         65,257
  Prepayments and other                                    96        121,514         21,812
                                                   ----------- -------------- --------------
                                                       44,221        411,168        329,050
                                                   ----------- -------------- --------------
Deferred Charges:

  Regulatory assets                                         0      1,415,838        610,222
  Accumulated deferred income taxes                     5,236              0              0
  Unamortized debt expense                                101         19,603         13,995
  Deferred receivable from affiliated company               0              0         22,728
  Other                                                   255         12,768          5,510
                                                   ----------- -------------- --------------
                                                        5,592      1,448,209        652,455
                                                   ----------- -------------- --------------


       Total Assets                                $2,229,474     $6,050,198     $2,681,988
                                                   =========== ============== ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.








      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                     Assets
               December 31, 1998
             (Thousands of Dollars)


                                                      Western
                                                   Massachusetts                    Holyoke
                                                     Electric                     Water Power
                                                      Company     North Atlantic    Company
                                                   (consolidated)    Energy      (consolidated)
                                                        (b)        Corporation        (b)
                                                   -------------- -------------- --------------
Utility Plant, at cost:
  Electric                                            $1,221,257       $753,379        $97,288
  Other                                                        0              0              0
                                                   -------------- -------------- --------------
                                                       1,221,257        753,379         97,288
    Less:  Accumulated provision for
           depreciation                                  517,401        165,114         45,018
                                                   -------------- -------------- --------------
                                                         703,856        588,265         52,270
  Unamortized PSNH acquisition costs                           0              0              0
  Construction work in progress                           14,858          7,090          3,142
  Nuclear fuel, net                                       19,931         23,644              0
                                                   -------------- -------------- --------------
         Total net utility plant                         738,645        618,999         55,412
                                                   -------------- -------------- --------------
Other Property and Investments:
  Nuclear decommissioning trusts, at market              125,598         35,210              0
  Investments in regional nuclear generating
   companies, at equity                                   15,440              0              0
  Investments in transmission companies, at
   equity                                                      0              0              0
  Investments in subsidiary companies, at
   equity                                                      0              0              0
  Other, at cost                                           7,322              0          3,476
                                                   -------------- -------------- --------------
                                                         148,360         35,210          3,476
                                                   -------------- -------------- --------------
Current Assets:
  Cash and cash equivalents                                  106             71          3,655
  Special deposits                                             0         11,198              0
  Investments in securitizable assets                     21,865              0              0
  Notes receivable from affiliated companies                   0         30,350         10,100
  Receivables, net                                           862              0          2,744
  Accounts receivable from affiliated companies            4,188         23,804             90
  Taxes receivables                                       14,255          7,887            200
  Accrued utility revenues                                     0              0              0
  Fuel, materials, and supplies, at average cost           5,053         12,812          6,727
  Recoverable energy costs, net--current portion           1,924              0              0
  Prepayments and other                                   23,996          2,198            219
                                                   -------------- -------------- --------------
                                                          72,249         88,320         23,735
                                                   -------------- -------------- --------------
Deferred Charges:

  Regulatory assets                                      322,435        199,882          1,356
  Accumulated deferred income taxes                            0              0              0
  Unamortized debt expense                                 2,298          2,742            843
  Deferred receivable from affiliated company                  0              0              0
  Other                                                    3,695              0            373
                                                   -------------- -------------- --------------
                                                         328,428        202,624          2,572
                                                   -------------- -------------- --------------


       Total Assets                                   $1,287,682       $945,153        $85,195
                                                   ============== ============== ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral art of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.










      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                     Assets
               December 31, 1998
             (Thousands of Dollars)



                                                   Northeast Northeast
                                                   Utilities  Nuclear  North Atlantic
                                                    Service   Energy   Energy Service
                                                    Company   Company   Corporation
                                                   --------- --------- --------------
Utility Plant, at cost:
  Electric                                         $      0  $ 47,418        $     0
  Other                                              93,857         0              0
                                                   --------- --------- --------------
                                                     93,857    47,418              0
    Less:  Accumulated provision for
           depreciation                              63,290    14,527              0
                                                   --------- --------- --------------
                                                     30,567    32,891              0
  Unamortized PSNH acquisition costs                      0         0              0
  Construction work in progress                       5,871     6,199              0
  Nuclear fuel, net                                       0       646              0
                                                   --------- --------- --------------
         Total net utility plant                     36,438    39,736              0
                                                   --------- --------- --------------
Other Property and Investments:
  Nuclear decommissioning trusts, at market               0         0              0
  Investments in regional nuclear generating
   companies, at equity                                   0         0              0
  Investments in transmission companies, at
   equity                                                 0         0              0
  Investments in subsidiary companies, at
   equity                                                 0         0              0
  Other, at cost                                      4,881         0            680
                                                   --------- --------- --------------
                                                      4,881         0            680
                                                   --------- --------- --------------
Current Assets:
  Cash and cash equivalents                          64,333       778          1,815
  Special deposits                                        0         0              0
  Investments in securitizable assets                     0         0              0
  Notes receivable from affiliated companies         53,850    25,900              0
  Receivables, net                                   75,855     3,742         14,160
  Accounts receivable from affiliated companies       4,693    45,789             12
  Taxes receivables                                       0         0              0
  Accrued utility revenues                                0         0              0
  Fuel, materials, and supplies, at average cost        639    68,781             24
  Recoverable energy costs, net--current portion          0         0              0
  Prepayments and other                               2,607     1,675          1,221
                                                   --------- --------- --------------
                                                    201,977   146,665         17,232
                                                   --------- --------- --------------
Deferred Charges:

  Regulatory assets                                       0         0              7
  Accumulated deferred income taxes                  15,366    24,503              0
  Unamortized debt expense                                0        87              0
  Deferred receivable from affiliated company             0         0              0
  Other                                              37,851    10,516         26,762
                                                   --------- --------- --------------
                                                     53,217    35,106         26,769
                                                   --------- --------- --------------


       Total Assets                                $296,513  $221,507        $44,681
                                                   ========= ========= ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral art of these financial satements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.







      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                     Assets
               December 31, 1998
             (Thousands of Dollars)


                                                                            Charter Oak
                                                      The      The Rocky    Energy, Inc.
                                                   Quinnehtuk River Realty (consolidated)
                                                    Company     Company         (b)
                                                   ---------- ------------ --------------
Utility Plant, at cost:
  Electric                                            $    0      $     0        $    51
  Other                                                1,842       86,746              0
                                                   ---------- ------------ --------------
                                                       1,842       86,746             51
    Less:  Accumulated provision for
           depreciation                                1,263       31,391             51
                                                   ---------- ------------ --------------
                                                         579       55,355              0
  Unamortized PSNH acquisition costs                       0            0              0
  Construction work in progress                            0          655              7
  Nuclear fuel, net                                        0            0              0
                                                   ---------- ------------ --------------
         Total net utility plant                         579       56,010              7
                                                   ---------- ------------ --------------
Other Property and Investments:
  Nuclear decommissioning trusts, at market                0            0              0
  Investments in regional nuclear generating
   companies, at equity                                    0            0              0
  Investments in transmission companies, at
   equity                                                  0            0              0
  Investments in subsidiary companies, at
   equity                                                  0            0              0
  Other, at cost                                       2,977        2,500              0
                                                   ---------- ------------ --------------
                                                       2,977        2,500              0
                                                   ---------- ------------ --------------
Current Assets:
  Cash and cash equivalents                               78           71            755
  Special deposits                                         0            0              0
  Investments in securitizable assets                      0            0              0
  Notes receivable from affiliated companies               0            0              0
  Receivables, net                                         0            9            208
  Accounts receivable from affiliated companies            0          639              0
  Taxes receivables                                      138            0          2,915
  Accrued utility revenues                                 0            0              0
  Fuel, materials, and supplies, at average cost           0            0              0
  Recoverable energy costs, net--current portion           0            0              0
  Prepayments and other                                    0          552          6,178
                                                   ---------- ------------ --------------
                                                         216        1,271         10,056
                                                   ---------- ------------ --------------
Deferred Charges:

  Regulatory assets                                        4            0              0
  Accumulated deferred income taxes                        0            0          1,898
  Unamortized debt expense                                 0           63              0
  Deferred receivable from affiliated company              0            0              0
  Other                                                    0            0            223
                                                   ---------- ------------ --------------
                                                           4           63          2,121
                                                   ---------- ------------ --------------


       Total Assets                                   $3,776      $59,844        $12,184
                                                   ========== ============ ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.






      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                     Assets
               December 31, 1998
             (Thousands of Dollars)




                                                  Select       Mode 1         HEC Inc.
                                                 Energy,   Communications, (consolidated)
                                                   Inc.         Inc.            (b)
                                                ---------- --------------- --------------
Utility Plant, at cost:
  Electric                                        $     0         $    77         $    0
  Other                                                 0               0          4,292
                                                ---------- --------------- --------------
                                                        0              77          4,292
    Less:  Accumulated provision for
           depreciation                                 0               0          3,013
                                                ---------- --------------- --------------
                                                        0              77          1,279
  Unamortized PSNH acquisition costs                    0               0              0
  Construction work in progress                     1,096              29              0
  Nuclear fuel, net                                     0               0              0
                                                ---------- --------------- --------------
         Total net utility plant                    1,096             106          1,279
                                                ---------- --------------- --------------
Other Property and Investments:
  Nuclear decommissioning trusts, at market             0               0              0
  Investments in regional nuclear generating
   companies, at equity                                 0               0              0
  Investments in transmission companies, at
   equity                                               0               0              0
  Investments in subsidiary companies, at
   equity                                               0               0              0
  Other, at cost                                    2,647          13,829              0
                                                ---------- --------------- --------------
                                                    2,647          13,829              0
                                                ---------- --------------- --------------
Current Assets:
  Cash and cash equivalents                             1           1,917            425
  Special deposits                                      0               0              0
  Investments in securitizable assets                   0               0              0
  Notes receivable from affiliated companies            0               0              0
  Receivables, net                                 25,011               0          2,868
  Accounts receivable from affiliated companies         0               0            796
  Taxes receivables                                 9,337             474              0
  Accrued utility revenues                              0               0              0
  Fuel, materials, and supplies, at average cost        0               0              0
  Recoverable energy costs, net--current portion        0               0              0
  Prepayments and other                                 0               0            144
                                                ---------- --------------- --------------
                                                   34,349           2,391          4,233
                                                ---------- --------------- --------------
Deferred Charges:

  Regulatory assets                                     0               0              0
  Accumulated deferred income taxes                    70               0              0
  Unamortized debt expense                            683               0              0
  Deferred receivable from affiliated company           0               0              0
  Other                                                (1)             32          1,923
                                                ---------- --------------- --------------
                                                      752              32          1,923
                                                ---------- --------------- --------------


       Total Assets                               $38,844         $16,358         $7,435
                                                ========== =============== ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.







      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                     Assets
               December 31, 1998
             (Thousands of Dollars)




                                                Eliminations Consolidated
                                                ------------ ------------
Utility Plant, at cost:
  Electric                                       $  650,336  $ 9,570,547
  Other                                                   0      195,325
                                                ------------ ------------
                                                    650,336    9,765,872
    Less:  Accumulated provision for
           depreciation                               8,725    4,224,416
                                                ------------ ------------
                                                    641,611    5,541,456
  Unamortized PSNH acquisition costs                      0      352,855
  Construction work in progress                           0      143,159
  Nuclear fuel, net                                       0      133,411
                                                ------------ ------------
         Total net utility plant                    641,611    6,170,881
                                                ------------ ------------
Other Property and Investments:
  Nuclear decommissioning trusts, at market               0      619,143
  Investments in regional nuclear generating
   companies, at equity                                   0       85,791
  Investments in transmission companies, at
   equity                                                 0       17,692
  Investments in subsidiary companies, at
   equity                                         2,161,901            0
  Other, at cost                                          0      136,812
                                                ------------ ------------
                                                  2,161,901      859,438
                                                ------------ ------------
Current Assets:
  Cash and cash equivalents                               0      136,155
  Special deposits                                   11,198            0
  Investments in securitizable assets                     0      182,118
  Notes receivable from affiliated companies        161,200            0
  Receivables, net                                      208      237,207
  Accounts receivable from affiliated companies      94,232            0
  Taxes receivables                                  70,617            0
  Accrued utility revenues                                0       42,145
  Fuel, materials, and supplies, at average cost          0      202,661
  Recoverable energy costs, net--current portion          0       67,181
  Prepayments and other                             116,772       65,440
                                                ------------ ------------
                                                    454,227      932,907
                                                ------------ ------------
Deferred Charges:

  Regulatory assets                                 220,795    2,328,949
  Accumulated deferred income taxes                  47,073            0
  Unamortized debt expense                                0       40,416
  Deferred receivable from affiliated company        22,728            0
  Other                                              45,117       54,790
                                                ------------ ------------
                                                    335,713    2,424,155
                                                ------------ ------------


       Total Assets                              $3,593,452  $10,387,381
                                                ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.






















      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
         Capitalization and Liabilities
               December 31, 1998
             (Thousands of Dollars)


                                                                 The
                                                             Connecticut   Public Service
                                                              Light and     Company of
                                                 Northeast  Power Company  New Hampshire
                                                 Utilities  (consolidated) (consolidated)
                                                 (parent)        (b)            (b)
                                                ----------- -------------- --------------
Capitalization:
  Common shareholders' equity:
   Common shares                                $  685,156     $  122,229     $        1
   Capital surplus, paid in                        940,661        664,156        424,250
   Deferred benefit plan-employee stock
     ownership plan                               (140,619)             0              0
   Retained earnings                               560,769        210,108        252,912
   Accumulated other comprehensive income            1,405            378          1,004
                                                ----------- -------------- --------------
    Total common shareholders' equity            2,047,372        996,871        678,167
  Preferred stock not subject to mandatory
    redemption                                           0        116,200              0
  Preferred stock subject to mandatory
    redemption                                           0         99,539         50,000
  Long-term debt                                   158,000      1,793,952        516,485
                                                ----------- -------------- --------------
    Total capitalization                         2,205,372      3,006,562      1,244,652
                                                ----------- -------------- --------------

Minority Interest in Consolidated Subsidiary             0        100,000              0
                                                ----------- -------------- --------------

Obligations Under Capital Leases                         0         68,444        703,411
                                                ----------- -------------- --------------

Current Liabilities:
  Notes payable to banks                                 0         10,000              0
  Notes payable to affiliated company                    0              0              0
  Long-term debt and preferred stock--current
   portion                                          19,000        233,755         25,000
  Obligations under capital leases--current
   portion                                               0         94,440        138,812
  Accounts payable                                     714        121,040         26,227
  Accounts payable to affiliated companies           1,882         32,758         28,256
  Accrued taxes                                         15         19,396         83,068
  Accrued interest                                   2,097         31,409          5,894
  Accrued pension benefits                               0              0         46,004
  Other                                                  0         34,872          8,540
                                                ----------- -------------- --------------
                                                    23,708        577,670        361,801
                                                ----------- -------------- --------------
Deferred Credits:
  Accumulated deferred income taxes                      0      1,194,722        225,313
  Accumulated deferred investment tax credits            0        114,457          3,460
  Deferred contractual obligations                       0        277,826         66,400
  Decommissioning obligation--Millstone 1                0        560,500              0
  Deferred obligation to affiliated company              0              0         22,728
  Deferred credit--SFAS 109                              0              0              0
  Other                                                394        150,017         54,223
                                                ----------- -------------- --------------
                                                       394      2,297,522        372,124
                                                ----------- -------------- --------------

    Total Capitalization and Liabilities        $2,229,474     $6,050,198     $2,681,988
                                                =========== ============== ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.







      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
         Capitalization and Liabilities
               December 31, 1998
             (Thousands of Dollars)


                                                   Western
                                                Massachusetts                    Holyoke
                                                  Electric                     Water Power
                                                   Company     North Atlantic    Company
                                                (consolidated)    Energy      (consolidated)
                                                     (b)        Corporation        (b)
                                                -------------- -------------- --------------
Capitalization:
  Common shareholders' equity:
   Common shares                                   $   26,812              1        $ 2,400
   Capital surplus, paid in                           151,431       $160,999          6,000
   Deferred benefit plan-employee stock
     ownership plan                                         0              0              0
   Retained earnings                                   46,003         43,196         13,592
   Accumulated other comprehensive income                 150              0             (5)
                                                -------------- -------------- --------------
    Total common shareholders' equity                 224,396        204,196         21,987
  Preferred stock not subject to mandatory
    redemption                                         20,000              0              0
  Preferred stock subject to mandatory
    redemption                                         18,000              0              0
  Long-term debt                                      349,314        405,000         38,300
                                                -------------- -------------- --------------
    Total capitalization                              611,710        609,196         60,287
                                                -------------- -------------- --------------

Minority Interest in Consolidated Subsidiary                0              0              0
                                                -------------- -------------- --------------

Obligations Under Capital Leases                       12,129              0              0
                                                -------------- -------------- --------------

Current Liabilities:
  Notes payable to banks                               20,000              0              0
  Notes payable to affiliated company                  30,900              0              0
  Long-term debt and preferred stock--current
   portion                                             41,500         70,000              0
  Obligations under capital leases--current
   portion                                             21,964              0              0
  Accounts payable                                     17,952          5,924          2,063
  Accounts payable to affiliated companies             12,866            867            192
  Accrued taxes                                         1,264            710          2,667
  Accrued interest                                      8,030          2,987            314
  Accrued pension benefits                                  0              0            304
  Other                                                 6,831            285            254
                                                -------------- -------------- --------------
                                                      161,307         80,773          5,794
                                                -------------- -------------- --------------
Deferred Credits:
  Accumulated deferred income taxes                   248,985        209,634         11,583
  Accumulated deferred investment tax credits          21,895              0          2,446
  Deferred contractual obligations                     74,534              0              0
  Decommissioning obligation--Millstone 1             131,500              0              0
  Deferred obligation to affiliated company                 0         22,728              0
  Deferred credit--SFAS 109                                 0              0              0
  Other                                                25,622         22,822          5,085
                                                -------------- -------------- --------------
                                                      502,536        255,184         19,114
                                                -------------- -------------- --------------

    Total Capitalization and Liabilities           $1,287,682       $945,153        $85,195
                                                ============== ============== ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.






      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
         Capitalization and Liabilities
               December 31, 1998
             (Thousands of Dollars)




                                                Northeast Northeast
                                                Utilities  Nuclear  North Atlantic
                                                 Service   Energy   Energy Service
                                                 Company   Company   Corporation
                                                --------- --------- --------------
Capitalization:
  Common shareholders' equity:
   Common shares                                $      0  $     15        $     1
   Capital surplus, paid in                            1    15,350              9
   Deferred benefit plan-employee stock
     ownership plan                                    0         0              0
   Retained earnings                                   0       923              2
   Accumulated other comprehensive income              0      (121)             0
                                                --------- --------- --------------
    Total common shareholders' equity                  1    16,167             12
  Preferred stock not subject to mandatory
    redemption                                         0         0              0
  Preferred stock subject to mandatory
    redemption                                         0         0              0
  Long-term debt                                       0     6,011              0
                                                --------- --------- --------------
    Total capitalization                               1    22,178             12
                                                --------- --------- --------------

Minority Interest in Consolidated Subsidiary           0         0              0
                                                --------- --------- --------------

Obligations Under Capital Leases                       0     4,820              0
                                                --------- --------- --------------

Current Liabilities:
  Notes payable to banks                               0         0              0
  Notes payable to affiliated company            107,350         0              0
  Long-term debt and preferred stock--current
   portion                                             0     6,011              0
  Obligations under capital leases--current
   portion                                             0     3,447              0
  Accounts payable                                78,739    48,667          9,523
  Accounts payable to affiliated companies         5,124     2,089          1,894
  Accrued taxes                                    3,987    11,534            594
  Accrued interest                                     2         0              0
  Accrued pension benefits                        12,356    42,075         23,144
  Other                                           18,531    62,245          4,944
                                                --------- --------- --------------
                                                 226,089   176,068         40,099
                                                --------- --------- --------------
Deferred Credits:
  Accumulated deferred income taxes                    0         0            199
  Accumulated deferred investment tax credits          0     1,111              0
  Deferred contractual obligations                     0         0              0
  Decommissioning obligation--Millstone 1              0         0              0
  Deferred obligation to affiliated company            0         0              0
  Deferred credit--SFAS 109                        4,223     9,452              0
  Other                                           66,200     7,878          4,371
                                                --------- --------- --------------
                                                  70,423    18,441          4,570
                                                --------- --------- --------------

    Total Capitalization and Liabilities        $296,513  $221,507        $44,681
                                                ========= ========= ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.






      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
         Capitalization and Liabilities
               December 31, 1998
             (Thousands of Dollars)




                                                                         Charter Oak
                                                   The      The Rocky    Energy, Inc.
                                                Quinnehtuk River Realty (consolidated)
                                                 Company     Company         (b)
                                                ---------- ------------ --------------
Capitalization:
  Common shareholders' equity:
   Common shares                                  $   350      $    10              0
   Capital surplus, paid in                           155            0       $ 92,744
   Deferred benefit plan-employee stock
     ownership plan                                     0            0              0
   Retained earnings                               (2,727)         674        (83,204)
   Accumulated other comprehensive income               0            0              0
                                                ---------- ------------ --------------
    Total common shareholders' equity              (2,222)         684          9,540
  Preferred stock not subject to mandatory
    redemption                                          0            0              0
  Preferred stock subject to mandatory
    redemption                                          0            0              0
  Long-term debt                                        0       14,551              0
                                                ---------- ------------ --------------
    Total capitalization                           (2,222)      15,235          9,540
                                                ---------- ------------ --------------

Minority Interest in Consolidated Subsidiary            0            0              0
                                                ---------- ------------ --------------

Obligations Under Capital Leases                        0            0              0
                                                ---------- ------------ --------------

Current Liabilities:
  Notes payable to banks                                0            0              0
  Notes payable to affiliated company               5,900       16,050              0
  Long-term debt and preferred stock--current
   portion                                              0        1,887              0
  Obligations under capital leases--current
   portion                                              0            0              0
  Accounts payable                                      0            0            299
  Accounts payable to affiliated companies             43          394             30
  Accrued taxes                                         0           12              0
  Accrued interest                                      0          300              0
  Accrued pension benefits                              0            0              0
  Other                                                 0        1,311          2,301
                                                ---------- ------------ --------------
                                                    5,943       19,954          2,630
                                                ---------- ------------ --------------
Deferred Credits:
  Accumulated deferred income taxes                    23        1,328              0
  Accumulated deferred investment tax credits           0            0              0
  Deferred contractual obligations                      0            0              0
  Decommissioning obligation--Millstone 1               0            0              0
  Deferred obligation to affiliated company             0            0              0
  Deferred credit--SFAS 109                             0            0              0
  Other                                                32       23,327             14
                                                ---------- ------------ --------------
                                                       55       24,655             14
                                                ---------- ------------ --------------

    Total Capitalization and Liabilities          $ 3,776      $59,844       $ 12,184
                                                ========== ============ ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.








      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
         Capitalization and Liabilities
               December 31, 1998
             (Thousands of Dollars)





                                                  Select       Mode 1         HEC Inc.
                                                 Energy,   Communications, (consolidated)
                                                   Inc.         Inc.            (b)
                                                ---------- --------------- --------------
Capitalization:
  Common shareholders' equity:
   Common shares                                 $      0               0         $    0
   Capital surplus, paid in                        21,051         $16,157          4,000
   Deferred benefit plan-employee stock
     ownership plan                                     0               0              0
   Retained earnings                              (16,254)         (3,694)          (562)
   Accumulated other comprehensive income               0               0             (1)
                                                ---------- --------------- --------------
    Total common shareholders' equity               4,797          12,463          3,437
  Preferred stock not subject to mandatory
    redemption                                          0               0              0
  Preferred stock subject to mandatory
    redemption                                          0               0              0
  Long-term debt                                        0               0            525
                                                ---------- --------------- --------------
    Total capitalization                            4,797          12,463          3,962
                                                ---------- --------------- --------------

Minority Interest in Consolidated Subsidiary            0               0              0
                                                ---------- --------------- --------------

Obligations Under Capital Leases                        0               0              0
                                                ---------- --------------- --------------

Current Liabilities:
  Notes payable to banks                                0               0              0
  Notes payable to affiliated company                   0               0          1,000
  Long-term debt and preferred stock--current
   portion                                              0               0              0
  Obligations under capital leases--current
   portion                                              0               0              0
  Accounts payable                                 26,151               0          1,521
  Accounts payable to affiliated companies          7,778               3             55
  Accrued taxes                                         0               0            221
  Accrued interest                                     11               0              0
  Accrued pension benefits                              0               0              0
  Other                                               107               0            588
                                                ---------- --------------- --------------
                                                   34,047               3          3,385
                                                ---------- --------------- --------------
Deferred Credits:
  Accumulated deferred income taxes                     0           3,892             88
  Accumulated deferred investment tax credits           0               0              0
  Deferred contractual obligations                      0               0              0
  Decommissioning obligation--Millstone 1               0               0              0
  Deferred obligation to affiliated company             0               0              0
  Deferred credit--SFAS 109                             0               0              0
  Other                                                 0               0              0
                                                ---------- --------------- --------------
                                                        0           3,892             88
                                                ---------- --------------- --------------

    Total Capitalization and Liabilities         $ 38,844         $16,358         $7,435
                                                ========== =============== ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.







      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
         Capitalization and Liabilities
               December 31, 1998
             (Thousands of Dollars)







                                                Eliminations Consolidated
                                                ------------ ------------
Capitalization:
  Common shareholders' equity:
   Common shares                                 $  151,819  $   685,156
   Capital surplus, paid in                       1,556,302      940,661
   Deferred benefit plan-employee stock
     ownership plan                                       0     (140,619)
   Retained earnings                                460,970      560,769
   Accumulated other comprehensive income             1,405        1,405
                                                ------------ ------------
    Total common shareholders' equity             2,170,496    2,047,372
  Preferred stock not subject to mandatory
    redemption                                            0      136,200
  Preferred stock subject to mandatory
    redemption                                            0      167,539
  Long-term debt                                          0    3,282,138
                                                ------------ ------------
    Total capitalization                          2,170,496    5,633,249
                                                ------------ ------------

Minority Interest in Consolidated Subsidiary              0      100,000
                                                ------------ ------------

Obligations Under Capital Leases                    700,381       88,423
                                                ------------ ------------

Current Liabilities:
  Notes payable to banks                                  0       30,000
  Notes payable to affiliated company               161,200            0
  Long-term debt and preferred stock--current
   portion                                                0      397,153
  Obligations under capital leases--current
   portion                                          137,807      120,856
  Accounts payable                                      208      338,612
  Accounts payable to affiliated companies           94,231            0
  Accrued taxes                                      72,712       50,755
  Accrued interest                                        0       51,044
  Accrued pension benefits                           90,849       33,034
  Other                                              34,477      106,333
                                                ------------ ------------
                                                    591,484    1,127,787
                                                ------------ ------------
Deferred Credits:
  Accumulated deferred income taxes                  47,073    1,848,694
  Accumulated deferred investment tax credits             0      143,369
  Deferred contractual obligations                        0      418,760
  Decommissioning obligation--Millstone 1                 0      692,000
  Deferred obligation to affiliated company          22,728       22,728
  Deferred credit--SFAS 109                          13,675            0
  Other                                              47,615      312,371
                                                ------------ ------------
                                                    131,091    3,437,922
                                                ------------ ------------

    Total Capitalization and Liabilities         $3,593,452  $10,387,381
                                                ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.





















      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 1998
             (Thousands of Dollars)



                                                                  The
                                                              Connecticut   Public Service
                                                               Light and      Company of
                                                   Northeast Power Company  New Hampshire
                                                   Utilities (consolidated) (consolidated)
                                                   (parent)       (b)            (b)
                                                   --------- -------------- --------------

Operating Revenues                                $       0     $2,386,864     $1,087,247
                                                   --------- -------------- --------------
Operating Expenses:
  Operation--
    Fuel, purchased and net interchange power             0        887,224        322,071
    Other                                             7,599        703,971        400,730
  Maintenance                                             2        271,317         51,734
  Depreciation                                            0        216,509         45,342
  Amortization of regulatory assets, net                  0        120,884         26,758
  Federal and state income taxes                      1,569        (11,642)        64,792
  Taxes other than income taxes                          73        170,347         43,181
                                                   --------- -------------- --------------
       Total operating expenses                       9,243      2,358,610        954,608
                                                   --------- -------------- --------------
  Operating Income (Loss)                            (9,243)        28,254        132,639
                                                   --------- -------------- --------------

Other Income:
  Equity in earnings of subsidiaries               (145,874)             0              0
  Deferred nuclear plants return--other funds             0            165              0
  Equity in earnings of regional nuclear
    generating companies and transmission
    companies                                         2,903          6,241          1,577
  Other, net                                         21,995         (6,240)         8,854
  Minority interest in income of subsidiary               0         (9,300)             0
  Millstone 1-unrecoverable costs                         0       (143,239)             0
  Gain on sale of investments                             0              0              0
  Reserve for loss on sale of COE Ave Fenix
   Investment in Ave Fenix Energia, S.A.                  0              0              0
  Income taxes                                            0         67,127         (7,473)
                                                   --------- -------------- --------------
      Other income (loss), net                     (120,976)       (85,246)         2,958
                                                   --------- -------------- --------------
      Income (loss) before interest charges        (130,219)       (56,992)       135,597
                                                   --------- -------------- --------------
Interest Charges:
  Interest on long-term debt                         16,187        133,192         43,317
  Other interest                                        347          5,898            594
  Deferred nuclear plants return--borrowed funds          0           (357)             0
                                                   --------- -------------- --------------
      Interest charges, net                          16,534        138,733         43,911
                                                   --------- -------------- --------------

    Net Income (Loss)                             $(146,753)    $ (195,725)    $   91,686
                                                   ========= ============== ==============




Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.







      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 1998
             (Thousands of Dollars)



                                                      Western
                                                   Massachusetts                   Holyoke
                                                     Electric                    Water Power
                                                      Company    North Atlantic    Company
                                                   (consolidatd)     Energy     (consolidated)
                                                        (b)       Corporation        (b)
                                                   ------------- -------------- --------------

Operating Revenues                                     $393,322       $276,685        $41,750
                                                   ------------- -------------- --------------
Operating Expenses:
  Operation--
    Fuel, purchased and net interchange power           113,148         13,305         19,937
    Other                                               134,916         36,763          4,646
  Maintenance                                            56,622         14,120          4,912
  Depreciation                                           40,901         25,381          2,067
  Amortization of regulatory assets, net                  6,016         85,464             (1)
  Federal and state income taxes                          2,109         36,194            898
  Taxes other than income taxes                          19,756         11,401          3,810
                                                   ------------- -------------- --------------
       Total operating expenses                         373,468        222,628         36,269
                                                   ------------- -------------- --------------
  Operating Income (Loss)                                19,854         54,057          5,481
                                                   ------------- -------------- --------------

Other Income:
  Equity in earnings of subsidiaries                          0              0              0
  Deferred nuclear plants return--other funds                 0          6,731              0
  Equity in earnings of regional nuclear
    generating companies and transmission
    companies                                             1,699              0              0
  Other, net                                             (1,905)        (8,435)          (135)
  Minority interest in income of subsidiary                   0              0              0
  Millstone 1-unrecoverable costs                             0              0              0
  Gain on sale of investments                                 0              0              0
  Reserve for loss on sale of COE Ave Fenix
   Investment in Ave Fenix Energia, S.A.                      0              0              0
  Income taxes                                            2,198         14,378            163
                                                   ------------- -------------- --------------
      Other income (loss), net                            1,992         12,674             28
                                                   ------------- -------------- --------------
      Income (loss) before interest charges              21,846         66,731          5,509
                                                   ------------- -------------- --------------
Interest Charges:
  Interest on long-term debt                             28,027         50,082          1,569
  Other interest                                          3,415           (676)             9
  Deferred nuclear plants return--borrowed funds            (17)       (12,169)             0
                                                   ------------- -------------- --------------
      Interest charges, net                              31,425         37,237          1,578
                                                   ------------- -------------- --------------

    Net Income (Loss)                                  $ (9,579)      $ 29,494        $ 3,931
                                                   ============= ============== ==============




Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.







      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 1998
             (Thousands of Dollars)





                                                   Northeast Northeast
                                                   Utilities  Nuclear  North Atlantic
                                                    Service   Energy   Energy Service
                                                    Company   Company   Corporation
                                                   --------- --------- --------------

Operating Revenues                                 $293,229  $531,666       $144,803
                                                   --------- --------- --------------
Operating Expenses:
  Operation--
    Fuel, purchased and net interchange power             0         0          7,927
    Other                                           261,445   288,306         92,338
  Maintenance                                        12,493   224,934         39,241
  Depreciation                                       10,543     1,768              0
  Amortization of regulatory assets, net                  0         0              0
  Federal and state income taxes                       (175)   (2,309)           447
  Taxes other than income taxes                      12,698    12,860          4,412
                                                   --------- --------- --------------
       Total operating expenses                     297,004   525,559        144,365
                                                   --------- --------- --------------
  Operating Income (Loss)                            (3,775)    6,107            438
                                                   --------- --------- --------------

Other Income:
  Equity in earnings of subsidiaries                      0         0              0
  Deferred nuclear plants return--other funds             0         0              0
  Equity in earnings of regional nuclear
    generating companies and transmission
    companies                                             0         0              0
  Other, net                                          4,086    (1,379)          (355)
  Minority interest in income of subsidiary               0         0              0
  Millstone 1-unrecoverable costs                         0         0              0
  Gain on sale of investments                             0         0              0
  Reserve for loss on sale of COE Ave Fenix
   Investment in Ave Fenix Energia, S.A.                  0         0              0
  Income taxes                                            0         0              0
                                                   --------- --------- --------------
      Other income (loss), net                        4,086    (1,379)          (355)
                                                   --------- --------- --------------
      Income (loss) before interest charges             311     4,728             83
                                                   --------- --------- --------------
Interest Charges:
  Interest on long-term debt                              0     1,907              0
  Other interest                                        311       762             83
  Deferred nuclear plants return--borrowed funds          0         0              0
                                                   --------- --------- --------------
      Interest charges, net                             311     2,669             83
                                                   --------- --------- --------------

    Net Income (Loss)                              $      0  $  2,059       $      0
                                                   ========= ========= ==============



Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.






      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 1998
             (Thousands of Dollars)




                                                                            Charter Oak
                                                      The      The Rocky    Energy, Inc.
                                                   Quinnehtuk River Realty (consolidated)
                                                    Company     Company         (b)
                                                   ---------- ------------ --------------

Operating Revenues                                     $ 209       $6,619       $      0
                                                   ---------- ------------ --------------
Operating Expenses:
  Operation--
    Fuel, purchased and net interchange power              0            0              0
    Other                                                 22          648          1,994
  Maintenance                                              0            0              1
  Depreciation                                            55        2,301              0
  Amortization of regulatory assets, net                   0            0              0
  Federal and state income taxes                        (275)           2            425
  Taxes other than income taxes                          298        1,394            (57)
                                                   ---------- ------------ --------------
       Total operating expenses                          100        4,345          2,363
                                                   ---------- ------------ --------------
  Operating Income (Loss)                                109        2,274         (2,363)
                                                   ---------- ------------ --------------

Other Income:
  Equity in earnings of subsidiaries                       0            0              0
  Deferred nuclear plants return--other funds              0            0              0
  Equity in earnings of regional nuclear
    generating companies and transmission
    companies                                              0            0              0
  Other, net                                             (43)          56         (6,690)
  Minority interest in income of subsidiary                0            0              0
  Millstone 1-unrecoverable costs                          0            0              0
  Gain on sale of investments                              0            0          3,978
  Reserve for loss on sale of COE Ave Fenix
   Investment in Ave Fenix Energia, S.A.                   0            0        (20,000)
  Income taxes                                             0            0              0
                                                   ---------- ------------ --------------
      Other income (loss), net                           (43)          56        (22,712)
                                                   ---------- ------------ --------------
      Income (loss) before interest charges               66        2,330        (25,075)
                                                   ---------- ------------ --------------
Interest Charges:
  Interest on long-term debt                               0        1,450              0
  Other interest                                         303          880              0
  Deferred nuclear plants return--borrowed funds           0            0              0
                                                   ---------- ------------ --------------
      Interest charges, net                              303        2,330              0
                                                   ---------- ------------ --------------

    Net Income (Loss)                                  $(237)      $    0       $(25,075)
                                                   ========== ============ ==============



Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.







      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 1998
             (Thousands of Dollars)




                                                     Select        Mode 1         HEC Inc.
                                                     Energy,   Communications, (consolidated)
                                                      Inc.          Inc.            (b)
                                                   ----------- --------------- --------------

Operating Revenues                                   $ 29,254         $     0        $22,708
                                                   ----------- --------------- --------------
Operating Expenses:
  Operation--
    Fuel, purchased and net interchange power          22,467               0              0
    Other                                              26,920             233         22,873
  Maintenance                                              29               0             36
  Depreciation                                              0               0            443
  Amortization of regulatory assets, net                    0               0              0
  Federal and state income taxes                       (7,832)         (1,363)          (281)
  Taxes other than income taxes                           812              10            356
                                                   ----------- --------------- --------------
       Total operating expenses                        42,396          (1,120)        23,427
                                                   ----------- --------------- --------------
  Operating Income (Loss)                             (13,142)          1,120           (719)
                                                   ----------- --------------- --------------

Other Income:
  Equity in earnings of subsidiaries                        0               0              0
  Deferred nuclear plants return--other funds               0               0              0
  Equity in earnings of regional nuclear
    generating companies and transmission
    companies                                               0               0              0
  Other, net                                               26          (3,379)           152
  Minority interest in income of subsidiary                 0               0              0
  Millstone 1-unrecoverable costs                           0               0              0
  Gain on sale of investments                               0               0              0
  Reserve for loss on sale of COE Ave Fenix
   Investment in Ave Fenix Energia, S.A.                    0               0              0
  Income taxes                                              0               0              0
                                                   ----------- --------------- --------------
      Other income (loss), net                             26          (3,379)           152
                                                   ----------- --------------- --------------
      Income (loss) before interest charges           (13,116)         (2,259)          (567)
                                                   ----------- --------------- --------------
Interest Charges:
  Interest on long-term debt                                0               0              0
  Other interest                                          253               0            108
  Deferred nuclear plants return--borrowed funds            0               0              0
                                                   ----------- --------------- --------------
      Interest charges, net                               253               0            108
                                                   ----------- --------------- --------------

    Net Income (Loss)                                $(13,369)        $(2,259)       $  (675)
                                                   =========== =============== ==============



Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.







      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 1998
             (Thousands of Dollars)






                                                   Eliminations Consolidated
                                                   ------------ ------------

Operating Revenues                                  $1,446,643   $3,767,714
                                                   ------------ ------------
Operating Expenses:
  Operation--
    Fuel, purchased and net interchange power           89,599    1,296,480
    Other                                            1,006,266      977,139
  Maintenance                                          276,275      399,165
  Depreciation                                          12,503      332,807
  Amortization of regulatory assets, net                35,990      203,132
  Federal and state income taxes                           227       82,332
  Taxes other than income taxes                         29,419      251,932
                                                   ------------ ------------
       Total operating expenses                      1,450,279    3,542,987
                                                   ------------ ------------
  Operating Income (Loss)                               (3,636)     224,727
                                                   ------------ ------------

Other Income:
  Equity in earnings of subsidiaries                  (145,874)           0
  Deferred nuclear plants return--other funds                0        6,896
  Equity in earnings of regional nuclear
    generating companies and transmission
    companies                                                0       12,420
  Other, net                                            25,731      (19,121)
  Minority interest in income of subsidiary                  0       (9,300)
  Millstone 1-unrecoverable costs                            0     (143,239)
  Gain on sale of investments                            3,978            0
  Reserve for loss on sale of COE Ave Fenix
   Investment in Ave Fenix Energia, S.A.               (20,000)           0
  Income taxes                                               0       76,393
                                                   ------------ ------------
      Other income (loss), net                        (136,165)     (75,951)
                                                   ------------ ------------
      Income (loss) before interest charges           (139,801)     148,776
                                                   ------------ ------------
Interest Charges:
  Interest on long-term debt                             1,907      273,824
  Other interest                                         4,479        7,808
  Deferred nuclear plants return--borrowed funds             0      (12,543)
                                                   ------------ ------------
      Interest charges, net                              6,386      269,089
                                                   ------------ ------------

    Net Income (Loss)                               $ (146,187)  $ (120,313)
                                                   ============ ============



Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.





















     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
             Retained Earnings (a)
         Year Ended December 31, 1998
             (Thousands of Dollars)


                                                               The
                                                           Connecticut   Public Service
                                                            Light and      Company of
                                               Northeast  Power Company  New Hampshire
                                               Utilities  (consolidated) (consolidated)
                                                (parent)       (b)            (b)
                                               ---------- -------------- --------------

Balance at beginning of period                 $ 707,522      $ 419,972       $170,501
Addition: Net income (loss)                     (146,753)      (195,725)        91,686
                                               ---------- -------------- --------------
                                                 560,769        224,247        262,187
                                               ---------- -------------- --------------

Deductions:
  Dividends declared:

   Preferred stock (at required annual rates):
    The Connecticut Light and Power Company                      14,139
    Western Massachusetts Electric Company
    Public Service Company of New Hampshire                                      9,275

   Common shares:
    $1,333.33 per share
    $20,000.00 per share
    $25,000.00 per share
                                               ---------- -------------- --------------
                                                       0         14,139          9,275
                                               ---------- -------------- --------------
Balance at end of period                       $ 560,769      $ 210,108       $252,912
                                               ========== ============== ==============







     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
         Capital Surplus, Paid In (a)
         Year Ended December 31, 1998
            (Thousands of Dollars)


                                                               The
                                                           Connecticut   Public Service
                                                            Light and      Company of
                                               Northeast  Power Company  New Hampshire
                                               Utilities  (consolidated) (consolidated)
                                                (parent)       (b)            (b)
                                               ---------- -------------- --------------

Balance at beginning of period                  $932,494       $641,333       $423,713

Capital contribution from Northeast Utilities          0         20,000              0
Dividends declared on common shares:
 $194,000.00 per share                                 0              0              0
Issuance of 189,094 common shares                  1,714              0              0
Allocation of benefits--ESOP                      (4,769)             0              0
Gain on repurchase of preferred stock                 59             59              0
Unearned stock compensation                         (537)             0              0
Gain on equity investment                          8,140              0              0
Capital stock expenses, net                        3,560          2,764            537
                                               ---------- -------------- --------------

Balance at end of period                        $940,661       $664,156       $424,250
                                               ========== ============== ==============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.







     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
             Retained Earnings (a)
         Year Ended December 31, 1998
             (Thousands of Dollars)


                                                  Western
                                               Massachusetts                    Holyoke
                                                 Electric                     Water Power
                                                  Company     North Atlantic    Company
                                               (consolidated)    Energy      (consolidated)
                                                    (b)        Corporation        (b)
                                               -------------- -------------- --------------

Balance at beginning of period                       $58,608        $58,702        $ 9,661
Addition: Net income (loss)                           (9,579)        29,494          3,931
                                               -------------- -------------- --------------
                                                      49,029         88,196         13,592
                                               -------------- -------------- --------------

Deductions:
  Dividends declared:

   Preferred stock (at required annual rates):
    The Connecticut Light and Power Company
    Western Massachusetts Electric Company             3,026
    Public Service Company of New Hampshire

   Common shares:
    $1,333.33 per share
    $20,000.00 per share                                             20,000
    $25,000.00 per share                                             25,000
                                               -------------- -------------- --------------
                                                       3,026         45,000              0
                                               -------------- -------------- --------------
Balance at end of period                             $46,003        $43,196        $13,592
                                               ============== ============== ==============







     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
         Capital Surplus, Paid In (a)
         Year Ended December 31, 1998
            (Thousands of Dollars)


                                                  Western
                                               Massachusetts                    Holyoke
                                                 Electric                     Water Power
                                                  Company     North Atlantic    Company
                                               (consolidated)    Energy      (consolidated)
                                                    (b)        Corporation        (b)
                                               -------------- -------------- --------------

Balance at beginning of period                      $151,171       $160,999         $6,000

Capital contribution from Northeast Utilities              0              0              0
Dividends declared on common shares:
 $194,000.00 per share                                     0              0              0
Issuance of 189,094 common shares                          0              0              0
Allocation of benefits--ESOP                               0              0              0
Gain on repurchase of preferred stock                      0              0              0
Unearned stock compensation                                0              0              0
Gain on equity investment                                  0              0              0
Capital stock expenses, net                              260              0              0
                                               -------------- -------------- --------------

Balance at end of period                            $151,431       $160,999         $6,000
                                               ============== ============== ==============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.






     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
             Retained Earnings (a)
         Year Ended December 31, 1998
             (Thousands of Dollars)



                                               Northeast
                                                Nuclear  North Atlantic       The
                                                Energy   Energy Service    Quinnehtuk
                                                Company    Corporation      Company
                                               --------- -------------- --------------

Balance at beginning of period                   $  864             $2        $(2,490)
Addition: Net income (loss)                       2,059              0           (237)
                                               --------- -------------- --------------
                                                  2,923              2         (2,727)
                                               --------- -------------- --------------

Deductions:
  Dividends declared:

   Preferred stock (at required annual rates):
    The Connecticut Light and Power Company
    Western Massachusetts Electric Company
    Public Service Company of New Hampshire

   Common shares:
    $1,333.33 per share                           2,000
    $20,000.00 per share
    $25,000.00 per share
                                               --------- -------------- --------------
                                                  2,000              0              0
                                               --------- -------------- --------------
Balance at end of period                         $  923             $2        $(2,727)
                                               ========= ============== ==============







     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
         Capital Surplus, Paid In (a)
         Year Ended December 31, 1998
            (Thousands of Dollars)


                                               Northeast   Northeast
                                               Utilities    Nuclear     North Atlantic
                                                Service     Energy      Energy Service
                                                Company     Company       Corporation
                                               --------- -------------- --------------

Balance at beginning of period                       $1        $15,350             $9

Capital contribution from Northeast Utilities         0              0              0
Dividends declared on common shares:
 $194,000.00 per share                                0              0              0
Issuance of 189,094 common shares                     0              0              0
Allocation of benefits--ESOP                          0              0              0
Gain on repurchase of preferred stock                 0              0              0
Unearned stock compensation                           0              0              0
Gain on equity investment                             0              0              0
Capital stock expenses, net                           0              0              0
                                               --------- -------------- --------------

Balance at end of period                             $1        $15,350             $9
                                               ========= ============== ==============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.






     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
             Retained Earnings (a)
         Year Ended December 31, 1998
             (Thousands of Dollars)


                                                               Charter Oak
                                                 The Rocky     Energy, Inc.    Select
                                                River Realty  (consolidated)   Energy,
                                                  Company          (b)          Inc.
                                               -------------- -------------- -----------

Balance at beginning of period                           674        (58,129)     (2,885)
Addition: Net income (loss)                                0        (25,075)    (13,369)
                                               -------------- -------------- -----------
                                                         674        (83,204)    (16,254)
                                               -------------- -------------- -----------

Deductions:
  Dividends declared:

   Preferred stock (at required annual rates):
    The Connecticut Light and Power Company
    Western Massachusetts Electric Company
    Public Service Company of New Hampshire

   Common shares:
    $1,333.33 per share
    $20,000.00 per share
    $25,000.00 per share
                                               -------------- -------------- -----------
                                                           0              0           0
                                               -------------- -------------- -----------
Balance at end of period                                 674        (83,204)    (16,254)
                                               ============== ============== ===========






     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
         Capital Surplus, Paid In (a)
         Year Ended December 31, 1998
            (Thousands of Dollars)



                                                               Charter Oak
                                                     The       Energy, Inc.    Select
                                                  Quinnehtuk  (consolidated)   Energy,
                                                   Company         (b)          Inc.
                                               -------------- -------------- -----------

Balance at beginning of period                          $155       $102,344     $ 4,051

Capital contribution from Northeast Utilities              0          9,800      17,000
Dividends declared on common shares:
 $194,000.00 per share                                     0        (19,400)          0
Issuance of 189,094 common shares                          0              0           0
Allocation of benefits--ESOP                               0              0           0
Gain on repurchase of preferred stock                      0              0           0
Unearned stock compensation                                0              0           0
Gain on equity investment                                  0              0           0
Capital stock expenses, net                                0              0           0
                                               -------------- -------------- -----------

Balance at end of period                                $155       $ 92,744     $21,051
                                               ============== ============== ===========

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.






     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
             Retained Earnings (a)
         Year Ended December 31, 1998
             (Thousands of Dollars)



                                                   Mode 1         HEC Inc.
                                               Communications, (consolidated)
                                                    Inc.            (b)
                                               --------------- --------------

Balance at beginning of period                        $(1,435)         $ 113
Addition: Net income (loss)                            (2,259)          (675)
                                               --------------- --------------
                                                       (3,694)          (562)
                                               --------------- --------------

Deductions:
  Dividends declared:

   Preferred stock (at required annual rates):
    The Connecticut Light and Power Company
    Western Massachusetts Electric Company
    Public Service Company of New Hampshire

   Common shares:
    $1,333.33 per share
    $20,000.00 per share
    $25,000.00 per share
                                               --------------- --------------
                                                            0              0
                                               --------------- --------------
Balance at end of period                              $(3,694)         $(562)
                                               =============== ==============







     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
         Capital Surplus, Paid In (a)
         Year Ended December 31, 1998
            (Thousands of Dollars)


                                                   Mode 1         HEC Inc.
                                               Communications, (consolidated)
                                                    Inc.            (b)
                                               --------------- --------------

Balance at beginning of period                        $ 8,017         $3,999

Capital contribution from Northeast Utilities               0              0
Dividends declared on common shares:
 $194,000.00 per share                                      0              0
Issuance of 189,094 common shares                           0              0
Allocation of benefits--ESOP                                0              0
Gain on repurchase of preferred stock                       0              0
Unearned stock compensation                                 0              0
Gain on equity investment                               8,140              0
Capital stock expenses, net                                 0              0
                                               --------------- --------------

Balance at end of period                              $16,157         $3,999
                                               =============== ==============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.






     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
             Retained Earnings (a)
         Year Ended December 31, 1998
             (Thousands of Dollars)



                                               Eliminations Consolidated
                                               ------------ ------------

Balance at beginning of period                   $ 654,157    $ 707,522
Addition: Net income (loss)                       (146,187)    (120,313)
                                               ------------ ------------
                                                   507,970      587,209
                                               ------------ ------------

Deductions:
  Dividends declared:

   Preferred stock (at required annual rates):
    The Connecticut Light and Power Company                      14,139
    Western Massachusetts Electric Company                        3,026
    Public Service Company of New Hampshire                       9,275

   Common shares:
    $1,333.33 per share                              2,000            0
    $20,000.00 per share                            20,000            0
    $25,000.00 per share                            25,000            0
                                               ------------ ------------
                                                    47,000       26,440
                                               ------------ ------------
Balance at end of period                         $ 460,970    $ 560,769
                                               ============ ============






     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
         Capital Surplus, Paid In (a)
         Year Ended December 31, 1998
            (Thousands of Dollars)



                                               Eliminations Consolidated
                                               ------------ ------------

Balance at beginning of period                  $1,517,142     $932,494

Capital contribution from Northeast Utilities       46,800            0
Dividends declared on common shares:
 $194,000.00 per share                             (19,400)           0
Issuance of 189,094 common shares                        0        1,714
Allocation of benefits--ESOP                             0       (4,769)
Gain on repurchase of preferred stock                   59           59
Unearned stock compensation                              0         (537)
Gain on equity investment                            8,140        8,140
Capital stock expenses, net                          3,560        3,560
                                               ------------ ------------

Balance at end of period                        $1,556,301     $940,661
                                               ============ ============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.






















           NORTHEAST UTILITIES AND SUBSIDIARIES
         Consolidating Statement of Cash Flows (a)
               Year Ended December 31, 1998
                  (Thousands of Dollars)


                                                                                  The
                                                                              Connecticut   Public Service
                                                                               Light and      Company of
                                                                   Northeast Power Company  New Hampshire
                                                                   Utilities (consolidated) (consolidated)
                                                                   (parent)       (b)            (b)
                                                                ------------ -------------- --------------
Operating Activities:
  Net (loss)/income                                             $  (146,753) $    (195,725) $      91,686
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                          0        216,509         45,342
    Deferred income taxes and investment tax credits, net               777        (65,689)        78,359
    Deferred nuclear plants return                                        0           (521)             0
    Amortization of nuclear plants return                                 0              0              0
    Amortization of deferred demand-side-management costs, net            0         42,085              0
    Amortization/(deferral) of recoverable energy costs                   0         30,745          2,065
    Amortization of PSNH acquisition costs                                0              0         49,431
    Amortization of regulatory assets - income taxes                      0         66,027              0
    Amortization of cogeneration deferral                                 0         29,559              0
    Amortization of regulatory liability - PSNH                           0              0        (32,860)
    Amortization of other regulatory assets                               0         25,298         10,187
    Millstone 1 -- unrecoverable costs                                    0        143,239              0
    Equity in earnings of subsidiary companies                      145,874              0              0
    Cash dividends received from subsidiary companies                47,000              0              0
    Other sources of cash                                            21,512         82,109         32,374
    Other uses of cash                                                 (586)       (23,040)       (85,202)
    Changes in working capital:
      Receivables and accrued utility revenues, net                     (84)        (5,086)        21,948
      Fuel, materials and supplies                                        0          9,896          3,519
      Accounts payable                                                  523        (63,592)           404
      Accrued taxes                                                 (15,815)       (13,621)        13,279
      Sale of receivables and accrued utility revenues                    0         35,000              0
      Investments in securitizable assets                                 0         45,372              0
      Other working capital (excludes cash)                            (166)        30,097        (13,714)
                                                                ------------ -------------- --------------
Net cash flows from/(used for) operating activities                  52,282        388,662        216,818
                                                                ------------ -------------- --------------
Financing Activities:
  Issuance of common shares                                           2,659              0              0
  Issuance of long-term debt                                              0              0              0
  Net (decrease)/increase in short-term debt                              0        (86,300)             0
  Reacquisitions and retirements of long-term debt                  (17,000)       (45,006)      (170,000)
  Reacquisitions and retirements of preferred stock                       0        (35,711)       (25,000)
  Cash dividends on preferred stock                                       0        (14,139)        (9,275)
  Cash dividends on common shares                                         0              0              0
  Other paid in capital                                                   0              0              0
                                                                ------------ -------------- --------------
Net cash flows (used for)/from financing activities                 (14,341)      (181,156)      (204,275)
                                                                ------------ -------------- --------------
Investment Activities:
  Investment in plant:
    Electric and other utility plant                                      0       (132,194)       (43,780)
    Nuclear fuel                                                          0         (8,444)          (307)
                                                                ------------ -------------- --------------
  Net cash flows used for investments in plant                            0       (140,638)       (44,087)
  NU system Money Pool                                                 (200)        (6,600)             0
  Investment in subsidiaries                                        (40,029)             0              0
  Investment in nuclear decommissioning trusts                            0        (54,106)          (641)
  Other investment activities, net                                    2,278        (26,187)          (746)
  Capital contributions from Northeast Utilities                          0         20,000              0
                                                                ------------ -------------- --------------
Net cash flows (used for)/from investments                          (37,951)      (207,531)       (45,474)
                                                                ------------ -------------- --------------
Net (decrease)/increase in cash for the period                          (10)           (25)       (32,931)
Cash and cash equivalents - beginning of period                          10            459         94,647
                                                                ------------ -------------- --------------
Cash and cash equivalents - end of period                       $         0  $         434  $      61,716
                                                                ============ ============== ==============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                          $    16,610  $     110,119  $      46,277
  Income taxes                                                  $    16,929  $     (46,747) $      18,694
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases               $        -   $       4,102  $        -
  Seabrook Power Contracts                                      $        -   $        -     $           0


Note:  Individual columns may not add to Consolidated financial statements due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.







           NORTHEAST UTILITIES AND SUBSIDIARIES
         Consolidating Statement of Cash Flows (a)
               Year Ended December 31, 1998
                  (Thousands of Dollars)

                                                                    Western
                                                                 Massachusetts                 Holyoke
                                                                   Electric       North      Water Power
                                                                    Company      Atlantic      Company
                                                                 (consolidated)   Energy    (consolidated)
                                                                     (b)        Corporation      (b)
                                                                -------------- ------------ --------------
Operating Activities:
  Net (loss)/income                                             $      (9,579) $    29,494  $       3,931
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                       40,901       25,381          2,067
    Deferred income taxes and investment tax credits, net               7,405        6,010            727
    Deferred nuclear plants return                                        (18)     (18,900)             0
    Amortization of nuclear plants return                                   0       86,376
    Amortization of deferred demand-side-management costs, net              0            0              0
    Amortization/(deferral) of recoverable energy costs                 5,366            0              0
    Amortization of PSNH acquisition costs                                  0            0              0
    Amortization of regulatory assets - income taxes                    2,657            0
    Amortization of cogeneration deferral                                   0            0              0
    Amortization of regulatory liability - PSNH                             0            0
    Amortization of other regulatory assets                             3,359         (912)
    Millstone 1 -- unrecoverable costs                                      0            0              0
    Equity in earnings of subsidiary companies                              0            0              0
    Cash dividends received from subsidiary companies                       0            0              0
    Other sources of cash                                               9,029       35,096            316
    Other uses of cash                                                (11,791)     (16,173)          (489)
    Changes in working capital:
      Receivables and accrued utility revenues, net                     1,622        1,891            370
      Fuel, materials and supplies                                        807          191           (633)
      Accounts payable                                                (20,962)      (7,161)        (1,663)
      Accrued taxes                                                       742          710          2,089
      Sale of receivables and accrued utility revenues                      0            0              0
      Investments in securitizable assets                               3,415            0              0
      Other working capital (excludes cash)                            (3,441)     (13,258)        (1,076)
                                                                -------------- ------------ --------------
Net cash flows from/(used for) operating activities                    29,512      128,745          5,639
                                                                -------------- ------------ --------------
Financing Activities:
  Issuance of common shares                                                 0            0              0
  Issuance of long-term debt                                                0            0              0
  Net (decrease)/increase in short-term debt                           21,550       (9,950)             0
  Reacquisitions and retirements of long-term debt                     (9,800)     (20,000)             0
  Reacquisitions and retirements of preferred stock                    (1,500)           0              0
  Cash dividends on preferred stock                                    (3,026)           0              0
  Cash dividends on common shares                                           0      (45,000)             0
  Other paid in capital                                                     0            0              0
                                                                -------------- ------------ --------------
Net cash flows (used for)/from financing activities                     7,224      (74,950)             0
                                                                -------------- ------------ --------------
Investment Activities:
  Investment in plant:
    Electric and other utility plant                                  (19,895)      (9,028)        (1,045)
    Nuclear fuel                                                       (1,801)      (6,474)             0
                                                                -------------- ------------ --------------
  Net cash flows used for investments in plant                        (21,696)     (15,502)        (1,045)
  NU system Money Pool                                                      0      (30,350)          (950)
  Investment in subsidiaries                                                0            0              0
  Investment in nuclear decommissioning trusts                        (12,918)      (7,885)             0
  Other investment activities, net                                     (2,121)           0              1
  Capital contributions from Northeast Utilities                            0            0              0
                                                                -------------- ------------ --------------
Net cash flows (used for)/from investments                            (36,735)     (53,737)        (1,994)
                                                                -------------- ------------ --------------
Net (decrease)/increase in cash for the period                              1           58          3,645
Cash and cash equivalents - beginning of period                           105           13             10
                                                                -------------- ------------ --------------
Cash and cash equivalents - end of period                       $         106  $        71  $       3,655
                                                                ============== ============ ==============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                          $      22,902  $    42,498  $       1,358
  Income taxes                                                  $      (2,624) $    22,136  $        (285)
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases               $         962  $       -    $        -
  Seabrook Power Contracts                                      $        -     $       -    $        -


Note:  Individual columns may not add to Consolidated financial statements due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.










           NORTHEAST UTILITIES AND SUBSIDIARIES
         Consolidating Statement of Cash Flows (a)
               Year Ended December 31, 1998
                  (Thousands of Dollars)

<CAPITON>

                                                                                              North
                                                                   Northeast   Northeast     Atlantic
                                                                   Utilities    Nuclear       Energy
                                                                    Service     Energy        Service
                                                                    Company     Company     Corporation
                                                                ------------ ------------- ------------
Operating Activities:
  Net (loss)/income                                             $         0  $      2,059  $         0
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                     10,543         1,768            0
    Deferred income taxes and investment tax credits, net             2,278        (4,107)          90
    Deferred nuclear plants return                                        0             0            0
    Amortization of nuclear plants return
    Amortization of deferred demand-side-management costs, net            0             0            0
    Amortization/(deferral) of recoverable energy costs                   0             0            0
    Amortization of PSNH acquisition costs                                0             0            0
    Amortization of regulatory assets - income taxes
    Amortization of cogeneration deferral                                 0             0            0
    Amortization of regulatory liability - PSNH
    Amortization of other regulatory assets
    Millstone 1 -- unrecoverable costs                                    0             0            0
    Equity in earnings of subsidiary companies                            0             0            0
    Cash dividends received from subsidiary companies                     0             0            0
    Other sources of cash                                             5,342         5,491          291
    Other uses of cash                                                 (840)         (963)      (2,442)
    Changes in working capital:
      Receivables and accrued utility revenues, net                  47,370        10,104        3,357
      Fuel, materials and supplies                                     (605)       (2,642)        (500)
      Accounts payable                                              (32,575)      (88,090)      (2,742)
      Accrued taxes                                                 (10,500)       (2,208)         523
      Sale of receivables and accrued utility revenues                    0             0            0
      Investments in securitizable assets                                 0             0            0
      Other working capital (excludes cash)                         (11,290)       18,239        1,548
                                                                ------------ ------------- ------------
Net cash flows from/(used for) operating activities                   9,723       (60,349)         125
                                                                ------------ ------------- ------------
Financing Activities:
  Issuance of common shares                                               0             0            0
  Issuance of long-term debt                                              0             0            0
  Net (decrease)/increase in short-term debt                        (34,600)            0            0
  Reacquisitions and retirements of long-term debt                        0        (6,011)           0
  Reacquisitions and retirements of preferred stock                       0             0            0
  Cash dividends on preferred stock                                       0             0            0
  Cash dividends on common shares                                         0        (2,000)           0
  Other paid in capital                                                   0             0            0
                                                                ------------ ------------- ------------
Net cash flows (used for)/from financing activities                 (34,600)       (8,011)           0
                                                                ------------ ------------- ------------
Investment Activities:
  Investment in plant:
    Electric and other utility plant                                 (7,664)       (3,564)           0
    Nuclear fuel                                                          0             0            0
                                                                ------------ ------------- ------------
  Net cash flows used for investments in plant                       (7,664)       (3,564)           0
  NU system Money Pool                                               53,400        72,700            0
  Investment in subsidiaries                                              0             0            0
  Investment in nuclear decommissioning trusts                            0             0            0
  Other investment activities, net                                     (726)            0            0
  Capital contributions from Northeast Utilities                          0             0            0
                                                                ------------ ------------- ------------
Net cash flows (used for)/from investments                           45,010        69,136            0
                                                                ------------ ------------- ------------
Net (decrease)/increase in cash for the period                       20,133           776          125
Cash and cash equivalents - beginning of period                      44,200             2        1,690
                                                                ------------ ------------- ------------
Cash and cash equivalents - end of period                       $    64,333  $        778  $     1,815
                                                                ============ ============= ============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                          $        11  $      2,341  $       -
  Income taxes                                                  $     7,626  $      4,006  $      (114)
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases               $        -   $       -     $       -
  Seabrook Power Contracts                                      $        -   $       -     $       -


Note:  Individual columns may not add to Consolidated financial statements due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.






           NORTHEAST UTILITIES AND SUBSIDIARIES
         Consolidating Statement of Cash Flows (a)
               Year Ended December 31, 1998
                  (Thousands of Dollars)


                                                                            The Rocky    Charter Oak
                                                                    The       River       Energy, Inc.
                                                                 Quinnehtuk   Realty     (consolidated)
                                                                  Company     Company         (b)
                                                                ----------- ------------ --------------
Operating Activities:
  Net (loss)/income                                             $     (237) $         0  $     (25,075)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                        55        2,300              0
    Deferred income taxes and investment tax credits, net               14           66           (382)
    Deferred nuclear plants return                                       0            0              0
    Amortization of nuclear plants return
    Amortization of deferred demand-side-management costs, net           0            0              0
    Amortization/(deferral) of recoverable energy costs                  0            0              0
    Amortization of PSNH acquisition costs                               0            0              0
    Amortization of regulatory assets - income taxes
    Amortization of cogeneration deferral                                0            0              0
    Amortization of regulatory liability - PSNH
    Amortization of other regulatory assets
    Millstone 1 -- unrecoverable costs                                   0            0              0
    Equity in earnings of subsidiary companies                           0            0              0
    Cash dividends received from subsidiary companies                    0            0              0
    Other sources of cash                                                3           17          4,465
    Other uses of cash                                                 (52)      (1,265)          (692)
    Changes in working capital:
      Receivables and accrued utility revenues, net                      0          673           (195)
      Fuel, materials and supplies                                       0            0              0
      Accounts payable                                                  40           73           (276)
      Accrued taxes                                                   (175)        (324)           (25)
      Sale of receivables and accrued utility revenues                   0            0              0
      Investments in securitizable assets                                0            0              0
      Other working capital (excludes cash)                           (138)         218          3,748
                                                                ----------- ------------ --------------
Net cash flows from/(used for) operating activities                   (490)       1,758        (18,432)
                                                                ----------- ------------ --------------
Financing Activities:
  Issuance of common shares                                              0            0              0
  Issuance of long-term debt                                             0            0              0
  Net (decrease)/increase in short-term debt                           550          350              0
  Reacquisitions and retirements of long-term debt                       0       (1,738)             0
  Reacquisitions and retirements of preferred stock                      0            0              0
  Cash dividends on preferred stock                                      0            0              0
  Cash dividends on common shares                                        0            0              0
  Other paid in capital                                                  0            0         (9,600)
                                                                ----------- ------------ --------------
Net cash flows (used for)/from financing activities                    550       (1,388)        (9,600)
                                                                ----------- ------------ --------------
Investment Activities:
  Investment in plant:
    Electric and other utility plant                                   373         (402)           (63)
    Nuclear fuel                                                         0            0              0
                                                                ----------- ------------ --------------
  Net cash flows used for investments in plant                         373         (402)           (63)
  NU system Money Pool                                                   0            0              0
  Investment in subsidiaries                                             0            0              0
  Investment in nuclear decommissioning trusts                           0            0              0
  Other investment activities, net                                    (373)           3         27,213
  Capital contributions from Northeast Utilities                         0            0              0
                                                                ----------- ------------ --------------
Net cash flows (used for)/from investments                               0         (399)        27,150
                                                                ----------- ------------ --------------
Net (decrease)/increase in cash for the period                          60          (29)          (882)
Cash and cash equivalents - beginning of period                         18          100          1,637
                                                                ----------- ------------ --------------
Cash and cash equivalents - end of period                       $       78  $        71  $         755
                                                                =========== ============ ==============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                          $      303  $     2,112  $        -
  Income taxes                                                  $       10  $       268  $        (189)
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases               $     -     $     -      $        -
  Seabrook Power Contracts                                      $     -     $     -      $        -


Note:  Individual columns may not add to Consolidated financial statements due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.






           NORTHEAST UTILITIES AND SUBSIDIARIES
         Consolidating Statement of Cash Flows (a)
               Year Ended December 31, 1998
                  (Thousands of Dollars)


                                                                   Select        Mode 1         HEC, Inc.
                                                                   Energy,   Communications, (consolidated)
                                                                     Inc.        Inc.             (b)
                                                                ------------ --------------- --------------
Operating Activities:
  Net (loss)/income                                             $   (13,369) $       (2,259) $        (675)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                          0               0            443
    Deferred income taxes and investment tax credits, net               (28)         (1,617)          (310)
    Deferred nuclear plants return                                        0               0              0
    Amortization of nuclear plants return
    Amortization of deferred demand-side-management costs, net            0               0              0
    Amortization/(deferral) of recoverable energy costs                   0               0              0
    Amortization of PSNH acquisition costs                                0               0              0
    Amortization of regulatory assets - income taxes
    Amortization of cogeneration deferral                                 0               0              0
    Amortization of regulatory liability - PSNH
    Amortization of other regulatory assets
    Millstone 1 -- unrecoverable costs                                    0               0              0
    Equity in earnings of subsidiary companies                            0               0              0
    Cash dividends received from subsidiary companies                     0               0              0
    Other sources of cash                                                 1           5,546            343
    Other uses of cash                                               (1,267)            (36)           (34)
    Changes in working capital:
      Receivables and accrued utility revenues, net                 (24,688)              0            144
      Fuel, materials and supplies                                        3               0             26
      Accounts payable                                               31,871            (475)          (447)
      Accrued taxes                                                       0               0           (161)
      Sale of receivables and accrued utility revenues                    0               0              0
      Investments in securitizable assets                                 0               0              0
      Other working capital (excludes cash)                          (6,875)            453             20
                                                                ------------ --------------- --------------
Net cash flows from/(used for) operating activities                 (14,352)          1,612           (651)
                                                                ------------ --------------- --------------
Financing Activities:
  Issuance of common shares                                               0               0              0
  Issuance of long-term debt                                              0               0            275
  Net (decrease)/increase in short-term debt                              0               0            400
  Reacquisitions and retirements of long-term debt                        0               0              0
  Reacquisitions and retirements of preferred stock                       0               0              0
  Cash dividends on preferred stock                                       0               0              0
  Cash dividends on common shares                                         0               0              0
  Other paid in capital                                              17,000           8,141              0
                                                                ------------ --------------- --------------
Net cash flows (used for)/from financing activities                  17,000           8,141            675
                                                                ------------ --------------- --------------
Investment Activities:
  Investment in plant:
    Electric and other utility plant                                      0               0           (110)
    Nuclear fuel                                                          0               0              0
                                                                ------------ --------------- --------------
  Net cash flows used for investments in plant                            0               0           (110)
  NU system Money Pool                                                    0               0              0
  Investment in subsidiaries                                              0               0              0
  Investment in nuclear decommissioning trusts                            0               0              0
  Other investment activities, net                                   (2,647)         (7,836)             0
  Capital contributions from Northeast Utilities                          0               0              0
                                                                ------------ --------------- --------------
Net cash flows (used for)/from investments                           (2,647)         (7,836)          (110)
                                                                ------------ --------------- --------------
Net (decrease)/increase in cash for the period                            1           1,917            (86)
Cash and cash equivalents - beginning of period                           0               0            511
                                                                ------------ --------------- --------------
Cash and cash equivalents - end of period                       $         1  $        1,917  $         425
                                                                ============ =============== ==============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                          $        47  $        -      $          76
  Income taxes                                                  $      (159) $         (198) $         101
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases               $        -   $        -      $        -
  Seabrook Power Contracts                                      $        -   $        -      $        -


Note:  Individual columns may not add to Consolidated financial statements due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.






           NORTHEAST UTILITIES AND SUBSIDIARIES
         Consolidating Statement of Cash Flows (a)
               Year Ended December 31, 1998
                  (Thousands of Dollars)




                                                                 Eliminations  Consolidated
                                                                ------------- -------------
Operating Activities:
  Net (loss)/income                                             $   (146,189) $   (120,313)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                      12,502       332,807
    Deferred income taxes and investment tax credits, net                 91        23,502
    Deferred nuclear plants return                                         0       (19,439)
    Amortization of nuclear plants return                             35,990        50,386
    Amortization of deferred demand-side-management costs, net             0        42,085
    Amortization/(deferral) of recoverable energy costs                 (180)       38,356
    Amortization of PSNH acquisition costs                                 0        49,431
    Amortization of regulatory assets - income taxes                       0        68,684
    Amortization of cogeneration deferral                                  0        29,559
    Amortization of regulatory liability - PSNH                            0       (32,860)
    Amortization of other regulatory assets                                0        37,932
    Millstone 1 -- unrecoverable costs                                     0       143,239
    Equity in earnings of subsidiary companies                       145,874             0
    Cash dividends received from subsidiary companies                 47,000             0
    Other sources of cash                                             20,343       181,591
    Other uses of cash                                               (63,601)      (81,271)
    Changes in working capital:
      Receivables and accrued utility revenues, net                  119,979       (62,553)
      Fuel, materials and supplies                                         2        10,060
      Accounts payable                                              (120,814)      (64,258)
      Accrued taxes                                                  (30,225)        4,739
      Sale of receivables and accrued utility revenues                     0        35,000
      Investments in securitizable assets                                  0        48,787
      Other working capital (excludes cash)                           31,079       (26,714)
                                                                ------------- -------------
Net cash flows from/(used for) operating activities                   51,851       688,750
                                                                ------------- -------------
Financing Activities:
  Issuance of common shares                                                0         2,659
  Issuance of long-term debt                                               0           275
  Net (decrease)/increase in short-term debt                         (88,000)      (20,000)
  Reacquisitions and retirements of long-term debt                         0      (269,555)
  Reacquisitions and retirements of preferred stock                        0       (62,211)
  Cash dividends on preferred stock                                        0       (26,440)
  Cash dividends on common shares                                    (47,000)            0
  Other paid in capital                                               15,541             0
                                                                ------------- -------------
Net cash flows (used for)/from financing activities                 (119,459)     (375,272)
                                                                ------------- -------------
Investment Activities:
  Investment in plant:
    Electric and other utility plant                                    (363)     (217,009)
    Nuclear fuel                                                           0       (17,026)
                                                                ------------- -------------
  Net cash flows used for investments in plant                          (363)     (234,035)
  NU system Money Pool                                                88,000             0
  Investment in subsidiaries                                         (40,029)            0
  Investment in nuclear decommissioning trusts                             0       (75,551)
  Other investment activities, net                                         0       (11,140)
  Capital contributions from Northeast Utilities                      20,000             0
                                                                ------------- -------------
Net cash flows (used for)/from investments                            67,608      (320,726)
                                                                ------------- -------------
Net (decrease)/increase in cash for the period                             0        (7,248)
Cash and cash equivalents - beginning of period                            0       143,403
                                                                ------------- -------------
Cash and cash equivalents - end of period                       $          0  $    136,155
                                                                ============= =============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                          $      5,664  $    238,990
  Income taxes                                                  $          0  $     19,454
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases               $          0  $      5,064
  Seabrook Power Contracts                                      $          0  $       -


Note:  Individual columns may not add to Consolidated financial statements due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.







   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
                   Assets
              December 31, 1998
           (Thousands of Dollars)


                                                   The
                                               Connecticut      CL&P
                                                Light and   Receivables     CL&P
                                              Power Company Corporation Capital,L.P.
                                              ------------- ----------- ------------
Utility Plant, at original cost:
  Electric                                      $6,173,869    $      0     $      0

    Less:  Accumulated provision for
            depreciation                         2,758,012           0            0
                                              ------------- ----------- ------------
                                                 3,415,857           0            0
  Construction work in progress                     83,477           0            0
  Nuclear fuel, net                                 87,867           0            0
                                              ------------- ----------- ------------
         Total net utility plant                 3,587,201           0            0
                                              ------------- ----------- ------------
Long-term Loan Receivable                                0           0      103,100
                                              ------------- ----------- ------------
Other Property and Investments:
  Nuclear decommissioning trusts, at market        452,755           0            0
  Investments in regional nuclear
   generating companies, at equity                  56,999           0            0
  Investments in subsidiary companies,
   at equity                                        14,683           0            0
  Other, at cost                                    93,857           0            0
                                              ------------- ----------- ------------
                                                   618,294           0            0
                                              ------------- ----------- ------------
Current Assets:
  Cash and special deposits                             36          53          288
  Investments in securitizable assets              132,397     265,253            0
  Notes receivable form affiliated companies         6,600           0            0
  Receivables, net                                  22,186           0            0
  Receivables from affiliated companies             10,234      14,268            0
  Taxes receivable                                  26,478           0            0
  Fuel, materials, and supplies, at
   average cost                                     71,982           0            0
  Prepayments and other                            121,513           0            0
                                              ------------- ----------- ------------
                                                   391,426     279,574          288
                                              ------------- ----------- ------------
Deferred Charges:
  Regulatory assets                              1,415,838           0            0
  Unamortized debt expense                          19,603           0            0
  Other                                             12,768           0            0
                                              ------------- ----------- ------------
                                                 1,448,209           0            0
                                              ------------- ----------- ------------


       Total Assets                             $6,045,130    $279,574     $103,388
                                              ============= =========== ============

Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: The Connecticut
    Transmission Corporation, The Connecticut Steam Company and
    The Nutmeg Power Company.
(b) Not covered by auditors' report.








   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
                   Assets
              December 31, 1998
           (Thousands of Dollars)


                                                          The City and
                                               Electric     Suburban
                                                Power,    Electric and   Research
                                             Incorporated  Gas Company     Park,
                                              (inactive)   (inactive)  Incorporated
                                             ------------ ------------ ------------
Utility Plant, at original cost:
  Electric                                            $2           $0          $ 0

    Less:  Accumulated provision for
            depreciation                               0            0            0
                                             ------------ ------------ ------------
                                                       2            0            0
  Construction work in progress                        0            0            0
  Nuclear fuel, net                                    0            0            0
                                             ------------ ------------ ------------
         Total net utility plant                       2            0            0
                                             ------------ ------------ ------------
Long-term Loan Receivable                              0            0            0
                                             ------------ ------------ ------------
Other Property and Investments:
  Nuclear decommissioning trusts, at market            0            0            0
  Investments in regional nuclear
   generating companies, at equity                     0            0            0
  Investments in subsidiary companies,
   at equity                                           0            0            0
  Other, at cost                                       0            0            0
                                             ------------ ------------ ------------
                                                       0            0            0
                                             ------------ ------------ ------------
Current Assets:
  Cash and special deposits                            0            1           56
  Investments in securitizable assets                  0            0            0
  Notes receivable form affiliated companies           0            0            0
  Receivables, net                                     0            0            0
  Receivables from affiliated companies                0            0            0
  Taxes receivable                                     0            0            0
  Fuel, materials, and supplies, at
   average cost                                        0            0            0
  Prepayments and other                                0            0            0
                                             ------------ ------------ ------------
                                                       0            1           56
                                             ------------ ------------ ------------
Deferred Charges:
  Regulatory assets                                    0            0            0
  Unamortized debt expense                             0            0            0
  Other                                                0            0            0
                                             ------------ ------------ ------------
                                                       0            0            0
                                             ------------ ------------ ------------


       Total Assets                                   $2           $1          $56
                                             ============ ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: The Connecticut
    Transmission Corporation, The Connecticut Steam Company and
    The Nutmeg Power Company.
(b) Not covered by auditors' report.







   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
                   Assets
              December 31, 1998
           (Thousands of Dollars)



                                             Eliminations Consolidated
                                             ------------ ------------
Utility Plant, at original cost:
  Electric                                      $      0   $6,173,871

    Less:  Accumulated provision for
            depreciation                               0    2,758,012
                                             ------------ ------------
                                                       0    3,415,859
  Construction work in progress                        0       83,477
  Nuclear fuel, net                                    0       87,867
                                             ------------ ------------
         Total net utility plant                       0    3,587,203
                                             ------------ ------------
Long-term Loan Receivable                        103,100            0
                                             ------------ ------------
Other Property and Investments:
  Nuclear decommissioning trusts, at market            0      452,755
  Investments in regional nuclear
   generating companies, at equity                     0       56,999
  Investments in subsidiary companies,
   at equity                                      14,683            0
  Other, at cost                                      (8)      93,864
                                             ------------ ------------
                                                  14,675      603,618
                                             ------------ ------------
Current Assets:
  Cash and special deposits                            0          434
  Investments in securitizable assets            237,397      160,253
  Notes receivable form affiliated companies           0        6,600
  Receivables, net                                     0       22,186
  Receivables from affiliated companies           22,781        1,721
  Taxes receivable                                     0       26,478
  Fuel, materials, and supplies, at
   average cost                                        0       71,982
  Prepayments and other                                0      121,514
                                             ------------ ------------
                                                 260,178      411,168
                                             ------------ ------------
Deferred Charges:
  Regulatory assets                                    0    1,415,838
  Unamortized debt expense                             0       19,603
  Other                                                0       12,768
                                             ------------ ------------
                                                       0    1,448,209
                                             ------------ ------------


       Total Assets                             $377,953   $6,050,198
                                             ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: The Connecticut
    Transmission Corporation, The Connecticut Steam Company and
    The Nutmeg Power Company.
(b) Not covered by auditors' report.







   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
       Capitalization and Liabilities
              December 31, 1998
           (Thousands of Dollars)

                                                  The
                                              Connecticut      CL&P
                                               Light and   Receivables     CL&P
                                             Power Company Corporation Capital,L.P.
                                             ------------- ----------- ------------
Capitalization:
  Common stockholder's equity:
   Common stock                                $  122,229           0            0
   Capital surplus, paid in                       664,156    $135,829     $  3,100
   Retained earnings                              210,108      11,457            0
   Accumulated other comprehensive income             378           0            0
                                             ------------- ----------- ------------
    Total common stockholder's equity             996,871     147,286        3,100
  Preferred stock not subject to mandatory
    redemption                                    116,200           0            0
  Preferred stock subject to mandatory
    redemption                                     99,539           0            0
  MIPS Preferred stock                                  0           0      100,000
  Long-term debt                                1,897,052           0            0
                                             ------------- ----------- ------------
    Total capitalization                        3,109,662     147,286      103,100
                                             ------------- ----------- ------------
Minority Interest in Common Equity
  of Subsidiary                                         0           0            0
                                             ------------- ----------- ------------

Obligations Under Capital Leases                   68,444           0            0
                                             ------------- ----------- ------------
Current Liabilities:
  Notes payable to affiliated companies                 0           0            0
  Notes payable to banks                           10,000     105,000            0
  Long-term debt and preferred stock--
   current portion                                233,755           0            0
  Obligations under capital leases--
   current portion                                 94,440           0            0
  Accounts payable                                121,040           0            0
  Accounts payable to affiliated companies         32,758      11,504          288
  Accrued taxes                                    11,228       8,168            0
  Accrued interest                                 31,409       7,616            0
  Other                                            34,872           0            0
                                             ------------- ----------- ------------
                                                  569,502     132,288          288
                                             ------------- ----------- ------------
Deferred Credits:
  Accumulated deferred income taxes             1,194,722           0            0
  Accumulated deferred investment
   tax credits                                    114,457           0            0
  Decommissioning obligation--Millstone 1         560,500           0            0
  Deferred contractual obligations                277,826           0            0
  Other                                           150,017           0            0
                                             ------------- ----------- ------------
                                                2,297,522           0            0
                                             ------------- ----------- ------------


    Total Capitalization and Liabilities        6,045,130     279,574     $103,388
                                             ============= =========== ============



Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: The Connecticut
       Transmission Corporation, The Connecticut Steam Company and
       The Nutmeg Power Company.
(b) Not covered by auditors' report.







   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
       Capitalization and Liabilities
              December 31, 1998
           (Thousands of Dollars)

                                                          The City and
                                               Electric     Suburban
                                                Power,    Electric and   Research
                                             Incorporated  Gas Company     Park,
                                              (inactive)   (inactive)  Incorporated
                                             ------------ ------------ ------------
Capitalization:
  Common stockholder's equity:
   Common stock                                       $1           $1          $ 5
   Capital surplus, paid in                            0            0            0
   Retained earnings                                   0            0           51
   Accumulated other comprehensive income              0            0            0
                                             ------------ ------------ ------------
    Total common stockholder's equity                  1            1           56
  Preferred stock not subject to mandatory
    redemption                                         0            0            0
  Preferred stock subject to mandatory
    redemption                                         0            0            0
  MIPS Preferred stock                                 0            0            0
  Long-term debt                                       0            0            0
                                             ------------ ------------ ------------
    Total capitalization                               1            1           56
                                             ------------ ------------ ------------
Minority Interest in Common Equity
 of Subsidiary                                         0            0            0
                                             ------------ ------------ ------------

Obligations Under Capital Leases                       0            0            0
                                             ------------ ------------ ------------
Current Liabilities:
  Notes payable to affiliated companies                1            0            0
  Notes payable to banks                               0            0            0
  Long-term debt and preferred stock--
   current portion                                     0            0            0
  Obligations under capital leases--
   current portion                                     0            0            0
  Accounts payable                                     0            0            0
  Accounts payable to affiliated companies             0            0            0
  Accrued taxes                                        0            0            0
  Accrued interest                                     0            0            0
  Other                                                0            0            0
                                             ------------ ------------ ------------
                                                       1            0            0
                                             ------------ ------------ ------------
Deferred Credits:
  Accumulated deferred income taxes                    0            0            0
  Accumulated deferred investment
   tax credits                                         0            0            0
  Decommissioning obligation--Millstone 1              0            0            0
  Deferred contractual obligations                     0            0            0
  Other                                                0            0            0
                                             ------------ ------------ ------------
                                                       0            0            0
                                             ------------ ------------ ------------


    Total Capitalization and Liabilities              $2           $1          $56
                                             ============ ============ ============



Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: The Connecticut
    Transmission Corporation, The Connecticut Steam Company and
    The Nutmeg Power Company.
(b) Not covered by auditors' report.






   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
       Capitalization and Liabilities
              December 31, 1998
           (Thousands of Dollars)




                                             Eliminations Consolidated
                                             ------------ ------------
Capitalization:
  Common stockholder's equity:
   Common stock                                $       7   $  122,229
   Capital surplus, paid in                      138,929      664,156
   Retained earnings                              11,508      210,108
   Accumulated other comprehensive income              0          378
                                             ------------ ------------
    Total common stockholder's equity            150,444      996,871
  Preferred stock not subject to mandatory
    redemption                                         0      116,200
  Preferred stock subject to mandatory
    redemption                                         0       99,539
  MIPS Preferred stock                           100,000            0
  Long-term debt                                 103,100    1,793,952
                                             ------------ ------------
    Total capitalization                         353,544    3,006,562
                                             ------------ ------------
Minority Interest in Common Equity
 of Subsidiary                                  (100,000)     100,000
                                             ------------ ------------

Obligations Under Capital Leases                       0       68,444
                                             ------------ ------------
Current Liabilities:
  Notes payable to affiliated companies                1            0
  Notes payable to banks                         105,000       10,000
  Long-term debt and preferred stock--
   current portion                                     0      233,755
  Obligations under capital leases--
   current portion                                     0       94,440
  Accounts payable                                     0      121,040
  Accounts payable to affiliated companies        11,792       32,758
  Accrued taxes                                        0       19,396
  Accrued interest                                 7,616       31,409
  Other                                                0       34,872
                                             ------------ ------------
                                                 124,409      577,670
                                             ------------ ------------
Deferred Credits:
  Accumulated deferred income taxes                    0    1,194,722
  Accumulated deferred investment
   tax credits                                         0      114,457
  Decommissioning obligation--Millstone 1              0      560,500
  Deferred contractual obligations                     0      277,826
  Other                                                0      150,017
                                             ------------ ------------
                                                       0    2,297,522
                                             ------------ ------------


    Total Capitalization and Liabilities       $ 377,953   $6,050,198
                                             ============ ============



Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: The Connecticut
    Transmission Corporation, The Connecticut Steam Company and
    The Nutmeg Power Company.
(b) Not covered by auditors' report.






   THE CONNECTICUT LIGHT AND POWER COMPANY
             AND SUBSIDIARIES(a)

    Consolidating Statement of Income(b)
        Year Ended December 31, 1998
           (Thousands of Dollars)

                                                 The
                                             Connecticut
                                              Light and      CL&P                   Research
                                                Power    Receivables     CL&P        Park,
                                               Company   Corporation Capital,L.P. Incorporated
                                             ----------- ----------- ------------ ------------
Operating Revenues                           $2,386,864     $     0            0           $0
                                             ----------- ----------- ------------ ------------
Operating Expenses:
  Operation--
    Fuel, purchased and net
      interchange power                         887,224           0            0            0
    Other                                       703,451         520            0            0
  Maintenance                                   271,317           0            0            0
  Depreciation                                  216,509           0            0            0
  Amortization of regulatory assets, net        120,884           0            0            0
  Federal and state income taxes                (19,893)      8,250            0            0
  Taxes other than income taxes                 170,214         133            0            0
                                             ----------- ----------- ------------ ------------
       Total operating expenses               2,349,706       8,903            0            0
                                             ----------- ----------- ------------ ------------
Operating Income (Loss)                          37,158      (8,903)           0            0
                                             ----------- ----------- ------------ ------------

Other Income:
  Deferred nuclear plants return--
    other funds                                     165           0            0            0
  Equity in earnings of regional nuclear
    generating companies                          6,241           0            0            0
  Millstone 1--unrecoverable costs             (143,239)          0            0            0
  Other, net                                    (14,856)     27,856        9,588            0
    Minority Interest in income of subsidiary         0           0            0            0
  Income taxes                                   67,127           0            0            0
                                             ----------- ----------- ------------ ------------
      Other income, net                         (84,562)     27,856        9,588            0
                                             ----------- ----------- ------------ ------------
      Income (loss) before interest charges     (47,404)     18,953        9,588            0
                                             ----------- ----------- ------------ ------------
Interest Charges:
  Interest on long-term debt                    133,192           0            0            0
  Other interest                                 15,486       7,197            0            0
  Deferred nuclear plants return--
    borrowed funds                                 (357)          0            0            0
                                             ----------- ----------- ------------ ------------
      Interest charges, net                     148,321       7,197            0            0
                                             ----------- ----------- ------------ ------------
    Net Income (Loss)                        $ (195,725)    $11,756        9,588           $0
                                             =========== =========== ============ ============
Note: Individual columns may not add to Consolidated due to rounding.
      The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries:  Electric Power,Incorporated,
    The City and Suburban Electric and Gas Company, The Connecticut Transmission
    Corporation, The Connecticut Steam Company and The Nutmeg Power Company.
(b) Not covered by auditors' report.






   THE CONNECTICUT LIGHT AND POWER COMPANY
             AND SUBSIDIARIES(a)

    Consolidating Statement of Income(b)
        Year Ended December 31, 1998
           (Thousands of Dollars)





                                             Eliminations Consolidated
                                             ------------ ------------
Operating Revenues                               $     0   $2,386,864
                                             ------------ ------------
Operating Expenses:
  Operation--
    Fuel, purchased and net
      interchange power                                0      887,224
    Other                                              0      703,971
  Maintenance                                          0      271,317
  Depreciation                                         0      216,509
  Amortization of regulatory assets, net               0      120,884
  Federal and state income taxes                       0      (11,642)
  Taxes other than income taxes                        0      170,347
                                             ------------ ------------
       Total operating expenses                        0    2,358,610
                                             ------------ ------------
Operating Income (Loss)                                0       28,254
                                             ------------ ------------

Other Income:
  Deferred nuclear plants return--
    other funds                                        0          165
  Equity in earnings of regional nuclear
    generating companies                               0        6,241
  Millstone 1--unrecoverable costs                     0     (143,239)
  Other, net                                      28,829       (6,240)
    Minority Interest in income of subsidiary      9,300       (9,300)
  Income taxes                                         0       67,127
                                             ------------ ------------
      Other income, net                           38,129      (85,246)
                                             ------------ ------------
      Income (loss) before interest charges       38,129      (56,992)
                                             ------------ ------------
Interest Charges:
  Interest on long-term debt                           0      133,192
  Other interest                                  16,785        5,898
  Deferred nuclear plants return--
    borrowed funds                                     0         (357)
                                             ------------ ------------
      Interest charges, net                       16,785      138,733
                                             ------------ ------------
    Net Income (Loss)                            $21,344   $ (195,725)
                                             ============ ============
Note: Individual columns may not add to Consolidated due to rounding.
      The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries:  Electric
    Power,Incorporated, The City and Suburban Electric and Gas Company,
    The Connecticut Transmission Corporation, The Connecticut Steam Company and The Nutmeg Power Company.
(b) Not covered by auditors' report.






      THE CONNECTICUT LIGHT AND POWER COMPANY
                AND SUBSIDIARIES (a)

  Consolidating Statement of Retained Earnings (b)
            Year Ended December 31, 1998
               (Thousands of Dollars)

                                                         The
                                                     Connecticut
                                                      Light and      CL&P                   Research
                                                        Power    Receivables     CL&P         Park,
                                                       Company   Corporation Capital,L.P. Incorporated
                                                    ------------ ----------- ------------ ------------
Balance at beginning of period                         $419,972     $  (299)      $    0           51
Addition:  Net income (loss)                           (195,725)     11,756        9,588            0
                                                    ------------ ----------- ------------ ------------
                                                        224,247      11,457        9,588           51
Deductions:                                         ------------ ----------- ------------ ------------
  Dividends declared:

    Preferred stock (at required
     annual rates)                                       14,139           0            0            0

  MIPS Partnership distribution                               0           0        9,300            0

  Cash distribution to The Connecticut Light
    and Power Company                                         0           0          288            0

  Loss on the retirement of preferred stock                   0           0            0            0
                                                    ------------ ----------- ------------ ------------
                                                         14,139           0        9,588            0
                                                    ------------ ----------- ------------ ------------
Balance at end of period                               $210,108     $11,457       $    0           51
                                                    ============ =========== ============ ============






      THE CONNECTICUT LIGHT AND POWER COMPANY
                AND SUBSIDIARIES (a)

            Consolidating Statement of
            Capital Surplus, Paid In (b)
            Year Ended December 31, 1998
               (Thousands of Dollars)

                                                         The
                                                     Connecticut
                                                      Light and      CL&P                   Research
                                                        Power    Receivables     CL&P         Park,
                                                       Company   Corporation Capital,L.P. Incorporated
                                                    ------------ ----------- ------------ ------------
Balance at beginning of period                         $641,333    $170,829       $3,100           $0

Capital Contribution from Northeast Utilities            20,000           0            0            0


Reduction of investment in securities                         0     (35,000)           0            0

Gain on the repurchase of preferred stock                    59           0            0            0

Capital stock expenses, net                               2,764           0            0            0
                                                    ------------ ----------- ------------ ------------
Balance at end of period                               $664,156    $135,829       $3,100           $0
                                                    ============ =========== ============ ============


Note: Individual columns may not add to Consolidated due to rounding.
      The accompanying notes are an integral part of these financial statements.

    (a) Not included are the following inactive subsidiaries:  Electric Power,Incorporated,
        The City and Suburban Electric and Gas Company, The Connecticut Transmission
        Corporation, The Connecticut Steam Company and The Nutmeg Power Company.
    (b) Not covered by auditors' report.






      THE CONNECTICUT LIGHT AND POWER COMPANY
                AND SUBSIDIARIES (a)

  Consolidating Statement of Retained Earnings (b)
            Year Ended December 31, 1998
               (Thousands of Dollars)





                                                    Eliminations Consolidated
                                                    ------------ ------------
Balance at beginning of period                          $  (248)   $ 419,972
Addition:  Net income (loss)                             21,344     (195,725)
                                                    ------------ ------------
                                                         21,096      224,247
Deductions:                                         ------------ ------------
  Dividends declared:

    Preferred stock (at required
     annual rates)                                            0       14,139

  MIPS Partnership distribution                           9,300            0

  Cash distribution to The Connecticut Light
    and Power Company                                       288            0

  Loss on the retirement of preferred stock                   0            0
                                                    ------------ ------------
                                                          9,588       14,139
                                                    ------------ ------------
Balance at end of period                                $11,508    $ 210,108
                                                    ============ ============





      THE CONNECTICUT LIGHT AND POWER COMPANY
                AND SUBSIDIARIES (a)

            Consolidating Statement of
            Capital Surplus, Paid In (b)
            Year Ended December 31, 1998
               (Thousands of Dollars)





                                                    Eliminations Consolidated
                                                    ------------ ------------
Balance at beginning of period                         $173,929     $641,333

Capital Contribution from Northeast Utilities                 0       20,000


Reduction of investment in securities                   (35,000)           0

Gain on the repurchase of preferred stock                     0           59

Capital stock expenses, net                                   0        2,764
                                                    ------------ ------------
Balance at end of period                               $138,929     $664,156
                                                    ============ ============


Note: Individual columns may not add to Consolidated due to rounding.
      The accompanying notes are an integral part of these financial statements.

    (a) Not included are the following inactive subsidiaries:  Electric
        Power,Incorporated, The City and Suburban Electric and Gas Company,
        The Connecticut Transmission Corporation, The Connecticut Steam
        Company and The Nutmeg Power Company.
    (b) Not covered by auditors' report.







THE CONNECTICUT LIGHT AND POWER COMPANY AND SUBSIDIARIES
          Consolidating Statement of Cash Flows (a)(b)
                  Year Ended December 31, 1998
                    (Thousands of Dollars)

                                                                           The
                                                                       Connecticut       CL&P
                                                                        Light and    Receivables      CL&P
                                                                      Power Company  Corporation  Capital, LP
                                                                     -------------- ------------ -------------
Operating Activities:
  Net (loss)/income                                                  $    (195,725) $    11,756  $      9,588
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                           216,509            0             0
    Deferred income taxes and investment tax credits, net                  (65,689)           0             0
    Deferred nuclear plants return                                            (521)           0             0
    Amortization of deferred demand-side-management costs                   42,085            0             0
    Amortization/(deferral) of recoverable energy costs                     30,745            0             0
    Amortization of cogeneration deferral                                   29,559            0             0
    Amortization of regulatory asset - income taxes                         66,027            0             0
    Amortization of other regulatory asset                                  25,298            0             0
    Deferred nuclear refueling outage, net of amortization                       0            0             0
    Millstone 1--unecovered costs                                          143,239            0             0
    Other sources of cash                                                   82,109            0             0
    Other uses of cash                                                     (23,040)     (35,000)            0
    Changes in working capital:
      Receivables and accrued utility revenues                             (13,218)     (14,268)            0
      Fuel, materials, and supplies                                          9,896            0             0
      Accounts payable                                                     (63,593)     (23,863)            0
      Accrued taxes                                                        (21,789)       8,168             0
      Sale of Receivables and accrued utility revenues                      35,000            0             0
      Investment in securitizable assets                                    73,647       10,372             0
      Other working capital (excludes cash)                                 29,883        7,831             0
                                                                     --------------  ----------- -------------
Net cash flows from/(used for) operating activities                        400,422      (35,004)        9,588
                                                                     --------------  ----------- -------------

Financing Activities:
  Issuance of long-term debt                                                     0            0             0
  Net (decrease)/increase in short-term debt                               (86,300)      35,000             0
  Reacquisitions and retirements of long-term debt                         (45,006)           0             0
  Reacquisitions and retirements of preferred stock                        (35,711)           0             0
  MIPS partnership distribution                                                  0            0        (9,300)
  Cash distribution to CL&P                                                      0            0          (288)
  Cash dividends on preferred stock                                        (14,139)           0             0
  Cash dividends on common stock                                                 0            0             0
                                                                     --------------  ----------- -------------
Net cash flows (used for)/from financing activities                       (181,156)      35,000        (9,588)
                                                                     --------------  ----------- -------------

Investment Activities:
  Investment in plant:
    Electric utility plant                                                (132,194)           0             0
    Nuclear fuel                                                            (8,444)           0             0
                                                                     --------------  ----------- -------------
  Net cash flows (used for) investments in plant                          (140,638)           0             0
  Investment in NU system Money Pool                                        (6,600)           0             0
  Investment in nuclear decommissioning trusts                             (54,106)           0             0
  Other investment activities, net                                         (37,943)           0             0
  Capital contributions from Northeaset Utilities                           20,000            0             0
                                                                     --------------  ----------- -------------
Net cash flows (used for) investments                                     (219,287)           0             0
                                                                     --------------  ----------- -------------
Net (decrease)/increase in cash for the period                                 (21)          (4)            0
Cash - beginning of period                                                      57           57           288
                                                                     --------------  ----------- -------------
Cash - end of period                                                 $          36   $       53  $        288
                                                                     ==============  =========== =============

Supplemental Cash Flow Information
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                               $     119,707   $        0  $          0
                                                                     ==============  =========== =============
  Income taxes                                                       $     (46,747)  $        0  $          0
                                                                     ==============  =========== =============
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases                    $       4,102   $        0  $          0
                                                                     ==============  =========== =============

Note:  Individual columns may not add to Consolidated financial statements due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries:  Electric Power, Incorporated,
    The City and Suburban Electric and Gas Company, The Connecticut Transmission Corporation,
    The Connecticut Steam Company and The Nutmeg Power Company.
(b) Not covered by auditors' report.








THE CONNECTICUT LIGHT AND POWER COMPANY AND SUBSIDIARIES
          Consolidating Statement of Cash Flows (a)(b)
                  Year Ended December 31, 1998
                    (Thousands of Dollars)


                                                                        Research
                                                                          Park,
                                                                      Incorporated  Eliminations  Consolidated
                                                                     ------------- ------------- --------------
Operating Activities:
  Net (loss)/income                                                  $          0  $     21,344  $    (195,725)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                                0             0        216,509
    Deferred income taxes and investment tax credits, net                       0             0        (65,689)
    Deferred nuclear plants return                                              0             0           (521)
    Amortization of deferred demand-side-management costs                       0             0         42,085
    Amortization/(deferral) of recoverable energy costs                         0             0         30,745
    Amortization of cogeneration deferral                                       0             0         29,559
    Amortization of regulatory asset - income taxes                             0             0         66,027
    Amortization of other regulatory asset                                      0             0         25,298
    Deferred nuclear refueling outage, net of amortization                      0             0        -
    Millstone 1--unecovered costs                                               0             0        143,239
    Other sources of cash                                                       0             0         82,109
    Other uses of cash                                                          0       (35,000)       (23,040)
    Changes in working capital:
      Receivables and accrued utility revenues                                  0       (22,400)        (5,086)
      Fuel, materials, and supplies                                             0             0          9,896
      Accounts payable                                                          0       (23,864)       (63,592)
      Accrued taxes                                                             0             0        (13,621)
      Sale of Receivables and accrued utility revenues                          0             0         35,000
      Investment in securitizable assets                                        0        38,647         45,372
      Other working capital (excludes cash)                                     0         7,617         30,097
                                                                     ------------- ------------- --------------
Net cash flows from/(used for) operating activities                             0       (13,656)       388,662
                                                                     ------------- ------------- --------------

Financing Activities:
  Issuance of long-term debt                                                    0             0              0
  Net (decrease)/increase in short-term debt                                    0        35,000        (86,300)
  Reacquisitions and retirements of long-term debt                              0             0        (45,006)
  Reacquisitions and retirements of preferred stock                             0             0        (35,711)
  MIPS partnership distribution                                                 0        (9,300)             0
  Cash distribution to CL&P                                                     0          (288)             0
  Cash dividends on preferred stock                                             0             0        (14,139)
  Cash dividends on common stock                                                0             0              0
                                                                     ------------- ------------- --------------
Net cash flows (used for)/from financing activities                             0        25,412       (181,156)
                                                                     ------------- ------------- --------------

Investment Activities:
  Investment in plant:
    Electric utility plant                                                      0             0       (132,194)
    Nuclear fuel                                                                0             0         (8,444)
                                                                     ------------- ------------- --------------
  Net cash flows (used for) investments in plant                                0             0       (140,638)
  Investment in NU system Money Pool                                            0             0         (6,600)
  Investment in nuclear decommissioning trusts                                  0             0        (54,106)
  Other investment activities, net                                              0       (11,756)       (26,187)
  Capital contributions from Northeaset Utilities                                                       20,000
                                                                     ------------- ------------- --------------
Net cash flows (used for) investments                                           0       (11,756)      (207,531)
                                                                     ------------- ------------- --------------
Net (decrease)/increase in cash for the period                                  0             0            (25)
Cash - beginning of period                                                     56             0            459
                                                                     ------------- ------------- --------------
Cash - end of period                                                 $         56  $          0  $         434
                                                                     ============= ============= ==============

Supplemental Cash Flow Information
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                               $          0  $      9,588  $     110,119
                                                                     ============= ============= ==============
  Income taxes                                                       $          0  $          0  $     (46,747)
                                                                     ============= ============= ==============
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases                    $          0  $          0  $       4,102
                                                                     ============= ============= ==============

Note:  Individual columns may not add to Consolidated financial statements due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: Electric Power, Incorporated,
    The City and Suburban Electric and Gas Company, The Connecticut Transmission Corporation,
    The Connecticut Steam Company and The Nutmeg Power Company.
(b) Not covered by auditors' report.







PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
          AND SUBSIDIARIES (a)
    Consolidating Balance Sheet (b)
                 Assets
           December 31, 1998
         (Thousands of Dollars)


                                        Public Service
                                          Company of   Properties,
                                        New Hampshire      Inc.    Eliminations Consolidated
                                        -------------- ----------- ------------ ------------
Utility Plant, at cost:
  Electric                                 $1,927,341      $  201       $    0   $1,927,541
  Other                                             0       8,588            0        8,588
                                        -------------- ----------- ------------ ------------
                                            1,927,341       8,789            0    1,936,129
    Less:  Accumulated provision for
            depreciation                      631,584       2,477            0      634,061
                                        -------------- ----------- ------------ ------------
                                            1,295,757       6,312            0    1,302,068
  Unamortized acquisition costs               352,855           0            0      352,855
  Construction work in progress                20,735           0            0       20,735
  Nuclear fuel, net                             1,323           0            0        1,323
                                        -------------- ----------- ------------ ------------
         Total net utility plant            1,670,670       6,312            0    1,676,981
                                        -------------- ----------- ------------ ------------

Other Property and Investments:
  Nuclear decommissioning trusts,
   at market                                    5,580           0            0        5,580
  Investments in regional nuclear
   generating companies, at equity             13,352           0            0       13,352
  Investments in subsidiary companies,
   at equity                                    6,484           0        6,484            0
  Other, at cost                                4,319         250            0        4,570
                                        -------------- ----------- ------------ ------------
                                               29,735         250        6,484       23,502
                                        -------------- ----------- ------------ ------------
Current Assets:
  Cash and cash equivalents                    60,885         831            0       61,716
  Receivables, net                             89,044           3            0       89,047
  Accounts receivable from affiliated
   companies                                   12,018         154          705       11,467
  Taxes receivable from affiliated
   companies                                      964           0            0          964
  Accrued utility revenues                     42,145           0            0       42,145
  Fuel, materials, and supplies,
   at average cost                             36,642           0            0       36,642
  Recoverable energy costs--current
   portion                                     65,257           0            0       65,257
  Prepayments and other                        21,780          32            0       21,812
                                        -------------- ----------- ------------ ------------
                                              328,735       1,020          705      329,050
                                        -------------- ----------- ------------ ------------
Deferred Charges:
  Regulatory assets                           610,222           0            0      610,222
  Unamortized debt expense                     13,995           0            0       13,995
  Deferred receivable from affiliated
   company                                     22,728           0            0       22,728
  Other                                         5,510           0            0        5,510
                                        -------------- ----------- ------------ ------------
                                              652,455           0            0      652,455
                                        -------------- ----------- ------------ ------------
       Total Assets                        $2,681,595      $7,582       $7,189   $2,681,988
                                        ============== =========== ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not included is New Hampshire Electric Company which is an inactive subsidiary.

(b)  Not covered by auditors' report.







PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
          AND SUBSIDIARIES (a)
    Consolidating Balance Sheet (b)
     Capitalization and Liabilities
           December 31, 1998
         (Thousands of Dollars)


                                        Public Service
                                          Company of   Properties,
                                        New Hampshire      Inc.    Eliminations Consolidated
                                        -------------- ----------- ------------ ------------
Capitalization:
  Common stockholder's equity:
   Common stock                            $        1      $    1       $    1   $        1
   Capital surplus, paid in                   424,250           0            0      424,250
   Retained earnings                          252,912       2,571        2,571      252,912
   Accumulated other comprehensive
    income                                      1,004           0            0        1,004
                                        -------------- ----------- ------------ ------------
    Total common stockholder's equity         678,167       2,572        2,572      678,167
  Preferred stock subject to mandatory
   redemption                                  50,000           0            0       50,000
  Long-term debt                              516,485       3,912        3,912      516,485
                                        -------------- ----------- ------------ ------------
    Total capitalization                    1,244,652       6,484        6,484    1,244,652
                                        -------------- ----------- ------------ ------------
Obligations Under Seabrook Power
 Contracts and Other Capital Leases           703,411           0            0      703,411
                                        -------------- ----------- ------------ ------------
Current Liabilities:
  Long-term debt and preferred stock--
   current portion                             25,000           0            0       25,000
  Obligations under Seabrook Power
   Contracts and other capital
   leases--current portion                    138,812           0            0      138,812
  Accounts payable                             26,227           0            0       26,227
  Accounts payable to affiliated
   companies                                   28,410         551          705       28,256
  Accrued taxes                                82,743         325            0       83,068
  Accrued interest                              5,894           0            0        5,894
  Accrued pension benefits                     46,004           0            0       46,004
  Other                                         8,540           0            0        8,540
                                        -------------- ----------- ------------ ------------
                                              361,630         876          705      361,801
                                        -------------- ----------- ------------ ------------
Deferred Credits:
  Accumulated deferred income taxes           225,091         222            0      225,313
  Accumulated deferred investment
   tax credits                                  3,460           0            0        3,460
  Deferred contractual obligations             66,400           0            0       66,400
  Deferred revenue from affiliated
   company                                     22,728           0            0       22,728
  Other                                        54,223           0            0       54,223
                                        -------------- ----------- ------------ ------------
                                              371,902         222            0      372,124
                                        -------------- ----------- ------------ ------------

    Total Capitalization and Liabilities   $2,681,595      $7,582       $7,189   $2,681,988
                                        ============== =========== ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not included is New Hampshire Electric Company which is an inactive subsidiary.

(b)  Not covered by auditors' report.







PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
          AND SUBSIDIARIES (a)

 Consolidating Statement of Income (b)
      Year Ended December 31, 1998
         (Thousands of Dollars)


                                        Public Service
                                          Company of    Properties,
                                         New Hampshire     Inc.     Eliminations Consolidated
                                        --------------- ----------- ------------ ------------
Operating Revenues                          $1,087,247      $1,287       $1,287   $1,087,247
                                        --------------- ----------- ------------ ------------
Operating Expenses:
  Operation--
    Fuel, purchased and net interchange
     power                                     322,071           0            0      322,071
    Other                                      402,012           5        1,287      400,730
  Maintenance                                   51,734           0            0       51,734
  Depreciation                                  45,342           0            0       45,342
  Amortization of regulatory assets, net        26,758           0            0       26,758
  Federal and state income taxes                65,079        (287)           0       64,792
  Taxes other than income taxes                 43,052         129            0       43,181
                                        --------------- ----------- ------------ ------------
       Total operating expenses                956,048        (153)       1,287      954,608
                                        --------------- ----------- ------------ ------------
Operating Income                               131,199       1,440            0      132,639
                                        --------------- ----------- ------------ ------------

Other Income:
  Equity in earnings of regional nuclear
   generating companies                          1,577           0            0        1,577
  Other, net                                    10,294         (81)       1,359        8,854
  Income taxes                                  (7,473)          0            0       (7,473)
                                        --------------- ----------- ------------ ------------
      Other income (loss), net                   4,398         (81)       1,359        2,958
                                        --------------- ----------- ------------ ------------
      Income before interest charges           135,597       1,359        1,359      135,597
                                        --------------- ----------- ------------ ------------

Interest Charges:
  Interest on long-term debt                    43,317           0            0       43,317
  Other interest                                   594         287          287          594
                                        --------------- ----------- ------------ ------------
      Interest charges, net                     43,911         287          287       43,911
                                        --------------- ----------- ------------ ------------

  Net Income                                $   91,686      $1,072       $1,072   $   91,686
                                        =============== =========== ============ ============

Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not included is New Hampshire Electric Company which is an inactive subsidiary.

(b)  Not covered by auditors' report.






     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
             AND SUBSIDIARIES (a)

Consolidating Statement of Retained Earnings (b)
          Year Ended December 31, 1998
             (Thousands of Dollars)


                                       Public Service
                                         Company of   Properties,
                                       New Hampshire     Inc.     Eliminations Consolidated
                                       -------------- ----------- ------------ ------------
Balance at beginning of period              $170,501      $1,499       $1,499     $170,501
Addition:  Net income                         91,686       1,072        1,072       91,686
                                       -------------- ----------- ------------ ------------
                                             262,187       2,571        2,571      262,187

Deductions:
  Dividends declared:

   Preferred Stock                             9,275           0            0        9,275

                                       -------------- ----------- ------------ ------------
        Total deductions                       9,275           0            0        9,275
                                       -------------- ----------- ------------ ------------


Balance at end of period                    $252,912      $2,571       $2,571     $252,912
                                       ============== =========== ============ ============






     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
             AND SUBSIDIARIES (a)

Consolidating Statement of Capital Surplus, Paid In (b)
          Year Ended December 31, 1998
             (Thousands of Dollars)


                                       Public Service
                                         Company of   Properties,
                                       New Hampshire     Inc.     Eliminations Consolidated
                                       -------------- ----------- ------------ ------------
Balance at beginning of period              $423,713          $0           $0     $423,713

Capital stock expenses, net                      537           0            0          537
                                       -------------- ----------- ------------ ------------
Balance at end of period                    $424,250          $0           $0     $424,250
                                       ============== =========== ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

    (a)  Not included is New Hampshire Electric Company which is an inactive subsidiary.

    (b)  Not covered by auditors' report.







PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE AND SUBSIDIARIES
         Consolidating Statement of Cash Flows (a) (b)
               Year Ended December 31, 1998
                  (Thousands of Dollars)

                                                         Public Service
                                                           Company of    Properties,
                                                         New Hampshire      Inc.
                                                        --------------- -------------
Operating Activities:
  Net income                                              $     91,686    $    1,072
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                45,342             0
    Deferred income taxes and investment tax credits, net       78,366            (7)
    Recoverable energy costs, net of amortization                2,065             0
    Amortization of other regulatory assets                     10,187             0
    Amortization of acquisition costs                           49,431             0
    Amortization of regulatory liability                       (32,860)            0
    Other sources of cash                                       32,255           119
    Other uses of cash                                         (85,202)            0
    Changes in working capital:
      Receivables and accrued utility revenues                  21,536           (22)
      Fuel, materials, and supplies                              3,519             0
      Accounts payable                                             729           110
      Accrued taxes                                             13,298           (19)
      Other working capital (excludes cash)                    (13,710)           (4)
                                                          -------------   -----------
Net cash flows from operating activities                       216,642         1,249
                                                          -------------   -----------

Financing Activities:
  Reacquisitions and retirements of long-term debt            (170,000)         (604)
  Reacquisitions and retirements of preferred stock            (25,000)            0
  Cash dividends on preferred stock                             (9,275)            0
  Cash dividends on common stock                                     0             0
                                                          -------------   -----------
Net cash flows (used for) financing activities                (204,275)         (604)
                                                          -------------   -----------
Investment Activities:
  Investment in plant:
    Electric utility plant                                     (43,780)            0
    Nuclear fuel                                                  (307)            0
                                                          -------------   -----------
  Net cash flows used for investments in plant                 (44,087)            0
  Investment in NU system money pool                          -                    0
  Investment in nuclear decommissioning trusts                    (641)            0
  Other investment activities, net                              (1,213)            0
                                                          -------------   -----------
Net cash flows (used for) investments                          (45,941)            0
                                                          -------------   -----------
Net (decrease)/increase in cash for the period                 (33,574)          645
Cash and cash equivalent - beginning of period                  94,459           186
                                                          -------------   -----------
Cash and cash equivalent - end of period                  $     60,885    $      831
                                                          =============   ===========

Supplemental Cash Flow Information
Cash paid during the year for:
  Interest, net of amounts capitalized                    $     46,277    $      287
                                                          =============   ===========
  Income taxes                                            $     18,948    $     (254)
                                                          =============   ===========
Increase in obligations:
  Seabrook Power Contracts and other capital leases       $    (78,939)   $        0
                                                          =============   ===========

Note: Individual columns may not add to Consolidated financial statements due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not included is New Hampshire Electric Company which is an inactive subsidiary.
(b) Not covered by auditors' report.







PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE AND SUBSIDIARIES
         Consolidating Statement of Cash Flows (a) (b)
               Year Ended December 31, 1998
                  (Thousands of Dollars)




                                                         Eliminations   Consolidated
                                                        -------------  -------------
Operating Activities:
  Net income                                              $    1,072     $   91,686
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                   0         45,342
    Deferred income taxes and investment tax credits, net          0         78,359
    Recoverable energy costs, net of amortization                  0          2,065
    Amortization of other regulatory assets                        0         10,187
    Amortization of acquisition costs                              0         49,431
    Amortization of regulatory liability                           0        (32,860)
    Other sources of cash                                          0         32,374
    Other uses of cash                                             0        (85,202)
    Changes in working capital:
      Receivables and accrued utility revenues                  (436)        21,948
      Fuel, materials, and supplies                                0          3,519
      Accounts payable                                           435            404
      Accrued taxes                                                0         13,279
      Other working capital (excludes cash)                        0        (13,714)
                                                          -----------    -----------
Net cash flows from operating activities                       1,071        216,818
                                                          -----------    -----------

Financing Activities:
  Reacquisitions and retirements of long-term debt              (604)      (170,000)
  Reacquisitions and retirements of preferred stock                0        (25,000)
  Cash dividends on preferred stock                                0         (9,275)
  Cash dividends on common stock                                   0              0
                                                          -----------    -----------
Net cash flows (used for) financing activities                  (604)      (204,275)
                                                          -----------    -----------
Investment Activities:
  Investment in plant:
    Electric utility plant                                         0        (43,780)
    Nuclear fuel                                                   0           (307)
                                                          -----------    -----------
  Net cash flows used for investments in plant                     0        (44,087)
  Investment in NU system money pool                               0              0
  Investment in nuclear decommissioning trusts                     0           (641)
  Other investment activities, net                              (467)          (746)
                                                          -----------    -----------
Net cash flows (used for) investments                           (467)       (45,474)
                                                          -----------    -----------
Net (decrease)/increase in cash for the period                     0        (32,931)
Cash and cash equivalent - beginning of period                     0         94,647
                                                          -----------    -----------
Cash and cash equivalent - end of period                  $        0     $   61,716
                                                          ===========    ===========

Supplemental Cash Flow Information
Cash paid during the year for:
  Interest, net of amounts capitalized                    $      287     $   46,277
                                                         ============   ============
  Income taxes                                            $        0     $   18,694
                                                         ============   ============
Increase in obligations:
  Seabrook Power Contracts and other capital leases       $  (78,939)    $        0
                                                         ============   ============

Note: Individual columns may not add to Consolidated financial statements due to rounding.
The accompanying notes are an integral part of thesE financial statements.

(a) Not included is New Hampshire Electric Company which is an inactive subsidiary.
(b) Not covered by auditors' report.










      HOLYOKE WATER POWER COMPANY
             AND SUBSIDIARY

     Consolidating Balance Sheet (a)
                 Assets
            December 31, 1998
         (Thousands of Dollars)

                                                 Holyoke   Holyoke
                                                  Water   Power and
                                                  Power   Electric
                                                 Company   Company  Eliminations Consolidated
                                                 -------- --------- ------------ ------------
Utility Plant, at original cost:
  Electric                                       $95,870    $1,418      $     0      $97,288

    Less:  Accumulated provision for
            depreciation                          44,033       985            0       45,018
                                                 -------- --------- ------------ ------------
                                                  51,837       433            0       52,270
  Construction work in progress                    3,142         0            0        3,142
                                                 -------- --------- ------------ ------------
         Total net utility plant                  54,979       433            0       55,412
                                                 -------- --------- ------------ ------------

Other Property and Investments:
  Investments in subsidiary company, at
   equity                                            839         0          839            0
  Other, at cost                                   3,476         0            0        3,476
                                                 -------- --------- ------------ ------------
                                                   4,315         0          839        3,476
                                                 -------- --------- ------------ ------------
Current Assets:
  Cash                                                 1     3,654            0        3,655
  Notes receivables from affiliated companies     10,100         0            0       10,100
  Receivables, net                                 2,714        30            0        2,744
  Accounts receivable from affiliated companies    8,023     3,853       11,786           90
  Taxes receivable                                     0       200            0          200
  Fuel, materials, and supplies, at average cost   6,727         0            0        6,727
  Prepayments and other                              196        23            0          219
                                                 -------- --------- ------------ ------------
                                                  27,761     7,760       11,786       23,735
                                                 -------- --------- ------------ ------------
Deferred Charges:
  Regulatory assets                                1,503       114          261        1,356
  Unamortized debt expense                           843         0            0          843
  Accumulated deferred income taxes                    0       139          139            0
  Other                                              373         0            0          373
                                                 -------- --------- ------------ ------------
                                                   2,719       253          400        2,572
                                                 -------- --------- ------------ ------------
       Total Assets                              $89,774    $8,446      $13,025      $85,195
                                                 ======== ========= ============ ============

Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.







      HOLYOKE WATER POWER COMPANY
             AND SUBSIDIARY

     Consolidating Balance Sheet (a)
     Capitalization and Liabilities
            December 31, 1998
         (Thousands of Dollars)

                                                 Holyoke   Holyoke
                                                  Water   Power and
                                                  Power   Electric
                                                 Company   Company  Eliminations Consolidated
                                                 -------- --------- ------------ ------------
Capitalization:
  Common stockholder's equity:
   Common stock                                  $ 2,400    $  485      $   485      $ 2,400
   Capital surplus, paid in                        6,000         0            0        6,000
   Retained earnings                              13,592      (153)        (153)      13,592
   Accumulated other comprehensive income             (5)        0            0           (5)
                                                 -------- --------- ------------ ------------
    Total common stockholder's equity             21,987       332          332       21,987

  Long-term debt                                  38,300       424          424       38,300
                                                 -------- --------- ------------ ------------
    Total capitalization                          60,287       756          756       60,287
                                                 -------- --------- ------------ ------------


Current Liabilities:
  Accounts payable                                 2,063         0            0        2,063
  Accounts payable to affiliated companies         4,667     7,311       11,786          192
  Accrued taxes                                    2,667         0            0        2,667
  Accrued interest                                   314         0            0          314
  Accrued pension benefits                           304         0            0          304
  Other                                              236        18            0          254
                                                 -------- --------- ------------ ------------
                                                  10,251     7,329       11,786        5,794
                                                 -------- --------- ------------ ------------

Deferred Credits:
  Accumulated deferred income taxes               11,722         0          139       11,583
  Accumulated deferred investment tax credits      2,429        17            0        2,446
  Deferred credit--SFAS 109                            0       261          261            0
  Other                                            5,085        83           83        5,085
                                                 -------- --------- ------------ ------------
                                                  19,236       361          483       19,114
                                                 -------- --------- ------------ ------------

    Total Capitalization and Liabilities         $89,774    $8,446      $13,025      $85,195
                                                 ======== ========= ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.


(a)  Not covered by auditors' report.






      HOLYOKE WATER POWER COMPANY
            AND SUBSIDIARY

 Consolidating Statement of Income (a)
     Year Ended December 31, 1998
        (Thousands of Dollars)

                                       Holyoke  Holyoke
                                       Water   Power and
                                        Power  Electric
                                       Company  Company  Eliminations Consolidated
                                      -------- --------- ------------ ------------
Operating Revenues                    $73,452   $39,499      $71,201      $41,750
                                      -------- --------- ------------ ------------
Operating Expenses:
  Operation--
    Fuel, purchased and net
     interchange power                 38,489    24,563       43,116       19,937
    Other                              17,839    14,892       28,085        4,646
  Maintenance                           4,912         0            0        4,912
  Depreciation                          2,056        11            0        2,067
  Amortization of reg. assets, net         (1)        0            0           (1)
  Federal and state income taxes        1,561      (663)           0          898
  Taxes other than income taxes         3,773        38            0        3,810
                                      -------- --------- ------------ ------------
      Total operating expenses         68,629    38,841       71,201       36,269
                                      -------- --------- ------------ ------------
Operating Income                        4,823       658            0        5,481
                                      -------- --------- ------------ ------------
Other Income:
  Other, net                              531        (1)         665         (135)
  Income taxes                            155         8            0          163
                                      -------- --------- ------------ ------------
      Other income, net                   686         7          665           28
                                      -------- --------- ------------ ------------
      Income before interest charges    5,509       665          665        5,509
                                      -------- --------- ------------ ------------
Interest Charges:
  Interest on long-term debt            1,569         0            0        1,569
  Other interest                            9        20           20            9
                                      -------- --------- ------------ ------------
      Interest charges, net             1,578        20           20        1,578
                                      -------- --------- ------------ ------------
Net Income                             $3,931   $   645      $   645      $ 3,931
                                      ======== ========= ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.


(a)  Not covered by auditors' report.






 HOLYOKE WATER POWER COMPANY AND SUBSIDIARY

Consolidating Statement of Retained Earnings(a)
        Year Ended December 31, 1998
           (Thousands of Dollars)


                                            Holyoke  Holyoke
                                             Water  Power and
                                             Power  Electric
                                            Company  Company  Eliminations Consolidated
                                           -------- --------- ------------ ------------
Balance at beginning of period             $ 9,661     $(798)       $(798)     $ 9,661
Addition:  Net income                        3,931       645          645        3,931
                                           -------- --------- ------------ ------------



Balance at end of period                   $13,592     $(153)       $(153)     $13,592
                                           ======== ========= ============ ============










 HOLYOKE WATER POWER COMPANY AND SUBSIDIARY

Consolidating Statement of Capital Surplus, Paid In (a)
        Year Ended December 31, 1998
           (Thousands of Dollars)


                                            Holyoke  Holyoke
                                             Water  Power and
                                             Power  Electric
                                            Company  Company  Eliminations Consolidated
                                            ------- --------- ------------ ------------
Balance at beginning of period              $6,000        $0           $0       $6,000

                                                 0         0            0            0
                                            ------- --------- ------------ ------------
Balance at end of period                    $6,000        $0           $0       $6,000
                                            ======= ========= ============ ============


Note:  Individual companies may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

    (a)  Not covered by auditors' report.






     HOLYOKE WATER POWER COMPANY AND SUBSIDIARY
      Consolidating Statement of Cash Flows (a)
                 Year Ended December 31, 1998
               (Thousands of Dollars)

                                                                        Holyoke
                                                          Holyoke      Power and
                                                        Water Power    Electric
                                                          Company       Company
                                                       ------------- ------------
Operating Activities:
  Net income                                           $      3,931  $       645
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                              2,056           11
    Deferred income taxes, net                                  740          (14)
    Other sources of cash                                       316          133
    Other uses of cash                                         (486)        (115)
    Changes in working capital:
      Receivables, net                                       (4,470)        (708)
      Fuel, materials, and supplies                            (633)           0
      Accounts payable                                         (360)       4,584
      Accrued taxes                                           2,421         (672)
      Other working capital (excludes cash)                    (856)        (219)
                                                       ------------- ------------
Net cash flows from operating activities                      2,659        3,645
                                                       ------------- ------------


Investment Activities:
  Investment in plant:
    Electric utility plant                                   (1,045)           0
    Investment in NU system money pool                         (950)           0
    Other investment activities, net                           (664)           0
                                                       ------------- ------------
Net cash flows (used for) investments                        (2,659)           0
                                                       ------------- ------------
Net increase in cash for the period                               0        3,645
Cash - beginning of period                                        1            9
                                                       ------------- ------------
Cash - end of period                                   $          1  $     3,654
                                                       ============= ============



Supplemental Cash Flow Information
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                 $      1,358  $        21
                                                       ============= ============
  Income taxes                                         $       (501) $       216
                                                       ============= ============

Note: Individual columns may not add to Consolidated financial statements due to rounding.
The acompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.








     HOLYOKE WATER POWER COMPANY AND SUBSIDIARY
      Consolidating Statement of Cash Flows (a)
                 Year Ended December 31, 1998
               (Thousands of Dollars)




                                                        Eliminations  Consolidated
                                                       ------------- -------------
Operating Activities:
  Net income                                           $        645  $      3,931
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                  0         2,067
    Deferred income taxes, net                                   (1)          727
    Other sources of cash                                       133           316
    Other uses of cash                                         (113)         (489)
    Changes in working capital:
      Receivables, net                                       (5,547)          370
      Fuel, materials, and supplies                               0          (633)
      Accounts payable                                        5,887        (1,663)
      Accrued taxes                                            (340)        2,089
      Other working capital (excludes cash)                       1        (1,076)
                                                       ------------- -------------
Net cash flows from operating activities                        665         5,639
                                                       ------------- -------------


Investment Activities:
  Investment in plant:
    Electric utility plant                                        0        (1,045)
    Investment in NU system money pool                            0          (950)
    Other investment activities, net                           (665)            1
                                                       ------------- -------------
Net cash flows (used for) investments                          (665)       (1,994)
                                                       ------------- -------------
Net increase in cash for the period                               0         3,645
Cash - beginning of period                                        0            10
                                                       ------------- -------------
Cash - end of period                                   $          0  $      3,655
                                                       ============= =============



Supplemental Cash Flow Information
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                 $         21  $      1,358
                                                       ============= =============
  Income taxes                                         $          0  $       (285)
                                                       ============= =============

Note: Individual columns may not add to Consolidated financial statements due to rounding.
The acompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.







        CHARTER OAK ENERGY INCORPORATED
               AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                    Assets
               December 31, 1998
            (Thousands of Dollars)


                                                                            COE Argentina I
                                               Charter Oak  COE Development   Corporation
                                               Energy, Inc.   Corporation         (b)
                                               ------------ --------------- ---------------
Utility Plant, at original cost:
  Electric                                         $    40          $   11              $0

    Less:  Accumulated provision for
            depreciation                                40              11               0
                                               ------------ --------------- ---------------
                                                         0               0               0
  Construction work in progress                          0               0               0
                                               ------------ --------------- ---------------
         Total net utility plant                         0               0               0
                                               ------------ --------------- ---------------

Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                         2,977               0               0
                                               ------------ --------------- ---------------
Current Assets:
  Cash                                                 562             155               0
  Receivables, net                                       0             208               0
  Receivables from affiliated companies                  0           1,189               0
  Taxes receivable                                     447           1,287               0
  Investments held for sale                          6,178               0               0
                                               ------------ --------------- ---------------
                                                     7,187           2,839               0
                                               ------------ --------------- ---------------
Deferred Charges:
  Accumulated deferred income taxes                    652             229               0
  Other                                                223               0               0
                                               ------------ --------------- ---------------
                                                       875             229               0
                                               ------------ --------------- ---------------
    Total Assets                                   $11,039          $3,068              $0
                                               ============ =============== ===============

Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Subsidiary was dissolved on June 30, 1998.
(c)  Subsidiary was sold on May 5, 1998.







        CHARTER OAK ENERGY INCORPORATED
               AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                    Assets
               December 31, 1998
            (Thousands of Dollars)


                                                                COE Tejona
                                               COE Argentina II Corporation COE Ave Fenix
                                                     Corp.          (c)      Corporation
                                               ---------------- ----------- -------------
Utility Plant, at original cost:
  Electric                                              $    0          $0        $    0

    Less:  Accumulated provision for
            depreciation                                     0           0             0
                                               ---------------- ----------- -------------
                                                             0           0             0
  Construction work in progress                              0           0             7
                                               ---------------- ----------- -------------
         Total net utility plant                             0           0             7
                                               ---------------- ----------- -------------

Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                                 0           0             0
                                               ---------------- ----------- -------------
Current Assets:
  Cash                                                      11           0            26
  Receivables, net                                           0           0             0
  Receivables from affiliated companies                      0           0             0
  Taxes receivable                                       1,168           0            13
  Investments held for sale                                  0           0             0
                                               ---------------- ----------- -------------
                                                         1,179           0            39
                                               ---------------- ----------- -------------
Deferred Charges:
  Accumulated deferred income taxes                          0           0         1,018
  Other                                                      0           0             0
                                               ---------------- ----------- -------------
                                                             0           0         1,018
                                               ---------------- ----------- -------------
    Total Assets                                        $1,179          $0        $1,064
                                               ================ =========== =============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Subsidiary was dissolved on June 30, 1998.
(c)  Subsidiary was sold on May 5, 1998.








        CHARTER OAK ENERGY INCORPORATED
               AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                    Assets
               December 31, 1998
            (Thousands of Dollars)




                                               Eliminations Consolidated
                                               ------------ ------------
Utility Plant, at original cost:
  Electric                                          $    0      $    51

    Less:  Accumulated provision for
            depreciation                                 0           51
                                               ------------ ------------
                                                         0            0
  Construction work in progress                          0            7
                                               ------------ ------------
         Total net utility plant                         0            7
                                               ------------ ------------

Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                         2,977            0
                                               ------------ ------------
Current Assets:
  Cash                                                   0          755
  Receivables, net                                       0          208
  Receivables from affiliated companies              1,189            0
  Taxes receivable                                       0        2,915
  Investments held for sale                              0        6,178
                                               ------------ ------------
                                                     1,189       10,056
                                               ------------ ------------
Deferred Charges:
  Accumulated deferred income taxes                      0        1,898
  Other                                                  0          223
                                               ------------ ------------
                                                         0        2,121
                                               ------------ ------------
    Total Assets                                    $4,166      $12,184
                                               ============ ============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Subsidiary was dissolved on June 30, 1998.
(c)  Subsidiary was sold on May 5, 1998.


















        CHARTER OAK ENERGY INCORPORATED
               AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
        Capitalization and Liabilities
               December 31, 1998
            (Thousands of Dollars)

                                                                            COE Argentina I
                                               Charter Oak  COE Development   Corporation
                                               Energy, Inc.   Corporation         (b)
                                               ------------ --------------- ---------------
Capitalization:
 Common stockholder's equity:
  Common stock                                    $      0        $      0              $0
  Capital surplus, paid in                          92,744          19,073               0
  Retained earnings                                (83,204)        (16,018)              0
                                               ------------ --------------- ---------------
    Total common stockholder's equity                9,540           3,055               0


                                               ------------ --------------- ---------------
    Total capitalization                             9,540           3,055               0
                                               ------------ --------------- ---------------

Current Liabilities:
  Accounts payable                                     299               0               0
  Accounts payable to affiliated
   companies                                         1,197               0               0
  Other                                                  2               0               0
                                               ------------ --------------- ---------------
                                                     1,498               0               0
                                               ------------ --------------- ---------------

Other Deferred Credits                                   1              13               0
                                               ------------ --------------- ---------------

   Total Capitalization and Liabilities           $ 11,039        $  3,068              $0
                                               ============ =============== ===============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Subsidiary was dissolved on June 30, 1998.
(c)  Subsidiary was sold on May 5, 1998.








        CHARTER OAK ENERGY INCORPORATED
               AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
        Capitalization and Liabilities
               December 31, 1998
            (Thousands of Dollars)


                                                                COE Tejona
                                               COE Argentina II Corporation COE Ave Fenix
                                                     Corp.          (c)      Corporation
                                               ---------------- ----------- -------------
Capitalization:
 Common stockholder's equity:
  Common stock                                         $     0          $0      $      0
  Capital surplus, paid in                               2,721           0        56,709
  Retained earnings                                     (1,542)          0       (57,965)
                                               ---------------- ----------- -------------
    Total common stockholder's equity                    1,179           0        (1,256)


                                               ---------------- ----------- -------------
    Total capitalization                                 1,179           0        (1,256)
                                               ---------------- ----------- -------------

Current Liabilities:
  Accounts payable                                           0           0             0
  Accounts payable to affiliated
   companies                                                 0           0            21
  Other                                                      0           0         2,299
                                               ---------------- ----------- -------------
                                                             0           0         2,320
                                               ---------------- ----------- -------------

Other Deferred Credits                                       0           0             0
                                               ---------------- ----------- -------------

   Total Capitalization and Liabilities                $ 1,179          $0      $  1,064
                                               ================ =========== =============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Subsidiary was dissolved on June 30, 1998.
(c)  Subsidiary was sold on May 5, 1998.








        CHARTER OAK ENERGY INCORPORATED
               AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
        Capitalization and Liabilities
               December 31, 1998
            (Thousands of Dollars)



                                               Eliminations Consolidated
                                               ------------ ------------
Capitalization:
 Common stockholder's equity:
  Common stock                                    $      0     $      0
  Capital surplus, paid in                          78,503       92,744
  Retained earnings                                (75,525)     (83,204)
                                               ------------ ------------
    Total common stockholder's equity                2,978        9,540


                                               ------------ ------------
    Total capitalization                             2,978        9,540
                                               ------------ ------------

Current Liabilities:
  Accounts payable                                       0          299
  Accounts payable to affiliated
   companies                                         1,188           30
  Other                                                  0        2,301
                                               ------------ ------------
                                                     1,188        2,630
                                               ------------ ------------

Other Deferred Credits                                   0           14
                                               ------------ ------------

   Total Capitalization and Liabilities            $ 4,166     $ 12,184
                                               ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Subsidiary was dissolved on June 30, 1998.
(c)  Subsidiary was sold on May 5, 1998.























          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

   Consolidating Statement of Income (a)
        Year Ended December 31, 1998
           (Thousands of Dollars)


                                                            COE
                                            Charter Oak  Development
                                            Energy, Inc. Corporation
                                            ------------ -----------
Operating Revenues                             $      0        $  0
                                            ------------ -----------
Operating Expenses:
  Operation                                       2,003         (83)
  Maintenance                                         1           0
  Federal and state income taxes                    807          36
  Taxes other than income taxes                      15         (11)
                                            ------------ -----------
       Total operating expenses                   2,826         (58)
                                            ------------ -----------
Operating Income (Loss)                          (2,826)         58
                                            ------------ -----------

Other Income:
  Gain on sale of investments                     3,978           0
  Reserve for the loss on sale of
   COE Ave Fenix Invest. in Ave
   Fenix Energia                                      0           0
  Other, Net                                    (26,227)          0
                                            ------------ -----------
       Other income (loss), net                 (22,249)          0
                                            ------------ -----------
      Income (loss) before
        interest charges                        (25,075)         58
                                            ------------ -----------
Interest Charges                                      0           0
                                            ------------ -----------


Net Income (Loss)                              $(25,075)       $ 58
                                            ============ ===========


Note: Individual columns may not add to Consolidated due to rounding.
      The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Subsidiary was dissolved on June 30, 1998.
(c)  Subsidiary was sold on May 5, 1998.







          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

   Consolidating Statement of Income (a)
        Year Ended December 31, 1998
           (Thousands of Dollars)


                                            COE Argentina I                  COE Tejona
                                                 Corp.      COE Argentina II Corporation
                                                  (b)            Corp.           (c)
                                            --------------- ---------------- -----------
Operating Revenues                                      $0             $ 0        $  0
                                            --------------- ---------------- -----------
Operating Expenses:
  Operation                                              0              (10)         27
  Maintenance                                            0                0           0
  Federal and state income taxes                         0               59           3
  Taxes other than income taxes                          0              (43)          4
                                            --------------- ---------------- -----------
       Total operating expenses                          0                6          34
                                            --------------- ---------------- -----------
Operating Income (Loss)                                  0               (6)        (34)
                                            --------------- ---------------- -----------

Other Income:
  Gain on sale of investments                            0                0           0
  Reserve for the loss on sale of
   COE Ave Fenix Invest. in Ave
   Fenix Energia                                         0                0           0
  Other, Net                                             0                0        (718)
                                            --------------- ---------------- -----------
       Other income (loss), net                          0                0        (718)
                                            --------------- ---------------- -----------
      Income (loss) before
        interest charges                                 0               (6)       (752)
                                            --------------- ---------------- -----------
Interest Charges                                         0             $  0       $   0
                                            --------------- ---------------- -----------


Net Income (Loss)                                       $0               (6)       (752)
                                            =============== ================ ===========


Note: Individual columns may not add to Consolidated due to rounding.
      The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Subsidiary was dissolved on June 30, 1998.
(c)  Subsidiary was sold on May 5, 1998.







          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

   Consolidating Statement of Income (a)
        Year Ended December 31, 1998
           (Thousands of Dollars)



                                            COE Ave Fenix
                                             Corporation  Eliminations Consolidated
                                            ------------- ------------ ------------
Operating Revenues                              $      0     $      0     $      0
                                            ------------- ------------ ------------
Operating Expenses:
  Operation                                           58            0        1,994
  Maintenance                                          0            0            1
  Federal and state income taxes                    (481)           0          425
  Taxes other than income taxes                      (23)           0          (57)
                                            ------------- ------------ ------------
       Total operating expenses                     (446)           0        2,363
                                            ------------- ------------ ------------
Operating Income (Loss)                              446            0       (2,363)
                                            ------------- ------------ ------------

Other Income:
  Gain on sale of investments                          0            0        3,978
  Reserve for the loss on sale of
   COE Ave Fenix Invest. in Ave
   Fenix Energia                                 (20,000)                  (20,000)
  Other, Net                                      (6,216)     (26,472)      (6,690)
                                            ------------- ------------ ------------
       Other income (loss), net                  (26,216)     (26,472)     (22,712)
                                            ------------- ------------ ------------
      Income (loss) before
        interest charges                         (25,770)     (26,472)     (25,075)
                                            ------------- ------------ ------------
Interest Charges                                       0            0            0
                                            ------------- ------------ ------------


Net Income (Loss)                               $(25,770)    $(26,472)    $(25,075)
                                            ============= ============ ============


Note: Individual columns may not add to Consolidated due to rounding.
      The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Subsidiary was dissolved on June 30, 1998.
(c)  Subsidiary was sold on May 5, 1998.























          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
           Retained Earnings (a)
       Year Ended December 31, 1998
           (Thousands of Dollars)


                                                            COE
                                            Charter Oak  Development
                                            Energy, Inc. Corporation
                                            ------------ -----------
Balance at beginning of period                 $(58,129)   $(16,076)
Addition:  Net income (loss)                    (25,075)         58
                                            ------------ -----------
                                                (83,204)    (16,018)

Deductions:
  Close out of retained earnings due
   to sale of subsidiaries                            0           0
                                            ------------ -----------

Balance at end of period                       $(83,204)   $(16,018)
                                            ============ ===========






          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
        Capital Surplus, Paid In (a)
       Year Ended December 31, 1998
           (Thousands of Dollars)


                                                            COE
                                            Charter Oak  Development
                                            Energy, Inc. Corporation
                                            ------------ -----------
Balance at beginning of period                 $102,344     $19,173

Capital contributions from
  Northeast Utilities                             9,800           0
  Charter Oak Energy, Inc.                            0         150

Dividend declared on common shares:
  $194,000.00 per share                         (19,400)          0
  $7,500.00 per share                                 0           0
  $2,500.00 per share                                 0        (250)

Close out of capital surplus, paid in
 due to sale of subsidiaries                          0           0
                                            ------------ -----------

Balance at end of period                       $ 92,744     $19,073
                                            ============ ===========

Note: Individual companies may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

    (a)  Not covered by auditors' report.
    (b)  Subsidiary was dissolved on June 30, 1998.
    (C)  Subsidiary was sold on May 5, 1998.








          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
           Retained Earnings (a)
       Year Ended December 31, 1998
           (Thousands of Dollars)


                                            COE Argentina I                   COE Tejona
                                                 Corp.      COE Argentina II Corporation
                                                  (b)            Corp.           (c)
                                            --------------- ---------------- ------------
Balance at beginning of period                          $0          $(1,536)       $ 514
Addition:  Net income (loss)                             0               (6)        (752)
                                            --------------- ---------------- ------------
                                                         0           (1,542)        (238)

Deductions:
  Close out of retained earnings due
   to sale of subsidiaries                               0                0         (240)
                                            --------------- ---------------- ------------

Balance at end of period                                $0          $(1,542)       $   2
                                            =============== ================ ============







          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
        Capital Surplus, Paid In (a)
       Year Ended December 31, 1998
           (Thousands of Dollars)


                                            COE Argentina I                   COE Tejona
                                                 Corp.      COE Argentina II Corporation
                                                  (b)            Corp.           (c)
                                            --------------- ---------------- ------------
Balance at beginning of period                        $ 10           $3,434     $ 15,512

Capital contributions from
  Northeast Utilities                                    0                0            0
  Charter Oak Energy, Inc.                               0                0            0

Dividend declared on common shares:
  $194,000.00 per share                                  0                0            0
  $7,500.00 per share                                    0             (713)           0
  $2,500.00 per share                                    0                0            0

Close out of capital surplus, paid in
 due to sale of subsidiaries                           (10)               0      (15,512)
                                            --------------- ---------------- ------------

Balance at end of period                              $  0           $2,721     $      0
                                            =============== ================ ============

Note: Individual companies may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

    (a)  Not covered by auditors' report.
    (b)  Subsidiary was dissolved on June 30, 1998.
    (c)  Subsidiary was sold on May 5, 1998.







          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
           Retained Earnings (a)
       Year Ended December 31, 1998
           (Thousands of Dollars)



                                            COE Ave Fenix
                                             Corporation  Eliminations Consolidated
                                            ------------- ------------ ------------
Balance at beginning of period                  $(32,195)    $(49,293)    $(58,129)
Addition:  Net income (loss)                     (25,770)     (26,472)     (25,075)
                                            ------------- ------------ ------------
                                                 (57,965)     (75,765)     (83,204)

Deductions:
  Close out of retained earnings due
   to sale of subsidiaries                             0         (240)           0
                                            ------------- ------------ ------------

Balance at end of period                        $(57,965)    $(75,525)    $(83,204)
                                            ============= ============ ============







          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
        Capital Surplus, Paid In (a)
       Year Ended December 31, 1998
           (Thousands of Dollars)



                                            COE Ave Fenix
                                             Corporation  Eliminations Consolidated
                                            ------------- ------------ ------------
Balance at beginning of period                   $54,490     $ 92,620     $102,344

Capital contributions from
  Northeast Utilities                                  0            0        9,800
  Charter Oak Energy, Inc.                         2,219        2,368            0

Dividend declared on common shares:
  $194,000.00 per share                                0            0      (19,400)
  $7,500.00 per share                                  0         (713)           0
  $2,500.00 per share                                  0         (250)           0

Close out of capital surplus, paid in
 due to sale of subsidiaries                           0      (15,522)           0
                                            ------------- ------------ ------------

Balance at end of period                         $56,709     $ 78,503     $ 92,744
                                            ============= ============ ============

Note: Individual companies may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

    (a)  Not covered by auditors' report.
    (b)  Subsidiary was dissolved on June 30, 1998.
    (c)  Subsidiary was sold on May 5, 1998.






















        CHARTER OAK ENERGY AND SUBSIDIARIES
      Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 1998
               (Thousands of Dollars)


                                                                      Charter Oak
                                                       Charter Oak    Development
                                                       Energy, Inc.   Corporation
                                                      -------------  ------------
Operating Activities:
  Net (loss)/income                                   $    (25,075)  $        58
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                 0             0
    Deferred income taxes                                       84             0
    Other sources of cash                                      123            67
    Other uses of cash                                        (695)            0
    Changes in working capital:
      Accounts receivable                                       14          (171)
      Accounts payable                                         238          (550)
      Accrued taxes                                              0             0
      Other working capital (excludes cash)                    797           917
                                                      -------------  ------------
Net cash flows (used for)/from operating activities        (24,514)          321
                                                      -------------  ------------

Financing Activities:
  Other paid in capital                                     (9,600)         (100)
  Cash dividends on common stock                                 0             0
                                                      -------------  ------------
Net cash flows (used for) financing activities              (9,600)         (100)
                                                      -------------  ------------

Investment Activities:
  Investment in plant:
    Electric and other utility plant                             3           (66)
    Other investments                                       34,172             0
                                                      -------------  ------------
Net cash flows (used for)/from investments                  34,175           (66)
                                                      -------------  ------------
Net increase/(decrease) in cash for the period                  61           155
Cash - beginning of period                                     501             0
                                                      -------------  ------------
Cash - end of period                                  $        562   $       155
                                                      =============  ============

Supplemental Cash Flow Information
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                $          0   $         0
                                                      =============  ============
  Income taxes                                        $        408   $      (892)
                                                      =============  ============


Note: Individual columns may not add to Consolidated financial statements due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.






        CHARTER OAK ENERGY AND SUBSIDIARIES
      Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 1998
               (Thousands of Dollars)



                                                           COE
                                                        Argentina I
                                                           Corp.
                                                       -------------
Operating Activities:
  Net (loss)/income                                    $          0
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                  0
    Deferred income taxes                                         0
    Other sources of cash                                         0
    Other uses of cash                                            0
    Changes in working capital:
      Accounts receivable                                         0
      Accounts payable                                            0
      Accrued taxes                                               0
      Other working capital (excludes cash)                       0
                                                       -------------
Net cash flows (used for)/from operating activities               0
                                                       -------------

Financing Activities:
  Other paid in capital                                         (10)
  Cash dividends on common stock                                  0
                                                       -------------
Net cash flows (used for) financing activities                  (10)
                                                       -------------

Investment Activities:
  Investment in plant:
    Electric and other utility plant                              0
    Other investments                                             0
                                                       -------------
Net cash flows (used for)/from investments                        0
                                                       -------------
Net increase/(decrease) in cash for the period                  (10)
Cash - beginning of period                                       10
                                                       -------------
Cash - end of period                                   $          0
                                                       =============

Supplemental Cash Flow Information
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                 $          0
                                                       =============
  Income taxes                                         $          0
                                                       =============


Note: Individual columns may not add to Consolidated financial statements due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.








        CHARTER OAK ENERGY AND SUBSIDIARIES
      Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 1998
               (Thousands of Dollars)


                                                          COE           COE         COE Ave
                                                       Argentina II    Tejona        Fenix
                                                          Corp.         Corp.         Corp.
                                                      ------------- ------------- ------------
Operating Activities:
  Net (loss)/income                                   $         (6) $       (752) $   (25,770)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                 0             0            0
    Deferred income taxes                                        0             0         (466)
    Other sources of cash                                        0             0        4,335
    Other uses of cash                                           0           (57)           0
    Changes in working capital:
      Accounts receivable                                        0             0            0
      Accounts payable                                           6           (21)          11
      Accrued taxes                                              0             0          (25)
      Other working capital (excludes cash)                   (279)           26        2,286
                                                      ------------- ------------- ------------
Net cash flows (used for)/from operating activities           (279)         (804)     (19,629)
                                                      ------------- ------------- ------------

Financing Activities:
  Other paid in capital                                       (713)      (15,512)       2,219
  Cash dividends on common stock                                 0           238            0
                                                      ------------- ------------- ------------
Net cash flows (used for) financing activities                (713)      (15,274)       2,219
                                                      ------------- ------------- ------------

Investment Activities:
  Investment in plant:
    Electric and other utility plant                             0             0            0
    Other investments                                            0        15,984       17,407
                                                      ------------- ------------- ------------
Net cash flows (used for)/from investments                       0        15,984       17,407
                                                      ------------- ------------- ------------
Net increase/(decrease) in cash for the period                (992)          (94)          (3)
Cash - beginning of period                                   1,003            94           29
                                                      ------------- ------------- ------------
Cash - end of period                                  $         11  $          0  $        26
                                                      ============= ============= ============

Supplemental Cash Flow Information
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                $          0  $          0  $         0
                                                      ============= ============= ============
  Income taxes                                        $        296  $         (1) $         0
                                                      ============= ============= ============


Note: Individual columns may not add to Consolidated financial statements due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.








        CHARTER OAK ENERGY AND SUBSIDIARIES
      Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 1998
               (Thousands of Dollars)




                                                       Eliminations  Consolidated
                                                      ------------- -------------
Operating Activities:
  Net (loss)/income                                   $    (26,470) $    (25,075)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                 0             0
    Deferred income taxes                                        0          (382)
    Other sources of cash                                       61         4,465
    Other uses of cash                                         (60)         (692)
    Changes in working capital:
      Accounts receivable                                       38          (195)
      Accounts payable                                         (39)         (276)
      Accrued taxes                                              0           (25)
      Other working capital (excludes cash)                     (1)        3,748
                                                      ------------- -------------
Net cash flows (used for)/from operating activities        (26,471)      (18,432)
                                                      ------------- -------------

Financing Activities:
  Other paid in capital                                    (14,117)       (9,600)
  Cash dividends on common stock                               238             0
                                                      ------------- -------------
Net cash flows (used for) financing activities             (13,879)       (9,600)
                                                      ------------- -------------

Investment Activities:
  Investment in plant:
    Electric and other utility plant                             0           (63)
    Other investments                                       40,350        27,213
                                                      ------------- -------------
Net cash flows (used for)/from investments                  40,350        27,150
                                                      ------------- -------------
Net increase/(decrease) in cash for the period                   0          (882)
Cash - beginning of period                                       0         1,637
                                                      ------------- -------------
Cash - end of period                                  $          0  $        755
                                                      ============= =============

Supplemental Cash Flow Information
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                $          0  $          0
                                                      ============= =============
  Income taxes                                        $          0  $       (189)
                                                      ============= =============


Note: Individual columns may not add to Consolidated financial statements due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.







         HEC INC. AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
                   Assets
              December 31, 1998
           (Thousands of Dollars)


                                                               HEC         Southwest
                                                          International   HEC Energy
                                               HEC Inc.    Corporation  Services L.L.C.
                                             ------------ ------------- ---------------
Utility Plant, at original cost:
  Other                                           $4,213            $5            $ 65

    Less:  Accumulated provision for
            depreciation                           2,979             4              22
                                             ------------ ------------- ---------------
                                                   1,234             1              43
  Construction work in progress                        0             0               0
                                             ------------ ------------- ---------------
       Total net utility plant                     1,234             1              43
                                             ------------ ------------- ---------------

Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                        (320)            0               0
                                             ------------ ------------- ---------------
Current Assets:
  Cash                                               246             4             116
  Receivables, net                                 2,782             0              78
  Receivables from affiliated companies              796             0               0
  Prepayments and other                              139             0               5
                                             ------------ ------------- ---------------
                                                   3,963             4             199
                                             ------------ ------------- ---------------
Deferred Charges:
  Other                                            1,347             0             575
                                             ------------ ------------- ---------------


    Total Assets                                  $6,224            $5            $817
                                             ============ ============= ===============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.







         HEC INC. AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
                   Assets
              December 31, 1998
           (Thousands of Dollars)


                                              HEC Energy
                                              Consulting
                                             Canada, Inc. Eliminations Consolidated
                                             ------------ ------------ ------------
Utility Plant, at original cost:
  Other                                              $ 9        $   0       $4,292

    Less:  Accumulated provision for
            depreciation                               8            0        3,013
                                             ------------ ------------ ------------
                                                       1            0        1,279
  Construction work in progress                        0            0            0
                                             ------------ ------------ ------------
       Total net utility plant                         1            0        1,279
                                             ------------ ------------ ------------

Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                           0         (320)           0
                                             ------------ ------------ ------------
Current Assets:
  Cash                                                59            0          425
  Receivables, net                                     8            0        2,868
  Receivables from affiliated companies                0            0          796
  Prepayments and other                                0            0          144
                                             ------------ ------------ ------------
                                                      67            0        4,233
                                             ------------ ------------ ------------
Deferred Charges:
  Other                                                1            0        1,923
                                             ------------ ------------ ------------


    Total Assets                                     $69        $(320)      $7,435
                                             ============ ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.






          HEC INC.AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
       Capitalization and Liabilities
              December 31, 1998
           (Thousands of Dollars)


                                                               HEC         Southwest
                                                          International   HEC Energy
                                               HEC Inc.    Corporation  Services L.L.C.
                                             ------------ ------------- ---------------
Capitalization:
 Common stockholder's equity:
  Common stock                                    $    0             0           $ 250
  Capital surplus, paid in                         4,000            10               0
  Retained earnings                                 (562)           (6)           (583)
  Accumulated other comprehensive income              (1)            0               0
                                             ------------ ------------- ---------------
    Total common stockholder's equity              3,437             4            (333)
  Long-term debt                                       0             0             525
                                             ------------ ------------- ---------------
    Total capitalization                           3,437             4             192
                                             ------------ ------------- ---------------

Current Liabilities:
  Notes payable to affiliated company              1,000             0               0
  Accounts payable                                 1,328             0             193
  Accounts payable to affiliated
   companies                                          55             0               0
  Accrued taxes                                      221             0               0
  Other                                               95             1             432
                                             ------------ ------------- ---------------
                                                   2,699             1             625
                                             ------------ ------------- ---------------
Deferred Credits:
  Accumulated deferred income taxes                   88             0               0
                                             ------------ ------------- ---------------
   Total Capitalization and Liabilities           $6,224           $ 5           $ 817
                                             ============ ============= ===============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integraL part of these financial statements.

(a)  Not covered by auditors' report.








          HEC INC.AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
       Capitalization and Liabilities
              December 31, 1998
           (Thousands of Dollars)


                                              HEC Energy
                                              Consulting
                                             Canada, Inc. Eliminations Consolidated
                                             ------------ ------------ ------------
Capitalization:
 Common stockholder's equity:
  Common stock                                       $ 0        $ 250       $    0
  Capital surplus, paid in                             6           16        4,000
  Retained earnings                                    3         (586)        (562)
  Accumulated other comprehensive income               0            0           (1)
                                             ------------ ------------ ------------
    Total common stockholder's equity                  9         (320)       3,437
  Long-term debt                                       0            0          525
                                             ------------ ------------ ------------
    Total capitalization                               9         (320)       3,962
                                             ------------ ------------ ------------

Current Liabilities:
  Notes payable to affiliated company                  0            0        1,000
  Accounts payable                                     0            0        1,521
  Accounts payable to affiliated
   companies                                           0            0           55
  Accrued taxes                                        0            0          221
  Other                                               60            0          588
                                             ------------ ------------ ------------
                                                      60            0        3,385
                                             ------------ ------------ ------------
Deferred Credits:
  Accumulated deferred income taxes                    0            0           88
                                             ------------ ------------ ------------
   Total Capitalization and Liabilities              $69        $(320)      $7,435
                                             ============ ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.







         HEC INC. AND SUBSIDIARIES

   Consolidating Statement of Income (a)
        Year Ended December 31, 1998
           (Thousands of Dollars)


                                                              HEC         Southwest
                                                         International   HEC Energy
                                              HEC Inc.   Corporation   Services L.L.C.
                                            ------------ ------------- ---------------
Operating Revenues                              $21,995           $ 0          $  753
                                            ------------ ------------- ---------------
Operating Expenses:
  Operation                                      21,864             0           1,044
  Maintenance                                        31             0               5
  Depreciation                                      430             2              11
  Federal and state income taxes                   (279)            0               0
  Taxes other than income taxes                     330             0              26
                                            ------------ ------------- ---------------
       Total operating expenses                  22,376             2           1,086
                                            ------------ ------------- ---------------
Operating Loss                                     (381)           (2)           (333)
                                            ------------ ------------- ---------------
Other Income (Loss)                                (216)            0              13
                                            ------------ ------------- ---------------
      Loss before interest charges                 (597)           (2)           (320)
                                            ------------ ------------- ---------------
Interest Charges                                     78             0              39
                                            ------------ ------------- ---------------

Net Loss                                        $  (675)          $(2)         $ (359)
                                            ============ ============= ===============


Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.








         HEC INC. AND SUBSIDIARIES

   Consolidating Statement of Income (a)
        Year Ended December 31, 1998
           (Thousands of Dollars)


                                             HEC Energy
                                             Consulting
                                            Canada, Inc. Eliminations Consolidated
                                            ------------ ------------ ------------
Operating Revenues                                  $ 8        $  48      $22,708
                                            ------------ ------------ ------------
Operating Expenses:
  Operation                                          12           48       22,873
  Maintenance                                         0            0           36
  Depreciation                                        2            0          443
  Federal and state income taxes                     (2)           0         (281)
  Taxes other than income taxes                       0            0          356
                                            ------------ ------------ ------------
       Total operating expenses                      12           48       23,427
                                            ------------ ------------ ------------
Operating Loss                                       (4)           0         (719)
                                            ------------ ------------ ------------
Other Income (Loss)                                   2         (354)         152
                                            ------------ ------------ ------------
      Loss before interest charges                   (2)        (354)        (567)
                                            ------------ ------------ ------------
Interest Charges                                      2           11          108
                                            ------------ ------------ ------------

Net Loss                                            $(4)       $(365)     $  (675)
                                            ============ ============ ============


Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.







         HEC INC. AND SUBSIDIARIES

        Consolidating Statement of
           Retained Earnings (a)
        Year Ended December 31, 1998
           (Thousands of Dollars)



                                                               HEC         Southwest
                                                          International   HEC Energy
                                               HEC Inc.   Corporation   Services L.L.C.
                                             ------------ ------------- ---------------
Balance at beginning of period                     $ 113           $(4)          $(224)

Addition:  Net income (loss)                        (675)           (2)           (359)
                                             ------------ ------------- ---------------


Balance at end of period                           $(562)          $(6)          $(583)
                                             ============ ============= ===============







         HEC INC AND SUBSIDIARIES

        Consolidating Statement of
        Capital Surplus, Paid In (a)
        Year Ended December 31, 1998
           (Thousands of Dollars)



                                                               HEC         Southwest
                                                          International   HEC Energy
                                               HEC Inc.   Corporation   Services L.L.C.
                                             ------------ ------------- ---------------
Balance at beginning of period                    $3,999           $10              $0

                                                       0             0               0
                                             ------------ ------------- ---------------
Balance at end of period                          $3,999           $10              $0
                                             ============ ============= ===============

Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

   (a)  Not covered by auditors' report.






         HEC INC. AND SUBSIDIARIES

        Consolidating Statement of
           Retained Earnings (a)
        Year Ended December 31, 1998
           (Thousands of Dollars)



                                              HEC Energy
                                              Consulting
                                             Canada, Inc. Eliminations Consolidated
                                             ------------ ------------ ------------
Balance at beginning of period                       $ 7        $(221)       $ 113

Addition:  Net income (loss)                          (4)        (365)        (675)
                                             ------------ ------------ ------------


Balance at end of period                             $ 3        $(586)       $(562)
                                             ============ ============ ============








         HEC INC AND SUBSIDIARIES

        Consolidating Statement of
        Capital Surplus, Paid In (a)
        Year Ended December 31, 1998
           (Thousands of Dollars)


                                              HEC Energy
                                              Consulting
                                             Canada, Inc. Eliminations Consolidated
                                             ------------ ------------ ------------
Balance at beginning of period                        $6          $16       $3,999

                                                       0            0            0
                                             ------------ ------------ ------------
Balance at end of period                              $6          $16       $3,999
                                             ============ ============ ============

Note: Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

   (a)  Not covered by auditors' report.






                HEC INC. AND SUBSIDIARIES
          Consolidating Statement of Cash Flows (a)
                 Year Ended December 31, 1998
                 (Thousands of Dollars)


                                                                            HEC       Southwest
                                                                       International  HEC Energy
                                                             HEC Inc.   Corporation  Services LLC
                                                           ----------- ------------- ------------
Operating Activities:
  Net (loss)                                               $     (675) $         (2) $      (359)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                  430             2           11
    Deferred income taxes and investment tax credits, net        (310)            0            0
    Other sources of cash                                         666             0            0
    Other uses of cash                                            (18)            0         (339)
    Changes in working capital:
      Receivables and accrued utility revenues                    215             0          (64)
      Fuel, materials, and supplies                                26             0            0
      Accounts payable                                           (619)            0          172
      Accrued taxes                                              (161)            0            0
      Other working capital (excludes cash)                      (449)            1          418
                                                           ----------- ------------- ------------
Net cash flows (used for)/from operating activities              (895)            1         (161)
                                                           ----------- ------------- ------------


Financing Activities:
  Issuance of long term debt                                        0             0          275
  Net increase in short-term debt                                 443            (1)         (12)
                                                           ----------- ------------- ------------
Net cash flows from/(used for) financing activities               443            (1)         263
                                                           ----------- ------------- ------------

Investment Activities:
  Investment in plant:
    Electric utility plant                                       (110)            0            0
                                                           ----------- ------------- ------------
  Net cash flows used for investments in plant                   (110)            0            0
  Investment in subsidiaries                                      366             0            0
                                                           ----------- ------------- ------------
Net cash flows used for investments                               256             0            0
                                                           ----------- ------------- ------------
Net (decrease)/increase in cash for the period                   (196)           (1)         102
Cash - beginning of period                                        442             5           14
                                                           ----------- ------------- ------------
Cash - end of period                                       $      246  $          4  $       116
                                                           =========== ============= ============


Supplemental Cash Flow Information
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                     $       76  $          0  $         0
                                                           =========== ============= ============
  Income taxes                                             $      101  $          0  $         0
                                                           =========== ============= ============

Note:  Individual columns may not add to Consolidated financial statements due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.







                HEC INC. AND SUBSIDIARIES
          Consolidating Statement of Cash Flows (a)
                 Year Ended December 31, 1998
                 (Thousands of Dollars)


                                                            HEC Energy
                                                            Consulting
                                                           Canada, Inc. Eliminations Consolidated
                                                           ------------ ------------ ------------
Operating Activities:
  Net (loss)                                               $        (4) $      (365) $      (675)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                     2            0          443
    Deferred income taxes and investment tax credits, net            0            0         (310)
    Other sources of cash                                            0          323          343
    Other uses of cash                                              (2)        (324)         (34)
    Changes in working capital:
      Receivables and accrued utility revenues                      (7)           0          144
      Fuel, materials, and supplies                                  0            0           26
      Accounts payable                                               0            0         (447)
      Accrued taxes                                                  0            0         (161)
      Other working capital (excludes cash)                         50            0           20
                                                           ------------ ------------ ------------
Net cash flows (used for)/from operating activities                 39         (366)        (651)
                                                           ------------ ------------ ------------


Financing Activities:
  Issuance of long term debt                                         0            0          275
  Net increase in short-term debt                                  (30)           0          400
                                                           ------------ ------------ ------------
Net cash flows from/(used for) financing activities                (30)           0          675
                                                           ------------ ------------ ------------

Investment Activities:
  Investment in plant:
    Electric utility plant                                           0            0         (110)
                                                           ------------ ------------ ------------
  Net cash flows used for investments in plant                       0            0         (110)
  Investment in subsidiaries                                         0          366            0
                                                           ------------ ------------ ------------
Net cash flows used for investments                                  0          366         (110)
                                                           ------------ ------------ ------------
Net (decrease)/increase in cash for the period                       9            0          (86)
Cash - beginning of period                                          50            0          511
                                                           ------------ ------------ ------------
Cash - end of period                                       $        59  $         0  $       425
                                                           ============ ============ ============


Supplemental Cash Flow Information
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                     $         0  $         0  $        76
                                                           ============ ============ ============
  Income taxes                                             $         0  $         0  $       101
                                                           ============ ============ ============

Note:  Individual columns may not add to Consolidated financial statements due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.







 WESTERN MASSACHUSETTS ELECTRIC COMPANY
             AND SUBSIDIARY
    Consolidating Balance Sheet (a)
                 Assets
           December 31, 1998
         (Thousands of Dollars)


                                          Western
                                        Massachusetts    WMECO
                                          Electric    Receivables
                                           Company    Corporation Eliminations Consolidated
                                        ------------- ----------- ------------ ------------
Utility Plant, at cost:
  Electric                                $1,221,257     $     0      $     0   $1,221,257
    Less:  Accumulated provision for
            depreciation                     517,401           0            0      517,401
                                        ------------- ----------- ------------ ------------
                                             703,856           0            0      703,856
  Construction work in progress               14,858           0            0       14,858
  Nuclear fuel, net                           19,931           0            0       19,931
                                        ------------- ----------- ------------ ------------
         Total net utility plant             738,645           0            0      738,645
                                        ------------- ----------- ------------ ------------
Other Property and Investments:
  Nuclear decommissioning trusts,
   at market                                 125,598           0            0      125,598
  Investments in regional nuclear
   generating companies, at equity            15,440           0            0       15,440
  Investments in subsidiary companies,
   at equity                                     177           0          177            0
  Other, at cost                               7,322           0            0        7,322
                                        ------------- ----------- ------------ ------------
                                             148,537           0          177      148,360
                                        ------------- ----------- ------------ ------------
Current Assets:
  Cash and special deposits                       59          47            0          106
  Investments in securitizable assets         19,508      41,865       39,508       21,865
  Receivables, net                               862           0            0          862
  Accounts receivable from affiliated
   companies                                   6,692           0        2,504        4,188
  Taxes receivable                            13,978         277            0       14,255
  Fuel, materials, and supplies,
   at average cost                             5,053           0            0        5,053
  Recoverable energy costs, net--
   current portion                             1,924           0            0        1,924
  Prepayments and other                       23,996           0            0       23,996
                                        ------------- ----------- ------------ ------------
                                              72,072      42,189       42,012       72,249
                                        ------------- ----------- ------------ ------------
Deferred Charges:
  Regulatory assets                          322,435           0            0      322,435
  Unamortized debt expense                     2,298           0            0        2,298
  Other                                        3,695           0            0        3,695
                                        ------------- ----------- ------------ ------------
                                             328,428           0            0      328,428
                                        ------------- ----------- ------------ ------------

       Total Assets                       $1,287,682     $42,189      $42,189   $1,287,682
                                        ============= =========== ============ ============

Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.






 WESTERN MASSACHUSETTS ELECTRIC COMPANY
             AND SUBSIDIARY
    Consolidating Balance Sheet (a)
     Capitalization and Liabilities
           December 31, 1998
         (Thousands of Dollars)


                                          Western
                                        Massachusetts    WMECO
                                          Electric    Receivables
                                           Company    Corporation Eliminations Consolidated
                                        ------------- ----------- ------------ ------------
Capitalization:
  Common stockholder's equity:
   Common stock                           $   26,812     $     0      $     0   $   26,812
   Capital surplus, paid in                  151,431      13,666       13,666      151,431
   Retained earnings                          46,003         117          117       46,003
   Accumulated other comprehensive
    income                                       150           0            0          150
                                        ------------- ----------- ------------ ------------
    Total common stockholder's equity        224,396      13,783       13,783      224,396
  Preferred stock not subject to mandatory
    redemption                                20,000           0            0       20,000
  Preferred stock subject to mandatory
   redemption                                 18,000           0            0       18,000
  Long-term debt                             349,314           0            0      349,314
                                        ------------- ----------- ------------ ------------
    Total capitalization                     611,710      13,783       13,783      611,710
                                        ------------- ----------- ------------ ------------
Obligations Under Capital Leases              12,129           0            0       12,129
                                        ------------- ----------- ------------ ------------
Current Liabilities:
  Notes payable to banks                      20,000      20,000       20,000       20,000
  Notes payable to affiliated companies       30,900           0            0       30,900
  Long-term debt and preferred stock--
   current portion                            41,500           0            0       41,500
  Obligations under capital leases--
   current portion                            21,964           0            0       21,964
  Accounts payable                            17,952           0            0       17,952
  Accounts payable to affiliated
   companies                                  12,866       6,393        6,393       12,866
  Accrued taxes                                1,264           0            0        1,264
  Accrued interest                             8,030       2,013        2,013        8,030
  Other                                        6,831           0            0        6,831
                                        ------------- ----------- ------------ ------------
                                             161,307      28,406       28,406      161,307
                                        ------------- ----------- ------------ ------------
Deferred Credits:
  Accumulated deferred income taxes          248,985           0            0      248,985
  Accumulated deferred investment
   tax credits                                21,895           0            0       21,895
  Decommissioning obligation--
   Millstone 1                               131,500           0            0      131,500
  Deferred contractual obligations            74,534           0            0       74,534
  Other                                       25,622           0            0       25,622
                                        ------------- ----------- ------------ ------------
                                             502,536           0            0      502,536
                                        ------------- ----------- ------------ ------------

    Total Capitalization and Liabilities  $1,287,682     $42,189      $42,189   $1,287,682
                                        ============= =========== ============ ============

Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.






 WESTERN MASSACHUSETTS ELECTRIC COMPANY
             AND SUBSIDIARY

 Consolidating Statement of Income (a)
      Year Ended December 31, 1998
         (Thousands of Dollars)


                                          Western
                                        Massachusetts    WMECO
                                          Electric    Receivables
                                           Company    Corporation Eliminations Consolidated
                                        ------------- ----------- ------------ ------------
Operating Revenues                          $393,322      $    0       $    0     $393,322
                                        ------------- ----------- ------------ ------------
Operating Expenses:
  Operation--
    Fuel, purchased and net interchange
     power                                   113,148           0            0      113,148
    Other                                    134,909         319          312      134,916
  Maintenance                                 56,622           0            0       56,622
  Depreciation                                40,901           0            0       40,901
  Amortization of regulatory assets, net       6,016           0            0        6,016
  Federal and state income taxes               1,574         535            0        2,109
  Taxes other than income taxes               20,105        (349)           0       19,756
                                        ------------- ----------- ------------ ------------
       Total operating expenses              373,275         505          312      373,468
                                        ------------- ----------- ------------ ------------
Operating Income (Loss)                       20,047        (505)        (312)      19,854
                                        ------------- ----------- ------------ ------------

Other Income:
  Equity in earnings of regional nuclear
   generating companies                        1,699           0            0        1,699
  Other, net                                  (2,098)      2,357        2,164       (1,905)
  Income taxes                                 2,198           0            0        2,198
                                        ------------- ----------- ------------ ------------
      Other income, net                        1,799       2,357        2,164        1,992
                                        ------------- ----------- ------------ ------------
      Income before interest charges          21,846       1,852        1,852       21,846
                                        ------------- ----------- ------------ ------------

Interest Charges:
  Interest on long-term debt                  28,027           0            0       28,027
  Other interest                               3,415       1,090        1,090        3,415
  Def.nuclear plants ret.-borrowed funds         (17)          0            0          (17)
                                        ------------- ----------- ------------ ------------
      Interest charges, net                   31,425       1,090        1,090       31,425
                                        ------------- ----------- ------------ ------------

  Net Income (Loss)                         $ (9,579)     $  762       $  762     $ (9,579)
                                        ============= =========== ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.







     WESTERN MASSACHUSETTS ELECTRIC COMPANY
                 AND SUBSIDIARY

Consolidating Statement of Retained Earnings (a)
          Year Ended December 31, 1998
             (Thousands of Dollars)


                                         Western
                                       Massachusetts    WMECO
                                         Electric    Receivables
                                          Company    Corporation Eliminations Consolidated
                                       ------------- ----------- ------------ ------------
Balance at beginning of period              $58,608       $(645)       $(645)     $58,608
Addition:  Net income (loss)                 (9,579)        762          762       (9,579)
                                       ------------- ----------- ------------ ------------
                                             49,029         117          117       49,029

Deductions:
  Dividends declared:

   Preferred Stock                            3,026           0            0        3,026

                                       ------------- ----------- ------------ ------------
        Total deductions                      3,026           0            0        3,026
                                       ------------- ----------- ------------ ------------


Balance at end of period                    $46,003       $ 117         $ 117      $46,003
                                       ============= =========== ============ ============





     WESTERN MASSACHUSETTS ELECTRIC COMPANY
                 AND SUBSIDIARY

Consolidating Statement of Capital Surplus, Paid In (a)
          Year Ended December 31, 1998
             (Thousands of Dollars)


                                         Western
                                       Massachusetts    WMECO
                                         Electric    Receivables
                                          Company    Corporation Eliminations Consolidated
                                       ------------- ----------- ------------ ------------
Balance at beginning of period             $151,171     $13,666      $13,666      $151,171

Capital stock expenses, net                     260           0            0          260
                                       ------------- ----------- ------------ ------------
Balance at end of period                   $151,431     $13,666      $13,666     $151,431
                                       ============= =========== ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
The accompanying notes are an integral part of these financial statements.

    (a)  Not covered by auditors' report.






    WESTERN MASSACHUSETTS ELECTRIC COMPANY AND SUBSIDIARY
             Consolidating Statement of Cash Flows (a)
                 Year Ended December 31, 1998
                 (Thousands of Dollars)


                                                                       Western
                                                                    Massachusetts     WMECO
                                                                       Electric    Receivables
                                                                       Company     Corporation
                                                                  --------------- ------------
Operating Activities:
  Net (loss)/income                                               $       (9,579) $       762
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                          40,901            0
    Deferred income taxes and investment tax credits, net                  7,405            0
    Deferred nuclear plants return                                           (18)           0
    Amortization/(deferral) of recoverable energy costs                    5,366            0
    Amortization of regulatory assets - income taxes                       2,657            0
    Amortization of other regulatory assets                                3,359            0
    Other sources of cash                                                  9,029            0
    Other uses of cash                                                   (11,791)           0
    Changes in working capital:
      Receivables and accrued utility revenues, net                         (702)           0
      Fuel, materials, and supplies                                          807            0
      Accounts payable                                                   (20,962)      (6,383)
      Accrued taxes                                                          742            0
      Sale of receivables and accrued utility revenues                         0            0
      Investment in securitizable assets                                   6,695        3,415
      Other working capital (excludes cash)                               (3,628)       2,200
                                                                  ---------------  -----------
Net cash flows from/(used for) operating activities                       30,281           (6)
                                                                  ---------------  -----------

Financing Activities:
  Net increase in short-term debt                                         21,550            0
  Reacquisitions and retirements of long-term debt                        (9,800)           0
  Reacquisitions and retirements of preferred stock                       (1,500)           0
  Cash dividends on preferred stock                                       (3,026)           0
                                                                  ---------------  -----------
Net cash flows from financing activities                                   7,224            0
                                                                  ---------------  -----------

Investment Activities:
  Investment in plant:
    Electric utility plant                                               (19,895)           0
    Nuclear fuel                                                          (1,801)           0
                                                                  ---------------  -----------
  Net cash flows used for investments in plant                           (21,696)           0
  Investment in nuclear decommissioning trusts                           (12,918)           0
  Other investment activities, net                                        (2,883)           0
                                                                  ---------------  -----------
Net cash flows (used for) investments                                    (37,497)           0
                                                                  ---------------  -----------
Net increase/(decrease) in cash for the period                                 8           (6)
Cash - beginning of period                                                    51           53
                                                                  ---------------  -----------
Cash - end of period                                              $           59           47
                                                                  ===============  ===========

Supplemental Cash Flow Information
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                            $       22,902            0
                                                                  ===============  ===========
  Income taxes                                                    $       (2,624)           0
                                                                  ===============  ===========
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases                 $          962   $        0
                                                                  ===============  ===========


Note:  Individual columns may not add to Consolidated financial statments due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.






    WESTERN MASSACHUSETTS ELECTRIC COMPANY AND SUBSIDIARY
             Consolidating Statement of Cash Flows (a)
                 Year Ended December 31, 1998
                 (Thousands of Dollars)




                                                                   Eliminations  Consolidated
                                                                  ------------- -------------
Operating Activities:
  Net (loss)/income                                               $        762  $     (9,579)
  Adjustments to reconcile to net cash
   from operating activities:
    Depreciation                                                             0        40,901
    Deferred income taxes and investment tax credits, net                    0         7,405
    Deferred nuclear plants return                                           0           (18)
    Amortization/(deferral) of recoverable energy costs                      0         5,366
    Amortization of regulatory assets - income taxes                         0         2,657
    Amortization of other regulatory assets                                  0         3,359
    Other sources of cash                                                    0         9,029
    Other uses of cash                                                       0       (11,791)
    Changes in working capital:
      Receivables and accrued utility revenues, net                     (2,325)        1,622
      Fuel, materials, and supplies                                          0           807
      Accounts payable                                                  (6,383)      (20,962)
      Accrued taxes                                                          0           742
      Sale of receivables and accrued utility revenues                       0             0
      Investment in securitizable assets                                 6,695         3,415
      Other working capital (excludes cash)                              2,013        (3,441)
                                                                  ------------- -------------
Net cash flows from/(used for) operating activities                        762        29,512
                                                                  ------------- -------------

Financing Activities:
  Net increase in short-term debt                                            0        21,550
  Reacquisitions and retirements of long-term debt                           0        (9,800)
  Reacquisitions and retirements of preferred stock                          0        (1,500)
  Cash dividends on preferred stock                                          0        (3,026)
                                                                  ------------- -------------
Net cash flows from financing activities                                     0         7,224
                                                                  ------------- -------------

Investment Activities:
  Investment in plant:
    Electric utility plant                                                   0       (19,895)
    Nuclear fuel                                                             0        (1,801)
                                                                  ------------- -------------
  Net cash flows used for investments in plant                               0       (21,696)
  Investment in nuclear decommissioning trusts                               0       (12,918)
  Other investment activities, net                                        (762)       (2,121)
                                                                  ------------- -------------
Net cash flows (used for) investments                                     (762)      (36,735)
                                                                  ------------- -------------
Net increase/(decrease) in cash for the period                               0             1
Cash - beginning of period                                                   0           105
                                                                  ------------- -------------
Cash - end of period                                              $          0  $        106
                                                                  ============= =============

Supplemental Cash Flow Information
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                            $          0  $     22,902
                                                                  ============= =============
  Income taxes                                                    $          0  $     (2,624)
                                                                  ============= =============
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases                 $          0  $        962
                                                                  ============= =============


Note:  Individual columns may not add to Consolidated financial statments due to rounding.
The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.




                           NOTES TO FINANCIAL STATEMENTS


NU Reference is made to "Notes to Consolidated Financial Statements" contained on pages 29 through 49 in NU's 1998 Annual Report to Shareholders, which information is incorporated herein by reference.

CL&P Reference is made to "Notes to Consolidated Financial Statements" contained on pages 7 through 39 in CL&P's 1998 Annual Report, which information is incorporated herein by reference.

PSNH Reference is made to "Notes to Financial Statements" contained on pages 7 through 38 in PSNH's 1998 Annual Report, which information is incorporated herein by reference.

WMECO Reference is made to "Notes to Consolidated Financial Statements" contained on pages 7 through 35 in WMECO's 1998 Annual Report, which information is incorporated herein by reference.

NAEC Reference is made to "Notes to Financial Statements" contained on pages 7 through 21 in NAEC's 1998 Annual Report, which information is incorporated herein by reference.




EXHIBITS


The following exhibits are incorporated by reference to the indicated SEC file number, unless a single asterisk appears next to the exhibit reference. A single asterisk indicates exhibits which are filed herewith. A # further indicates that the exhibit is filed under cover of Form SE.

EXHIBIT
NUMBER                                          DESCRIPTION

A. ANNUAL REPORTS

   A.1    Annual Reports filed under the Securities Exchange Act of 1934

          A.1.1   1998 Annual Report on Form 10-K for NU. (File No. 1-5324)

          A.1.2   1998 Annual Report on Form 10-K for CL&P. (File No. 0-11419)

          A.1.3   1998 Annual Report on Form 10-K for PSNH. (File No. 1-6392)

          A.1.4   1998 Annual Report on Form 10-K for WMECO. (File No. 0-7624)

          A.1.5   1998 Annual Report on Form 10-K for NAEC. (File No. 33-43508)

   A.2    Annual Reports and Reports to the FERC on Form 1

       *# A.2.1 1998 Annual Report to Shareholders of Connecticut Yankee Atomic Power Company.

          A.2.2 1998 Annual Report to Shareholders of Maine Yankee Atomic Power Company. (Exhibit A.2, 1998 New England Electric System (NEES) U5S, File No. 30-33)

          A.2.3 1998 Annual Report to Shareholders of Vermont Yankee Nuclear Power Corporation. (Exhibit A.7.a, to be filed with the 1998 NEES U5S, File No. 30-33)

          A.2.4 1998 FERC Form 1 of Vermont Yankee Nuclear Power Corporation. (Exhibit A.7.b, 1998 NEES U5S, File No. 30-33)

          A.2.5 1998 Annual Report to Shareholders of Yankee Atomic Electric Company. (Exhibit A.8, 1998 NEES U5S,File No. 30-33)

       *# A.2.6 1998 Annual Report to Shareholders of New England Hydro-Transmission Electric Company, Inc.

       *# A.2.7 1998 Annual Report to Shareholders of New England Hydro-Transmission Corporation.

B. CHARTERS, ARTICLES OF INCORPORATION, TRUST AGREEMENTS, BY-LAWS, AND OTHER FUNDAMENTAL DOCUMENTS OF ORGANIZATION

   B.1    Northeast Utilities

          B.1.1 Declaration of Trust of NU, as amended through May 24, 1988. (Exhibit 3.1.1, 1988 NU Form 10-K, File No. 1-5324)

   B.2    The Connecticut Light and Power Company

          B.2.1 Certificate of Incorporation of CL&P, restated to March 22, 1994. (Exhibit 3.2.1, 1993 NU Form 10-K, File No. 1-5324)

          B.2.2 Certificate of Amendment to Certificate of Incorporation of CL&P, dated December 26, 1996. (Exhibit 3.2.2, 1996 NU Form 10-K, File No. 1-5324)

          B.2.3 Certificate of Amendment to Certificate of Incorporation of CL&P, dated April 27, 1998. (Exhibit 3.2.3, 1998 NU Form 10-K, File No. 1-5324)

          B.2.4 By-laws of CL&P, as amended to January 1, 1997. (Exhibit 3.2.3, 1996 NU Form 10-K, File No. 1-5324)

   B.3    Public Service Company of New Hampshire

          B.3.1 Articles of Incorporation, as amended to May 16, 1991. (Exhibit B.3.1, 1997 NU Form U53, File No. 30-246)

          B.3.2 By-laws of PSNH, as amended to November 1, 1993. (Exhibit 3.3.2, 1993 NU Form 10-K, File No. 1-5324)

   B.4    Western Massachusetts Electric Company

          B.4.1 Articles of Organization of WMECO, restated to February 23, 1995. (Exhibit 3.4.1, 1994 NU Form 10-K, File No. 1-5324)

          B.4.2 By-laws of WMECO, as amended to February 11, 1998. (Exhibit 3.4.2, 1996 NU Form 10-K, File No. 1-5324)

   B.5    North Atlantic Energy Corporation

          B.5.1 Articles of Incorporation of NAEC dated September 20, 1991. (Exhibit 3.5.1, 1993 NU Form 10-K, File No. 1-5324)

          B.5.2 Articles of Amendment dated October 16, 1991 and June 2, 1992 to Articles of Incorporation of NAEC. (Exhibit 3.5.2, 1993 NU Form 10-K, File No. 1-5324)

          B.5.3 By-laws of NAEC, as amended to November 8, 1993. (Exhibit 3.5.3, 1993 NU Form 10-K, File No. 1-5324)


   B.6    The Quinnehtuk Company

          B.6.1 Articles of Organization of The Quinnehtuk Company dated December 14, 1928 and Articles of Amendment dated December 18, 1930. (Exhibit B.6.1, 1997 NU Form U5S, File No. 30-246)

          B.6.2 Amendment to Certificate of Incorporation of The Quinnehtuk Company dated June 10, 1975. (Exhibit B.6.2, 1993 NU Form U5S, File No. 30-246)

          B.6.3 By-laws of The Quinnehtuk Company as amended to February 11, 1998. (Exhibit B.6.3, 1997 NU Form U5S, File No. 30-246)

   B.7    The Rocky River Realty Company

          B.7.1 Certificate of Incorporation, as amended, of The Rocky River Realty Company. (Exhibit 1.9, 1977 NU Form U5S, File No. 30-246)

          B.7.2 Certificate of Amendment to Certificate of Incorporation of The Rocky River Realty Company, dated December 26, 1996. (Exhibit B.7.2, 1996 NU Form U5S, File No. 30-246)

          B.7.3 Certificate of Amendment to Certificate of Incorporation of the Rocky River Realty Company, dated April 27, 1998. (Exhibit B.7.3, 1997 NU Form U5S, File No. 30-246)

          B.7.4 By-laws of The Rocky River Realty Company, as amended to February 11, 1998. (Exhibit B.7.4, 1997 NU Form U5S, File No. 30-246)

   B.8    Research Park, Inc.

          B.8.1 Charter of Research Park, Inc., dated July 18, 1963. (Exhibit B.6, 1983 NU Form U5S, File No. 30-246)

          B.8.2 Certificate of Amendment to Certificate of Incorporation of Research Park, Inc., dated December 26, 1996. (Exhibit B.8.2, 1996 NU Form U5S, File No. 30-246

          B.8.3 Certificate of Amendment to Certificate of Incorporation of Research Park, Inc., dated April 27, 1998. (Exhibit B.8.3, 1997 NU Form U5S, File No. 30-246)

          B.8.4 By-laws of Research Park, Inc., as amended to February 11, 1998. (Exhibit B.8.4, 1997 NU Form U5S, File No. 30-246)

   B.9    The City and Suburban Electric and Gas Company

          B.9.1 Charter of The City and Suburban Electric and Gas Company (Special Act No. 169, Volume XXVIII, page 193, approved May 1,
                  1957).  (Exhibit B.8, 1983 NU Form U5S, File No. 30-246)

          B.9.2 Certificate of Amendment to Certificate of Incorporation of The City and Suburban Electric and Gas Company, dated December 26, 1996. (Exhibit B.9.2, 1996 NU Form U5S, File No. 30-246)

          B.9.3 By-laws of The City and Suburban Electric and Gas Company as amended to February 15, 1952. (Exhibit B.8.1, 1983 NU Form U5S, File No. 30-246)

   B.10   Electric Power, Incorporated

          B.10.1 Charter of Electric Power, Incorporated dated January 1, 1955. (Exhibit B.9, 1983 NU Form U5S, File No. 30-246)

          B.10.2 Amendment to Charter of Electric Power, Incorporated (Special Act No. 133, Volume XXXI, page 103, approved June 11, 1963). (Exhibit B.9.1, 1983 NU Form U5S, File No. 30-246)

          B.10.3 Certificate of Amendment to Certificate of Incorporation of Electric Power, Incorporated, dated December 26, 1996. (Exhibit B.10.3, 1996 NU Form U5S, File No. 30-246)

          B.10.4 By-laws of Electric Power, Incorporated as amended to February 15, 1952. (Exhibit B.9.2, 1983 NU Form U5S, File No. 30-246)

   B.11   The Nutmeg Power Company

          B.11.1 Certificate of Organization of The Nutmeg Power Company dated July 19, 1954. (Exhibit B.11, 1983 NU Form U5S, File No. 30-246)

          B.11.2 Certificate of Amendment to the Certificate of Incorporation of The Nutmeg Power Company, dated December 26, 1996. (Exhibit B.11.2, 1996 NU Form U5S, File No. 30-246)

          B.11.3 By-laws of The Nutmeg Power Company as amended to January 1, 1997. (Exhibit B.11.3, 1996 NU Form U5S, File No. 30-246)

   B.12   The Connecticut Steam Company

          B.12.1 Certificate of Incorporation of The Connecticut Steam Company dated May 13, 1965, including Special Act No. 325, an Act Incorporating The Connecticut Steam Company (Special Acts 1963, Senate Bill No. 704, approved June 24, 1963).
                  (Exhibit B.12, 1983 NU Form U5S, File No. 30-246)


          B.12.2 Certificate of Amendment to Certificate of Incorporation of The Connecticut Steam Company, dated December 26, 1996. (Exhibit B.12.2, 1996 NU Form U5S, File No. 30-246)

          B.12.3 By-laws of The Connecticut Steam Company, as amended to January 1, 1997. (Exhibit B.12.3, 1996 NU Form U5S, File No. 30-246)

   B.13   The Connecticut Transmission Corporation

          B.13.1 Charter of The Connecticut Transmission Corporation and predecessor companies as amended to May 8, 1953. (Exhibit B.13, 1983 NU Form U5S, File No. 30-246)

          B.13.2 Certificate of Amendment to Certificate of Incorporation of The Connecticut Transmission Corporation, dated December 26, 1996. (Exhibit B.13.2, 1996 NU Form U5S, File No. 30-246)

          B.13.3 By-laws of The Connecticut Transmission Corporation as amended to February 15, 1952. (Exhibit B.13.1, 1983 NU Form U5S, File No. 30-246)

   B.14   Holyoke Water Power Company

          B.14.1 Charter of Holyoke Water Power Company, as amended. (Exhibit 1.8, 1977 NU Form U5S, File No. 30-246)

          B.14.2 By-laws of Holyoke Water Power Company, as amended to February 11, 1998. (Exhibit B.14.2, NU Form U5S, File No. 30-246)

   B.15   Holyoke Power and Electric Company

          B.15.1 Charter of Holyoke Power and Electric Company dated December 5, 1925. (Exhibit B.15, 1983 NU Form U5S, File No. 30-246)

          B.15.2 Chapter 147 of the Massachusetts Acts of 1926 amending the Charter of Holyoke Power and Electric Company, as recorded with the Office of the Secretary of the Commonwealth on March 29, 1926. (Exhibit B.15.1, 1983 NU Form U5S, File No. 30-246)

          B.15.3 By-laws of Holyoke Power and Electric Company, as amended to February 11, 1998. (Exhibit B.15.3, 1997 NU U5S, File No. 30-246)

   B.16   Northeast Utilities Service Company

          B.16.1 Charter of Northeast Utilities Service Company, as amended to February 20, 1974. (Exhibit B.16, 1983 NU Form U5S, File No. 30-246)


          B.16.2 Certificate of Amendment to Certificate of Incorporation of Northeast Utilities Service Company, dated December 26, 1996. (Exhibit B.16.2, 1996 NU Form U5S, File No. 30-246)

          B.16.3 Certificate of Amendment to Certificate of Incorporation of Northeast Utilities Service Company, dated April 27, 1998. (Exhibit B.16.3, 1997 NU Form U5S, File No. 30-246)

          B.16.4 By-laws of Northeast Utilities Service Company as amended to January 1, 1997. (Exhibit B.16.3, 1996 NU Form U5S, File No. 30-246)

   B.17   Northeast Nuclear Energy Company

          B.17.1 Charter of Northeast Nuclear Energy Company as amended to April 24, 1974. (Exhibit B.17, 1983 NU Form U5S, File No. 30-246)

          B.17.2 Certificate of Amendment to Certificate of Incorporation of Northeast Nuclear Energy Company, dated December 26, 1996. (Exhibit B.17.2, 1996 NU Form U5S, File No. 30-246)

          B.17.3 Certificate of Amendment to Certificate of Incorporation of Northeast Nuclear Energy Company, dated April 27, 1998. (Exhibit B.17.3, 1997 NU Form U5S, File No. 30-246)

          B.17.4 By-laws of Northeast Nuclear Energy Company, as amended to February 11, 1998. (Exhibit B.17.4, 1997 NU Form U5S, File No. 30-246)

   B.18   HEC Inc.

          B.18.1 Articles of Organization of HEC Inc. dated June 19, 1990. (Exhibit B.19, 1990 NU Form U5S, File No. 30-246)

          B.18.2 By-Laws of HEC Inc. (Exhibit B.19.1, 1990 NU Form U5S, File No. 30-246)

   B.19   HEC International Corporation

          B.19.1 Articles of Organization of HEC International Corporation dated October 12, 1994. (Exhibit B.19.1, 1994 NU Form U5S, File No. 30-246)

          B.19.2 By-laws of HEC International Corporation dated October 12, 1994. (Exhibit B.19.2, 1994 NU Form U5S, File No. 30-246)

   B.20   HEC Energy Consulting Canada Inc.

          B.20.1 Articles of Incorporation of HEC Energy Consulting Canada Inc. dated October 24, 1994. (Exhibit B.20.1, 1994 NU Form U5S, File No. 30-246)

          B.20.2  By-laws of HEC Energy Consulting Canada Inc. dated October
                  24, 1994.  (Exhibit B.20.2, 1994 NU Form U5S, File No. 30-246)

   B.21   North Atlantic Energy Service Corporation

          B.21.1 Articles of Incorporation; and Certificate of Amendment of North Atlantic Energy Service Corporation dated June 1, 1992. (Exhibit B.21, 1992 NU Form U5S, File No. 30-246)

          B.21.2 By-Laws of North Atlantic Energy Service Corporation, as amended to November 8, 1993. (Exhibit B.19.2, 1993 NU Form U5S, File No. 30-246)

   B.22   Connecticut Yankee Atomic Power Company

          B.22.1 Certificate of Incorporation of Connecticut Yankee Atomic Power Company and amendments dated to November 20, 1964. (Exhibit B.20.1, 1993 NU Form U5S, File No. 30-246)

          B.22.2 Certificate of Amendment to Certificate of Incorporation of Connecticut Yankee Atomic Power Company, dated December 26, 1996. (Exhibit B.22.2, 1996 NU Form U5S, File No. 30-246)

        * B.22.3 Certificate of Amendment to Certificate of Incorporation of Connecticut Yankee Atomic Power Company, dated October 15, 1998.

        * B.22.4 By-laws of Connecticut Yankee Atomic Power Company, as amended to March 31, 1999.

   B.23   Properties, Inc.

          B.23.1 Articles of Agreement of Properties, Inc. as amended to June 1, 1983. (Exhibit B.21.1, 1993 NU Form U5S, File No. 30-246)

          B.23.2 By-laws of Properties, Inc., amended and restated as of February 7, 1996. (Exhibit B.23.2, 1995 NU Form U5S, File No. 30-246)

   B.24   New Hampshire Electric Company

          B.24.1 Articles of Agreement of New Hampshire Electric Company, as amended to June 1, 1983. (Exhibit B.22.1, 1993 NU Form U5S, File No. 30-246)

          B.24.2 By-laws of New Hampshire Electric Company, as amended to June 1, 1983. (Exhibit B.22.2, 1993 NU Form U5S, File No. 30-246)

   B.25   Charter Oak Energy, Inc.

          B.25.1 Certificate of Incorporation of Charter Oak Energy, Inc., dated September 28, 1988. (Exhibit B.16, 1989 NU Form U5S, File No. 30-246)

          B.25.2 Certificate of Amendment to Certificate of Incorporation of Charter Oak Energy, Inc., dated December 26, 1996. (Exhibit B.25.2, 1996 NU Form U5S, File No. 30-246)

          B.25.3 Certificate of Amendment to Certificate of Incorporation of Charter Oak Energy Inc., dated April 27, 1998. (Exhibit B.25.3, 1997 NU Form U5S, File No. 30-246)

          B.25.4 By-laws of Charter Oak Energy, Inc., as amended to January 1, 1997. (Exhibit B.25.3, 1996 NU Form U5S, File No. 30-246)

   B.26   COE Development Corporation

          B.26.1 Certificate of Incorporation of COE Development Corporation dated November 6, 1992. (Exhibit B.26.1, 1993 NU Form U5S, File No. 30-246)

          B.26.2 Certificate of Amendment to Certificate of Incorporation of COE Development Corporation, dated December 26, 1996. (Exhibit B.26.2, 1996 NU Form U5S, File No. 30-246)

          B.26.3 Certificate of Amendment to Certificate of Incorporation of COE Development Corporation, dated April 27, 1998. (Exhibit B.27.3, 1997 NU Form U5S File No. 30-246)

          B.26.4 By-laws of COE Development Corporation, as amended to January 1, 1997. (Exhibit B.26.4, 1996 NU Form U5S, File No. 30-246)

   B.27   COE Argentina II Corp.

          B.27.1 Certificate of Incorporation of COE Argentina II Corp. dated March 14, 1994. (Exhibit B.27.1, 1994 NU Form U5S, File No. 30-246)

          B.27.2 Certificate of Amendment to Certificate of Incorporation of COE Argentina II Corp., dated December 26, 1996. (Exhibit B.27.2, 1996 NU Form U5S, File No. 30-246)

          B.27.3 Certificate of Amendment to Certificate of Incorporation of COE Argentina II Corp., dated April 27, 1998. (Exhibit B.27.3, 1997 NU Form U5S, File No. 30-246)

          B.27.4 By-laws of COE Argentina II Corp., as amended to January 1, 1997. (Exhibit B.27.4, 1996 NU Form U5S, File No. 30-246)

   B.28   COE Ave Fenix Corporation

          B.28.1 Certificate of Incorporation of COE Ave Fenix Corporation dated May 19, 1995. (Exhibit B.28.1, 1995 NU Form U5S, File No. 30-246)

          B.28.2 Certificate of Amendment to Certificate of Incorporation of COE Ave Fenix Corporation, dated December 26, 1996. (Exhibit B.28.2, 1996 NU Form U5S, File No. 30-246)

          B.28.3 Certificate of Amendment to Certificate of Incorporation of COE Ave Fenix Corporation, dated April 27, 1998. (Exhibit B.28.3, 1997 NU Form U5S, File No. 30-246)

          B.28.4 By-laws of COE Ave Fenix Corporation, as amended to January 1, 1997. (Exhibit B.28.4, 1996 NU Form U5S, File No. 30-246)

   B.29   New England Hydro-Transmission Corporation

          B.29.1 Articles of Incorporation, (Exhibit B.8a, 1986 NEES U5S, File No. 30-33); Articles of Amendment of New England Hydro-Transmission Corporation dated January 18, 1989, (Exhibit B.10a, 1988 NEES U5S, File No. 30-33).

          B.29.2 By-laws of New England Hydro-Transmission Corporation. (Exhibit B.10b, 1988 NEES U5S, File No. 30-33)

   B.30   New England Hydro-Transmission Electric Company

          B.30.1 Restated Articles of Organization of New England Hydro-Transmission Electric Company dated January 13, 1989. (Exhibit B.11a, 1988 NEES U5S, File No. 30-33)

          B.30.2 By-Laws of New England Hydro-Transmission Electric Company. (Exhibit B.11b, 1988 NEES U5S File No. 30-33)

   B.31 Amended and Restated Limited Partnership Agreement (CL&P Capital, L.P.) among CL&P, NUSCO, and the persons who became limited partners of CL&P Capital, L.P. in accordance with the provisions thereof dated as of January 23, 1995 (MIPS). (Exhibit A.1, File No. 70-8451)

   B.32 Certificate of Formation of Southwest HEC Energy Services L.L.C., dated November 21, 1995. (Exhibit B.33, 1995 NU Form U5S, File No. 30-246)

   B.33   Mode 1 Communications, Inc.

          B.33.1 Certificate of Incorporation of Mode 1 Communications, Inc. dated March 26, 1996. (Exhibit B.34.1, 1996 NU Form U5S, File No. 30-246)

          B.33.2 Certificates of Amendment to Certificate of Incorporation of Mode 1 Communications, Inc., dated December 26, 1996 and February 4, 1997. (Exhibit B.34.2, 1996 NU Form U5S, File No. 30-246)

          B.33.3 Certificate of Amendment to Certificate of Incorporation of Mode l Communications, Inc., dated April 27, 1998. (Exhibit B.34.3, 1997 NU Form U5S, File No. 30-246)

          B.33.4 By-laws of Mode 1 Communications, Inc., as amended to January 1, 1997. (Exhibit B.34.4, 1996 NU Form U5S, File No. 30-246)

   B.34   Select Energy, Inc.

          B.34.1 Certificate of Incorporation of Select Energy, Inc. dated September 26, 1996. (Exhibit B.40.1, 1996 NU Form U5S, File No. 30-246)

          B.34.2 Certificates of Amendment to Certificate of Incorporation of Select Energy, Inc., dated December 26, 1996 and April 25, 1997. (Exhibit B.40.2, 1996 NU Form U5S, File No. 30-246)

          B.34.3 Certificate of Amendment to Certificate of Incorporation of Select Energy, Inc., dated April 27, 1998. (Exhibit B.40.3, 1997 NU Form U5S, File No. 30-246)

          B.34.4 By-laws of Select Energy, Inc., as amended to May 12, 1997. (Exhibit B.40.4, 1997 NU Form U5S, File No. 30-246)

   B.35   CL&P Receivables Corporation

          B.35.1 Certificate of Incorporation of CL&P Receivables Corporation, dated September 5, 1997. (Exhibit B.41.1, 1997 NU Form U5S, File No. 30-246)

          B.35.2 Bylaws of CL&P Receivables Corporation, dated September 12, 1997. (Exhibit B.41.2, 1997 NU Form U5S, File No. 30-246)

   B.36   WMECO Receivables Corporation

          B.36.1 Certificate of Incorporation of WMECO Receivables Corporation, dated May 6, 1997. (Exhibit B.42.1, 1997 NU Form U5S, File No. 30-246)

          B.36.2 Bylaws of WMECO Receivables Corporation, dated September 12, 1997. (Exhibit B.42.2, 1997 NU Form U5S, File No. 30-246)

C.(a) INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

   C.1    Northeast Utilities

          C.1.1 Indenture dated as of December 1, 1991 between Northeast Utilities and IBJ Schroder Bank & Trust Company, with respect to the issuance of Debt Securities. (Exhibit 4.1.1, 1991 NU Form 10-K, File No. 1-5324)

          C.1.2 First Supplemental Indenture, dated as of December 1, 1991 between Northeast Utilities and IBJ Schroder Bank & Trust Company, with respect to the issuance of Series A Notes. (Exhibit 4.1.2, 1991 NU Form 10-K, File No. 1-5324)

          C.1.3 Second Supplemental Indenture, dated as of March 1, 1992 between Northeast Utilities and IBJ Schroder Bank & Trust Company, with respect to the issuance of Series B Notes. (Exhibit C.1.3, 1991 NU Form U5S, File No. 30-246)

          C.1.4 Credit Agreement among NU, CL&P and WMECO and several commercial banks, dated as of November 21, 1996. (Exhibit No. B.1, File No. 70-8875)

          C.1.5 First Amendment and Waiver dated as of May 30, 1997 to Credit Agreement dated as of November 21, 1996 among NU, CL&P, WMECO, and the Co-Agents and Banks named therein. (Exhibit B.4(a) (Execution Copy), File No. 70-8875)

          C.1.6 Second Amendment and Waiver dated as of September 11, 1998 to Credit Agreement dated as of November 21, 1996 among NU, CL&P, WMECO, and the Co-Agents and Banks named therein. (Exhibit
                  B.10 (Execution Copy), File No. 70-8875)

          C.1.7 Third Amendment and Waiver dated as of March 3, 1999 to Credit Agreement dated as of November 21, 1996 among NU, CL&P, WMECO, and the Co-Agents and Banks named therein. (Exhibit B.11 (Execution Copy), File No. 70-8875)

          C.1.8 Credit Agreement dated as of February 10, 1998 among NU, the Lenders named therein, and Toronto Dominion (Texas), Inc., as Administrative Agent, TD Securities (USA) Inc., as Arranger. (Exhibit B.9 (Execution Copy), File No. 70-8875)

          C.1.9 First Amendment dated as of February 8, 1999 to Credit Agreement dated as of February 10, 1998 among NU, the Lenders named therein, and Toronto Dominion (Texas), Inc., as Administrative Agent, TD Securities (USA) Inc., as Arranger. (Exhibit A (Execution Copy), File No. 70-8875)

          C.1.10 Second Amendment dated as of March 9, 1999 to Credit Agreement dated as of February 10, 1998 among NU, the Lenders named therein, and Toronto Dominion (Texas), Inc., as Administrative Agent, TD Securities (USA) Inc., as Arranger. (Exhibit B.12 (Execution Copy), File No. 70-8875)

   C.2    The Connecticut Light and Power Company

          C.2.1 Indenture of Mortgage and Deed of Trust between CL&P and Bankers Trust Company, Trustee, dated as of May 1, 1921. (Composite including all twenty-four amendments to May 1, 1967.) (Exhibit 4.1.1, 1989 NU Form 10-K, File No. 1-5324)

          Supplemental Indentures to the Composite May 1, 1921 Indenture of Mortgage and Deed of Trust between CL&P and Bankers Trust Company, dated as of:

          C.2.2   December 1, 1969.  (Exhibit 4.20, File No. 2-60806)

          C.2.3   June 30, 1982.  (Exhibit 4.33, File No. 2-79235)

          C.2.4   December 1, 1989. (Exhibit 4.1.26, 1989 NU Form 10-K,
                  File No. 1-5324)

          C.2.5   July 1, 1992.  (Exhibit 4.31, File No. 33-59430)

          C.2.6   July 1, 1993.  (Exhibit A.10(b),  File No. 70-8249)

          C.2.7   July 1, 1993.  (Exhibit A.10(b),  File No. 70-8249)

          C.2.8   December 1, 1993.  (Exhibit 4.2.14, 1993 NU Form 10-K,
                  File No. 1-5324)

          C.2.9   February 1, 1994.  (Exhibit 4.2.16, 1993 NU Form 10-K,
                  File No. 1-5324)

          C.2.10  June 1, 1994.  (Exhibit 4.2.15, 1994 NU Form 10-K, File
                  No. 1-5324)

          C.2.11  October 1, 1994.  (Exhibit 4.2.16, 1994 NU Form 10-K,
                  File No. 1-5324)

          C.2.12  June 1, 1996.  (Exhibit 4.2.16, 1996 NU Form 10-K, File
                  No. 1-5324)

          C.2.13  January 1, 1997.  (Exhibit 4.2.17, 1996 NU Form 10-K, File
                  No. 1-5324)

          C.2.14  May 1, 1997.  (Exhibit 4.19, File No. 333-30911)

          C.2.15  June 1, 1997.  (Exhibit 4.20, File No. 333-30911)

          C.2.16  June 1, 1997.  (Exhibit 4.2.17, 1997 NU Form 10-K, File
                  No. 1-5324)

          C.2.17  May 1, 1998.  (Exhibit 4.2.17, 1998 NU Form 10-K File
                  No. 1-5324)

          C.2.18  May 1, 1998.  (Exhibit 4.2.18, 1998 NU Form 10-K, File
                  No. 1-5324)

          C.2.19 Financing Agreement between Industrial Development Authority of the State of New Hampshire and CL&P (Pollution Control Bonds, 1986 Series) dated as of December 1, 1986. (Exhibit C.1.47, 1986 NU Form U5S, File No. 30-246)

          C.2.20 Financing Agreement between Industrial Development Authority of the State of New Hampshire and CL&P (Pollution Control Bonds, 1988 Series) dated as of October 1, 1988. (Exhibit C.1.55, 1988 NU Form U5S, File No. 30-246)

          C.2.21 Financing Agreement between Industrial Development Authority of the State of New Hampshire and CL&P (Pollution Control Bonds) dated as of December 1, 1989. (Exhibit C.1.39, 1989 NU Form U5S, File No. 30-246)

          C.2.22 Loan and Trust Agreement among Business Finance Authority of the State of New Hampshire and CL&P (Pollution Control Bonds, 1992 Series A) dated as of December 1, 1992. (Exhibit C.2.33, 1992 NU Form U5S, File No. 30-246)

          C.2.23 Loan Agreement between Connecticut Development Authority and CL&P (Pollution Control Bonds - Series A, Tax Exempt Refunding) dated as of September 1, 1993. (Exhibit 4.2.21, 1993 NU Form 10-K, File No. 1-5324)

          C.2.24 Loan Agreement between Connecticut Development Authority and CL&P (Pollution Control Bonds - Series B, Tax Exempt Refunding) dated as of September 1, 1993. (Exhibit 4.2.22, 1993 NU Form 10-K, File No. 1-5324)

          C.2.25 Amended and Restated Loan Agreement between Connecticut Development Authority and CL&P (Pollution Control Revenue Bond - 1996A Series) dated as of May 1, 1996 and Amended and Restated as of January 1, 1997. (Exhibit 4.2.24, 1996 NU Form 10-K, File No. 1-5324)

                  C.2.25.1 Amended and Restated Indenture of Trust between Connecticut Development Authority and the Trustee (CL&P Pollution Control Revenue Bond-1996A Series), dated as of May 1, 1996 and Amended and Restated as of January 1, 1997. (Exhibit 4.2.24.1, 1996
                             NU Form 10-K, File No. 1-5324)

                  C.2.25.2   Standby Bond Purchase Agreement among CL&P,
                             Societe Generale, New York Branch and the Trustee, dated January 23, 1997. (Exhibit 4.2.24.2, 1996 NU
                             Form 10-K, File No. 1-5324)

                  C.2.25.3 Amendment No. 1, dated January 21, 1998, to the Standby Bond Purchase Agreement, dated January 23, 1997. (Exhibit 4.2.24.3, 1997 NU Form 10-K, File
                             No. 1-5324)

                  C.2.25.4 Amendment No. 2, dated December 9, 1998 to the Standby Bond Purchase Agreement, dated January 23, 1997. (Exhibit 4.2.25.14, 1998 NU Form 10-K File,
                             No. 1-5324)

                  C.2.25.5 AMBAC Municipal Bond Insurance Policy issued by the Connecticut Development Authority (CL&P Pollution Control Revenue Bond-1996A Series), effective January 23, 1997. (Exhibit 4.2.24.3, 1996 NU Form 10-K, File No. 1-5324)

          C.2.26 Amended and Restated Limited Partnership Agreement (CL&P Capital, L.P.) among CL&P, NUSCO and the persons who became limited partners of CL&P Capital, L.P. in accordance with the provisions thereof dated as of January 23, 1995 (MIPS). (Exhibit A.1 (Execution Copy), File No. 70-8451)

          C.2.27 Indenture between CL&P and Bankers Trust Company, Trustee (Series A Subordinated Debentures), dated as of January 1, 1995 (MIPS). (Exhibit B.1 (Execution Copy), File No. 70-8451)

          C.2.28 Payment and Guaranty Agreement of CL&P dated as of January 23, 1995 (MIPS). (Exhibit B.3 (Execution Copy), File No. 70-8451)

   C.3    Public Service Company of New Hampshire

          C.3.1 First Mortgage Indenture dated as of August 15, 1978 between PSNH and First Fidelity Bank, National Association, New Jersey, Trustee. (Composite including all ten amendments to May 16, 1991)(Exhibit 4.4.1, 1992 NU Form 10-K, File No.
                  1-5324)

                  C.3.1.1 Tenth Supplemental Indenture dated as of May 1, 1991 between PSNH and First Fidelity Bank, National Association. (Exhibit 4.1, PSNH Current Report on Form 8-K dated February 10, 1992, File No. 1-6392)

          C.3.2 Revolving Credit Agreement, dated as of April 23, 1998 (includes an Assignment and Security Agreement related to Accounts Receivable). (Exhibit 4.3.2, 1998 NU Form 10-K, File No. 1-5324)

          C.3.3 Series A (Tax Exempt New Issue) PCRB Loan and Trust Agreement dated as of May 1, 1991. (Exhibit 4.2, PSNH Current Report on Form 8-K dated February 10, 1992, File No. 1-6392)

          C.3.4 Series B (Tax Exempt Refunding) PCRB Loan and Trust Agreement dated as of May 1, 1991. (Exhibit 4.3, PSNH Current Report on Form 8-K dated February 10, 1992, File No. 1-6392)

          C.3.5 Series C (Tax Exempt Refunding) PCRB Loan and Trust Agreement dated as of May 1, 1991. (Exhibit 4.4, PSNH Current Report on Form 8-K dated February 10, 1992, File No. 1-6392)

          C.3.6 Series D (Taxable New Issue) PCRB Loan and Trust Agreement dated as of May 1, 1991. (Exhibit 4.5, PSNH Current Report on Form 8-K dated February 10, 1992, File No. 1-6392)

                  C.3.6.1 First Supplement to Series D (Tax Exempt Refunding Issue) PCRB Loan and Trust Agreement dated as of December 1, 1992. (Exhibit 4.4.5.1, 1992 NU Form 10-K, File No. 1-5324)

                  C.3.6.2 Second Supplement to Series D PCRB Loan and Trust Agreement dated as of May 1, 1995. (Exhibit 4.3.6.2, 1998 NU Form 10-K, File No. 1-5324)

                  C.3.6.3 Second Series D (May 1, 1991 Taxable New Issue) PCRB Letter of Credit and Reimbursement Agreement dated as of April 23, 1998. (Exhibit 4.3.6.3, 1998 NU Form 10-K, File 1-5324)

          C.3.7 Series E (Taxable New Issue) PCRB Loan and Trust Agreement dated as of May 1, 1991. (Exhibit 4.6, PSNH Current Report on Form 8-K dated February 10, 1992, File No. 1-6392)

                  C.3.7.1 First Supplement to Series E (Tax Exempt Refunding Issue) PCRB Loan and Trust Agreement dated as of December 1, 1993. (Exhibit 4.3.8.1, 1993 NU Form 10-K, File No. 1-5324)

                  C.3.7.2 Second Supplement to Series E PCRB Loan and Trust Agreement dated as of May 1, 1995. (Exhibit 4.3.7.2, 1998 NU Form 10-K, File No. 1-5324)

                  C.3.7.3 Amended and Restated Second Series E (May 1, 1991 Taxable New Issue) PCRB Letter of Credit and Reimbursement Agreement dated as of April 23, 1998. (Exhibit 4.3.7.4, 1998 NU Form 10-K File No. 1-5324)

   C.4    Western Massachusetts Electric Company

          C.4.1 First Mortgage Indenture and Deed of Trust between WMECO and Old Colony Trust Company (now The First National Bank of Boston), Trustee, dated as of August 1, 1954. (Exhibit 4.4.1, 1993 NU Form 10-K, File No. 1-5324)

          Supplemental Indentures thereto dated as of:

          C.4.2 October 1, 1954. (Exhibit 4.4.2, 1998 NU Form 10-K, File No. 1-5324)

          C.4.3   March 1, 1967.  (Exhibit 4.4.3, 1997 NU Form 10-K, File No.
                  1-5324)

          C.4.4   July 1, 1973.  (Exhibit 2.10, File No. 2-68808)

          C.4.5   December 1, 1992.  (Exhibit 4.15, File No. 33-55772)

          C.4.6   January 1, 1993.  (Exhibit 4.5.13, 1992 NU Form 10-K, File
                  No. 1-5324)

          C.4.7   March 1, 1994.  (Exhibit 4.4.12, 1993 NU Form 10-K, File No.
                  1-5324)

          C.4.8   May 1, 1997.  (Exhibit 4.11, File No. 33-51185)

          C.4.9   July 1, 1997.  (Exhibit 4.4.10, 1997 NU form 10-K, File No.
                  1-5324)

          C.4.10  May 1, 1998.  (Exhibit 4.4.10, 1998 NU Form 10-K, File No.
                  1-5324)

          C.4.11  May 1, 1998.  (Exhibit 4.4.11, 1998 NU Form 10-K File No.
                  1-5324)


          C.4.12 Loan Agreement between Connecticut Development Authority and WMECO (Pollution Control Bonds - Series A, Tax Exempt Refunding) dated as of September 1, 1993. (Exhibit 4.4.13, 1993 NU Form 10-K, File No. 1-5324)

   C.5    North Atlantic Energy Corporation

          C.5.1 First Mortgage Indenture and Deed of Trust between NAEC and United States Trust Company of New York, Trustee, dated as of June 1, 1992. (Exhibit 4.6.1, 1992 NU Form 10-K, File No. 1-5324)

          C.5.2 Term Credit Agreement dated as of November 9, 1995. (Exhibit 4.5.2, 1995 NU Form 10-K, File No. 1-5324)

   C.6    Northeast Nuclear Energy Company

          C.6.1 Millstone Technical Building Note Agreement dated as of December 21, 1993 by and between The Prudential Insurance Company of America and NNECO. (Exhibit 10.28, 1993 NU Form 10-K, File No. 1-5324)

   C.7    Holyoke Water Power Company

          C.7.1 Loan Agreement between City of Holyoke, Massachusetts, acting by and through its Industrial Development Financing Authority, and Holyoke Water Power Company, dated as of November 1, 1988 (Pollution Control Bonds). (Exhibit C.4.8, 1989 NU Form U5S, File No. 30-246)

          C.7.2 Loan and Trust Agreement between Massachusetts Industrial Finance Authority and Holyoke Water Power Company, dated as of December 1, 1992. (Exhibit C.7.2, 1992 NU Form U5S, File No. 30-246)

          C.7.3 Loan Agreement between Massachusetts Industrial Finance Authority and Holyoke Water Power Company, dated as of December 1, 1990 (Pollution Control Bonds). (Exhibit C.4.3, 1990 NU Form U5S, File No. 30-246)

   C.8    The Rocky River Realty Company

          C.8.1 Note Agreement dated as of June 1, 1973 by and between The Rocky River Realty Company (RRR) and the Purchasers named therein (the 7-7/8% Note Agreement), including the Several Guarantee of CL&P, HELCO, and WMECO of RRR's 7-7/8% Note Agreement. (File No. 70-4637)

          C.8.2   Note Agreement dated April 14, 1992, by and between The
                  Rocky River Realty Company (RRR) and Purchasers named therein (Connecticut General Life Insurance Company, Life Insurance Company of North America, INA Life Insurance Company of New York, Life Insurance Company of Georgia), with respect to RRR's sale of $15 million of guaranteed senior secured notes due 2007 and $28 million of guaranteed senior secured notes due 2017. (Exhibit 10.52, 1992 NU Form 10-K, File No. 1-5324)

          C.8.3 Amendment to Note Agreement, dated September 26, 1997. (Exhibit 10.3.1, 1997 NU Form 10-K, File No. 1-5324)

          C.8.4 Note Guaranty dated April 14, 1992 by Northeast Utilities pursuant to Note Agreement dated April 14, 1992 between RRR and Note Purchasers, for the benefit of The Connecticut National Bank as Trustee, the Purchasers and the owners of the notes. (Exhibit 10.52.1, 1992 NU Form 10-K, File No. 1-5324)

          C.8.5 Extension of Note Guaranty, dated September 26, 1997. (Exhibit 10.31.2.1, 1997 NU Form 10-K, File No. 1-5324)

          C.8.6 Assignment of Leases, Rents and Profits, Security Agreement and Negative Pledge, dated as of April 14, 1992 among RRR, NUSCO and The Connecticut National Bank as Trustee, securing notes sold by RRR pursuant to April 14, 1992 Note Agreement. (Exhibit 10.52.2, 1992 NU Form 10-K, File No. 1-5324)

          C.8.7 Modification of and Confirmation of Assignment of Leases, Rents and Profits, Security Agreement and Negative Pledge, dated as of September 26, 1997. (Exhibit 10.31.3.1, 1997 NU Form 10-K, File No. 1-5324)

          C.8.8 Purchase and Sale Agreement, dated July 28, 1997 by and between RRR and the Sellers and Purchasers named therein. (Exhibit 10.31.4, 1997 NU Form 10-K, File No. 1-5324)

          C.8.9 Purchase and Sale Agreement, dated September 26, 1997 by and between RRR and the Purchaser named therein. (Exhibit 10.31.5, 1997 NU Form 10-K, File No. 1-5324)

   C.9    Southwest HEC Energy Services, L.L.C.

          C.9.1 Promissory Note of Southwest HEC Energy Services, L.L.C. to Arizona Public Service Company, dated December 7, 1995. (Exhibit C.9.1, 1995 NU Form U5S, File No. 30-246)

   C.10   CL&P Receivables Corporation

          C.10.1 Receivables Purchase and Sale Agreement (CL&P and CL&P Receivables Corporation), dated as of September 30, 1997. (Exhibit 10.49, 1997 NU Form 10-K, File No. 1-5324)

          C.10.2 Amendment to Exhibit C.10.1 dated September 29, 1998. (Exhibit 10.49.1, 1998 NU Form 10-K, File No. 1-5324)

          C.10.3 Purchase and Contribution Agreement (CL&P and CL&P Receivables Corporation), dated as of September 30, 1997. (Exhibit 10.49.1, 1997 NU Form 10-K, File No. 1-5324)

   C.11   WMECO Receivables Corporation

          C.11.1 Receivables Purchase Agreement (WMECO and WMECO Receivables Corporation), dated as of May 22, 1997. (Exhibit No. 10.50, 1997 NU Form 10-K, File No. 1-5324)

          C.11.2 Purchase and Sale Agreement (WMECO and WMECO Receivables Corporation), dated as of May 22, 1997. (Exhibit No. 10.50.1, 1997 NU Form 10-K, File No. 1-5324)

   D.1 Amended and Restated Tax Allocation Agreement, dated as of January 1, 1990. (Exhibit D, 1994 NU Form U5S, File No. 30-246)

   D.2 First Amendment, dated as of October 26, 1998, to the Amended and Restated Tax Allocation Agreement, dated as of January 1, 1990. (Exhibit D, Amendment No. 2 to 1997 NU Form U5S, File No. 30-246)

   *      G.  Financial Data Schedules

              G.1  Financial Data Schedule of NU.

              G.2  Financial Data Schedule of CL&P.

              G.3  Financial Data Schedule of WMECO.

              G.4  Financial Data Schedule of PSNH.

              G.5  Financial Data Schedule of NAEC.

              G.6  Financial Data Schedule of HWP.

              G.7  Financial Data Schedule of HP&E.

   *      H.  Organizational chart showing the relationship of foreign utility companies to the other NU system companies.

   *      I.  Audited 1998 financial reports of the following foreign utility company:

                  - Ave Fenix Energia, S.A.




Item 10   Exhibit H



Information included in Item 1, "System Companies and Investments Therein" provides the relationship of all system companies. The following shows the relationship of the foreign utility companies:


Northeast Utilities (Parent Company)

-   Charter Oak Energy, Inc. (100% owned by Northeast Utilities)

       -   COE Argentina II Corp. (100% owned by Charter Oak Energy, Inc.)

       -   COE Ave Fenix Corporation (100% owned by Charter Oak Energy, Inc.)

       -   COE Development Corporation (100% owned by Charter Oak Energy, Inc.)





ITEM 10.  Exhibit I


                         Ave Fenix Energia S.A.
                  Balance Sheet at December 31, 1998
                              (Audited)


                                                         In pesos
ASSETS
CURRENT ASSETS
Cash and banks                                         2,266,056.72
Trade receivables                                      3,782,582.88
Other receivables                                      2,802,540.76
Total current assets                                   8,851,179.86
NONCURRENT ASSETS
Other receivables                                     15,524,337.95
Fixed assets                                          67,991,184.83
Intangible assets                                      1,002,477.97
Total noncurrent assets                               84,518,000.75
Total assets                                          93,369,180.61
LIABILITIES
CURRENT LIABILITIES
Accounts payable                                       2,488,560.54
Financial loans                                          400,000.00
Taxes                                                      3,733.96
Payroll and social security                               10,427.77
Other debt                                                87,482.36
Total current liabilities                              2,990,204.63
NONCURRENT LIABILITIES
Financial loans                                       42,200,000.08
Other liabilities                                      3,717,544.04
Total noncurrent liabilities                          45,917,544.12
Total liabilities                                     48,907,748.75
SHAREHOLDER'S EQUITY (as per respective statement)    44,461,431.86
Total                                                 93,369,180.61




 ITEM 10.  Exhibit I


                             Ave Fenix Energia S.A.
            Statement of Income  for the year ended December 31, 1998
                                  (Audited)


                                                        In pesos

Sales of Electricity                                  19,000,784.34
Cost of electricity sold                             (21,996,277.67)
Administrative expenses                               (1,113,946.48)
Selling expenses                                         (19,184.93)
Other income                                             210,559.63
Tax on minimum notional income                          (942,988.13)
Financial and holding results                         (3,226,606.86)
Net loss                                              (8,087,660.10)






Item 10.  Exhibit  I

                           Ave Fenix Energia S.A.

        Statement of Changes in Shareholders' Equity for the year ended
                              December 31, 1998
                                  (Audited)


                                                              Unappropriated
                                  Shares       Irrevocable       Retained
                                Outstanding   Contributions      Earnings          Total
                                                         (in pesos)

Balances at January 1, 1998     320,000.00    57,592,757.27   (7,863,665.31)   50,049,091.96

Irrevocable contributions
received during the year            -         2,500,000.00           -          2,500,000.00

Net loss as per statement of
income                              -                  -      (8,087,660.10)   (8,087,660.10)

Balances at December 31, 1998   320,000.00   60,092,757.27   (15,951,325.41)   44,461,431.86







Item 10.  Exhibit I

                             Ave Fenix Energia S.A.
           Statement of Changes in Working Capital for the year ended
                               December 31, 1998
                                   (Audited)


                                                        (in pesos)
CHANGES IN WORKING CAPITAL
Working capital at the beginning of year               5,807,630.30
Increase in current assets                               768,153.89
Increase in current liabilities                         (714,808.98)
Increase in working capital                               53,344.93
Working capital at the end of year                     5,860,975.23
CAUSES OF CHANGES IN WORKING CAPITAL
Net loss                                              (8,087,660.10)
Add:  Expenses not requiring working capital
      Fixed asset depreciation for the year            3,516,691.88
      Intangible asset amortization                      727,230.01
      Setting-up of the provision for equipment repair
      and maintenance expenses                         1,489,038.04
Working capital generated in ordinary operations      (2,354,700.17)
Other uses
Fixed asset purchase                                     (49,695.95)
Decrease in long-term loans                             (399,999.92)
                                                        (449,695.87)
Total uses                                            (2,804,396.06)
Sources
Book value of fixed asset deletions                       71,355.66
Shareholders' contributions                            2,500,000.00
Decrease in other noncurrent receivables                 286,385.31
Total sources                                          2,857,740.97
increase in working capital                               53,344.93